Exhibit 10.1

EXECUTION COPY

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of August 6, 2015

among

ALPHA NATURAL RESOURCES, INC.,

a Debtor and Debtor-in-Possession

under Chapter 11 of the Bankruptcy Code,

as Borrower,

THE SUBSIDIARIES OF ALPHA NATURAL

RESOURCES, INC. PARTY HERETO,

each Debtor and Debtor-in-Possession under Chapter 11

of the Bankruptcy Code, as Guarantors,

THE LENDERS PARTY HERETO,

THE ISSUING BANKS PARTY HERETO,

CITIBANK, N.A.,

as Administrative Agent and as Collateral Agent,

and

CITIGROUP GLOBAL MARKETS INC.,

as Sole Lead Arranger and Sole Book Manager

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INDEX OF EXHIBITS

Exhibit A	Administrative Questionnaire
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Joinder Agreement
Exhibit E	[Reserved]
Exhibit F-1 – F-4	Forms of United States Tax Compliance Certificate
Exhibit G	[Reserved]
Exhibit H	Form of 13-Week Projection
Exhibit I	[Reserved]
Exhibit J	Form of Interim Order
Exhibit K-1-K-2	Form of Notes

INDEX OF SCHEDULES

Schedule 1.01(a)	Term Loan Commitments (Agent)
Schedule 1.01(b)	Revolving Facility Commitments (Agent)
Schedule 1.01(e)	Pre-Petition Letters of Credit
Schedule 2.01	Revolving Lender Applicable Percentage (Agent)
Schedule 2.05(a)	Issuing Banks (Agent)
Schedule 2.23	Future ABL Facility Terms (Agent)
Schedule 3.04	Governmental Approvals
Schedule 3.07(a)	Material Real Property
Schedule 3.07(c)	Certain Mining Claims
Schedule 3.07(d)	Intellectual Property
Schedule 3.07(e)	Condemnation Proceedings
Schedule 3.07(f)	Certain Real Property Option Rights
Schedule 3.07(g)	Restricted Subsidiaries
Schedule 3.07(h)	Subscriptions
Schedule 3.08(a)	Litigation
Schedule 3.08(b)	Violations
Schedule 3.12	Taxes
Schedule 3.15	Environmental Matters
Schedule 3.15(vii)	Underground Storage Tanks
Schedule 3.19	Labor Matters
Schedule 3.20	Insurance
Schedule 6.05	Permitted Dispositions

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SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of August 6, 2015 (this “Agreement”), among ALPHA NATURAL RESOURCES, INC., a Delaware corporation and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), the SUBSIDIARY GUARANTORS party hereto from time to time, each a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, the LENDERS party hereto from time to time, the ISSUING BANKS party hereto from time to time, CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, and CITIGROUP GLOBAL MARKETS INC., as sole lead arranger and sole book manager (in such capacity, the “Lead Arranger”).

W I T N E S S E T H :

WHEREAS, on August 3, 2015 (the “Petition Date”), the Borrower and each of the Subsidiary Guarantors (collectively, and together with any other Affiliates that become debtors in the Cases, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (the case of the Borrower and the Subsidiary Guarantors, each a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, the Borrower has requested that the Lenders provide them with (i) a future revolving credit facility of an initial aggregate principal amount not to exceed $200,000,000 under this Agreement (provided, that this facility shall be provided, if at all, only on and after the Revolving Facility Effective Date), (ii) a term loan facility in an aggregate principal amount not to exceed $300,000,000 under this Agreement, (iii) a last-out letter of credit replacement facility, in an aggregate undrawn amount of approximately $192,000,000 under the Second Out Facility and (iv) a bonding accommodation facility, all or a portion of which may take the form of the issuance of Letters of Credit under this Agreement secured by cash collateral. All of the Borrower’s obligations under the Facilities are to be guaranteed by the Subsidiary Guarantors. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

WHEREAS, the respective priorities of the Facilities with respect to the Collateral shall be as set forth in the Interim Order and the Final Order, in each case upon entry thereof by the Bankruptcy Court, and in the Security and Intercreditor Agreement.

WHEREAS, all of the claims and the Liens granted under the Orders and the Loan Documents to the Administrative Agent and the Lenders in respect of the Term Facility and Revolving Facility shall be subject to the Fees Carve-Out and, solely with respect to the Term Facility, the Bonding Carve-Out.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“13-Week Projection” shall mean a projected statement of sources and uses of cash for the Borrower and its Subsidiaries on a weekly basis for the following 13 calendar weeks, including the anticipated uses of the Facilities and the Second Out Facility for each week during such period, in substantially the form of Exhibit H hereto. As used herein, “13-Week Projection” shall initially refer to Exhibit H and, thereafter, the most recent 13-Week-Projection delivered by the Borrower in accordance with Section 5.04(l).

“2015 Senior Convertible Notes” shall mean the Borrower’s 3.25% Senior Convertible Notes due 2015.

“2017 Senior Convertible Notes” shall mean the Borrower’s 3.75% Senior Convertible Notes due 2017 in an aggregate principal amount of $345 million issued on May 13, 2013.

“2018 Senior Notes” shall mean the Borrower’s 9.75% Senior Notes due 2018 in an aggregate principal amount of $500 million issued on October 11, 2012.

“2019 Senior Notes” shall mean the Borrower’s 6.0% Senior Notes due 2019 in an aggregate principal amount of $800 million issued on June 1, 2011.

“2020 Senior Convertible Notes” shall mean the Borrower’s 4.875% Senior Convertible Notes due 2020.

“2020 Second Lien Notes” shall mean (i) the Borrower’s 7.5% Senior Secured Second Lien Notes due 2021 in an aggregate principal amount of $500,000,000 issued on May 20, 2014 and (ii) the Borrower’s 7.5% Senior Secured Notes due in 2021 in an aggregate principal amount of $213,647,000 issued on March 23, 2015.

“2021 Senior Notes” shall mean the Borrower’s 6.25% Senior Notes due 2021 in an aggregate principal amount of $700 million issued on June 1, 2011.

“A/R Facility” shall mean the credit facility provided pursuant to the terms of the A/R Facility Agreement.

“A/R Facility Agreement” means, that Credit and Security Agreement dated as of September 19, 2014 by and among Receivables SPV, as borrower, the financial institutions party thereto from time to time as lenders, and General Electric Capital Corporation, as administrative agent, as amended prior to the Petition Date.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acceptable Reorganization Plan” shall mean a Reorganization Plan that (i) provides for the termination of the Commitments and the payment in full in cash of the Obligations under the Loan Documents and the Second Out Facility (if any) (other than contingent indemnification obligations not yet due and payable) on the Consummation Date of such Reorganization Plan, (ii) provides for the payment in full in cash and the discharge of the obligations under the Existing Credit Agreement on the Consummation Date of such Reorganization Plan and (iii) provides for releases of the Agents, the Lenders, the Issuing Banks, the Existing Credit Agreement Agent, the Existing Credit Agreement Lenders, the Existing Second Lien Notes Trustee, and the holders of the notes issued under the Existing Second Lien Indentures, and each of their respective Representatives, from any and all claims against Agents, the Lenders, the Issuing Banks, the Existing Credit Agreement Agent, the Existing Credit Agreement Lenders, the Existing Second Lien Notes Trustee, and the holders of the notes issued under the Existing Second Lien Indentures in connection with this Agreement, the Existing Credit Agreement, and the Second Lien Notes Indentures in a manner consistent with the stipulations set forth in the Interim Order and to the fullest extent permitted by the Bankruptcy Code and applicable law.

“Account” has the meaning specified in the UCC.

“Account Debtor” shall mean a Person obligated on an Account.

“Additional Credit” shall have the meaning specified in Section 4.02(b).

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves applicable to such Eurocurrency Borrowing, if any; provided that, solely with respect to the Term Loans, the Adjusted LIBO Rate shall be deemed to not be less than 1.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A to this Agreement.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent Parties” shall have the meaning assigned to such term in Section 11.17(c).

“Agent Sweep Account” shall have the meaning specified in Section 2.20(b).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreed Business Plan” shall have the meaning assigned to such term in Section 5.17(a).

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) Citibank, N.A.’s Base Rate, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate for a 30-day interest period as determined on such day, plus 1.0%; provided that, solely with respect to the Term Loans, the Alternate Base Rate shall be deemed to not be less than 2.00% per annum. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21(a).

“Applicable Margin” shall mean (i) a percentage per annum to be agreed by the Borrower and the Revolving Facility Lenders, in the case of Eurocurrency Revolving Loans, (ii) a percentage per annum to be agreed by the Borrower and the Revolving Facility Lenders, in the case of Base Rate Revolving Loans, (iii) 9.00% per annum, in the case of Eurocurrency Term Loans and (iv) 8.00% per annum, in the case of Base Rate Term Loans.

“Applicant Party” shall mean, with respect to any Letter of Credit issued hereunder, the applicable Loan Party requesting issuance of such Letter of Credit.

“Applicable Percentage” means, with respect to any Revolving Lender with respect to the Revolving Facility, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Facility Lender’s Revolving Facility Commitment at such time (or, if the Revolving Facility Commitment of each Revolving Facility Lender shall have been terminated or expired, then the percentage of Revolving Facility Credit Exposures represented by the aggregate Outstanding Amount of such Revolving Facility Lender’s Revolving Facility Loans and Revolving L/C Exposure). The initial Applicable Percentage of each Revolving Facility Lender in respect of the Revolving Facility is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Revolving Facility Lender becomes a party hereto, as applicable.

“Approved Fund” shall have the meaning assigned to such term in Section 11.04(b).

“As-Extracted Collateral” has the meaning specified in the UCC.

“Asset Disposition” shall mean any sale, transfer or other disposition by the Borrower or any of the Restricted Subsidiaries to any person other than the Borrower or any other Loan Party of any asset or group of related assets, including but not limited to Equity Interests of any Subsidiary and including any sale, transfer or other disposition of any Real Property, in one or a series of related transactions; provided that Asset Disposition shall not include any sale, transfer or other disposition of (x) inventory, surplus, obsolete or worn-out equipment, assets determined by management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower and its Restricted Subsidiaries, Permitted Investments, all in the ordinary course of business, or (y) unrestricted cash, cash equivalents or Permitted Investments of the Borrower or any of the Restricted Subsidiaries.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required by such assignment and acceptance), in the form of Exhibit B to this Agreement or such other form as shall be approved by the Administrative Agent.

“Automatic Rejection Date” shall mean, with respect to any particular lease, the final day of the 120-day period (or, if extended by the Bankruptcy Court, 210-day period or such other date as the Bankruptcy Court may order) provided for in Section 365(d)(4) of the Bankruptcy Code for the Loan Parties to assume leases in the Cases.

“Availability Block” shall mean an amount equal to 10% of the total Revolving Facility Commitments (inclusive of any Revolving Facility Increase Commitments) at any time.

“Available Unused Revolving Facility Commitment” shall mean, with respect to a Revolving Facility Lender, at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Available Unused Term Facility Commitment” shall mean, with respect to a Term Loan Lender, at any time, an amount equal to the amount by which (a) the Term Facility Commitment of such Term Loan Lender at such time exceeds (b) aggregate outstanding principal amount of such Term Loan Lender’s Term Loans at such time.

“Avoidance Action” shall mean the Debtors’ claims and causes of action under Sections 502(d), 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other avoidance actions under the Bankruptcy Code and the proceeds thereof and property received thereby whether by judgment, settlement or otherwise.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Virginia or any other court having jurisdiction over the Cases from time to time.

“Base Rate” shall mean the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25% to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank, N.A. on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, N.A. from three New York certificate of deposit dealers of recognized standing selected by Citibank, N.A., by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank, N.A. in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank, N.A. for determining the then current annual assessment payable by Citibank, N.A. to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. Dollar deposits in the United States.

“Blocked Account Agreement” shall have the meaning specified in Section 2.20(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person or any authorized committee thereof, (ii) in the case of any limited liability company, the board of managers of such Person or any authorized committee thereof, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person or any authorized committee thereof and (iv) in any other case, the functional equivalent of the foregoing.

“Bonding Accommodation Facility” shall mean the bonding accommodation facility provided (or permitted to exist) hereunder consisting of (i) the Bonding Carve-Out and (ii) the Bonding Facility Letters of Credit.

“Bonding Accommodation Cap” shall mean $100,000,000 or such greater amount as agreed in writing by the Required Lenders.

“Bonding Beneficiary” any Governmental Authority that is or would be a beneficiary of any surety bond, letter of credit or other financial assurance that is the subject of a Bonding Request.

“Bonding Carve-Out” a carve-out from the Term Facility Collateral in respect of the Bonding Superpriority Claim Amount with Superpriority Claim status, and not subject to the Fees Carve-Out, entitling the authority making any applicable Bonding Request to receive proceeds of Term Facility Collateral first in priority before distribution to any Lender.

“Bonding Facility Letter of Credit” shall mean any irrevocable letter of credit issued pursuant to Section 2.05(a), which letter of credit shall be (i) a standby letter of credit, (ii) denominated in Dollars and (iii) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent; provided that, a Bonding Facility Letter of Credit shall be issued only in connection with the Bonding Accommodation Facility.

“Bonding Facility Letter of Credit Account” shall mean the account established by the Administrative Agent for the benefit of the Borrower pursuant to Section 2.04(a) under the sole and exclusive control of the Administrative Agent.

“Bonding Facility Letter of Credit Deposit Amount” shall mean, at any time, the total amount on deposit in the Bonding Facility Letter of Credit Account pursuant to the terms of this Agreement. The Bonding Facility Letter of Credit Deposit Amount may be reduced or otherwise adjusted from time in accordance with the terms of this Agreement.

“Bonding Issuing Bank Fees” shall have the meaning set forth in Section 2.12(c).

“Bonding L/C Collateral” means cash collateral deposited in the Bonding Facility Letter of Credit Account and any interest thereon.

“Bonding L/C Disbursement” shall mean a payment or disbursement made by the Bonding L/C Issuing Bank, including, for the avoidance of doubt, a payment or disbursement made by the Bonding L/C Issuing Bank pursuant to a Bonding Facility Letter of Credit upon or following the reinstatement of such Bonding Facility Letter of Credit.

“Bonding L/C Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn face amount of all Bonding Facility Letters of Credit then outstanding, plus (ii) all amounts theretofore drawn under Bonding Facility Letters of Credit and not yet reimbursed.

“Bonding L/C Issuing Bank” shall have the meaning given to such term in the definition of “Issuing Bank”.

“Bonding Requests” shall mean any demand, request or requirement of any Governmental Authority for any surety bond, letter of credit or other financial assurance pursuant to any Mining Law, Reclamation Law or Environmental Law, or any related Permit, in each case, to the extent such surety bond, letter of credit or other financial assurance is to satisfy or replace an amount for which the Borrower or any of its Subsidiaries is self-bonded as of the Effective Date.

“Bonding Superpriority Claim” shall mean a Superpriority Claim, granted solely in favor of a Bonding Beneficiary to satisfy a Bonding Request.

“Bonding Superpriority Claim Amount” shall mean, at any time, the aggregate amount of all Bonding Superpriority Claims granted on or following the Petition Date and at or prior to such time.

“Borrower” shall have the meaning assigned to it in the recitals hereof.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of an ABR Revolving Facility Borrowing, $1 million and (b) in the case of a Eurocurrency Revolving Facility Borrowing, $5 million.

“Borrowing Multiple” shall mean in the case of a Revolving Facility Borrowing, $1 million.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C to this Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Expenditures” shall mean, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset that are or are required to be included as capital expenditures on a consolidated statement of cash flows of such Person (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased substantially concurrently with the trade-in of existing equipment or with insurance proceeds shall be included in the calculation of Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment in respect of the equipment being traded in at such time, the proceeds of such asset sale or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Case” or “Cases” shall have the meaning specified in the recitals hereof.

“Cash Collateral” shall have the meaning specified in the Interim Order or the Final Order, as applicable.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Management Agreement” shall mean any agreements to provide cash management services, including treasury, depositary, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean (a) a Revolving Facility Lender or an Affiliate of a Revolving Facility Lender that is a party to a Secured Cash Management Agreement on the Effective Date or (b) any Person that, at the time it enters into a Secured Cash Management Agreement, is a Revolving Facility Lender or an Affiliate of a Revolving Facility Lender, in each case in its capacity as a party to such Secured Cash Management Agreement.

“Casualty and Condemnation Award” shall mean casualty insurance settlements and condemnation awards resulting from any loss, damage, destruction or condemnation of any assets of the Borrower or any Restricted Subsidiary.

A “Change in Control” shall be deemed to occur if:

(a) at any time, a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall be occupied by persons who were neither (A) nominated by the Board of Directors of the Borrower or (B) appointed by directors so nominated; or

(b) any “person” or “group” (each as used in Sections 13(d) and 14(d) of the Exchange Act as in effect on Effective Date) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act as in effect on Effective Date), directly or indirectly, in the aggregate Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, treaty, rule or regulation after Effective Date, (b) any change in law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 11.09.

“Class” shall mean (a) when used with respect to Lenders, shall refer to whether such Lenders are Revolving Facility Lenders or Term Loan Lenders, (b) when used with respect to Commitments, shall refer to whether such Commitments are Revolving Facility Commitments or Term Loan Commitments, (c) when used with respect to Loans or a Borrowing, shall refer to whether such Loans, or the Loans comprising such Borrowing, are Terms Loans or Revolving Facility Loans, and (d) when used with respect to Letters of Credit, shall refer to whether such Letters of Credit are R/C Letters of Credit, Term Facility Letters of Credit or Bonding Facility Letters of Credit. For the avoidance of doubt, the term “Class” is not intended to imply consent to separate classification, as that term is used in the Bankruptcy Code.

“Coal” shall mean all types of solid naturally occurring hydrocarbons (other than oil shale or Gilsonite), including without limitation, bituminous and sub-bituminous coal, and lignite.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document or in the Interim Order or the Final Order and all other assets that become subject to the Liens created by the Security Documents from time to time, the Interim Order or the Final Order, and shall also include the Mortgaged Properties; provided that Collateral shall not include Excluded Assets.

“Collateral Agent” shall have the meaning given such term in the introductory paragraph of this Agreement.

“Collateral Substitution Agreement” means the Collateral Substitution, Release and Conveyance Agreement by and among the Receivables Agent, the Receivables SPV and the other parties thereto, substantially in the form delivered to the Administrative Agent prior to the Petition Date, with such modifications thereto as are reasonably satisfactory to the Administrative Agent.

“Collateral Substitution Deposit Amount” shall have the meaning set forth in Section 6.03(d).

“Collection Account” has the meaning set forth in Section 2.20(a).

“Commitment Fee” has the meaning set forth in Section 2.12.

“Commitments” shall mean, with respect to any Lender, such Lender’s Revolving Facility Commitment and/or Term Loan Commitment, as the context may require.

“Committee Monthly Cap” shall have the meaning given to such term in the definition of Fees Carve-Out.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 11.17(a).

“Consolidated Liquidity” shall mean, on any date, the aggregate amount of (w) all unrestricted cash and Permitted Investments (but excluding any Qualified Cash included in the Borrowing Base (for the avoidance of doubt, disregarding the proviso to the definition of “Borrowing Base”) on or after the Revolving Facility Effective Date), (w) all Bonding L/C Collateral, (x) all Term L/C Collateral, (y) the Collateral Substitution Deposit Amount and (z) the aggregate Fair Market Value of the Equity Interests of Rice Energy Inc., in each case of or held by the Loan Parties on a consolidated basis on such date; provided, that the Borrower shall be permitted to add back to Consolidated Liquidity the amount of financing fees (including original issue discount) incurred in connection with the establishment and funding of the Facilities.

“Consummation Date” shall mean the date of the substantial consummating (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling,” “Controlled” and “Controls” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.02.

“Creditors’ Committee” shall have the meaning given to such term in the definition of Fees Carve-Out.

“date hereof” shall mean the Effective Date.

“Debtors” shall have the meaning specified in the recitals hereof.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deposit Accounts” shall mean any checking or other demand deposit account.

“Designated Amount” shall have the meaning set forth in Section 11.22(a).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is, or its government is, the subject of any Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan, and Syria).

“Designation Notice” shall have the meaning set forth in Section 11.22(a).

“Disqualified Institution” shall mean all institutions on the “disqualified institutions” list delivered by the Borrower to the Administrative Agent prior to the Petition Date. The list of Disqualified Institutions shall be posted to the Platform.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” shall mean the first date on which all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 or Section 11.08 (as applicable).

“Eligible Assignee” shall mean (a) a Lender, or any affiliate of, or Approved Fund with respect to, a Lender or (b) any commercial bank, insurance company, investment or mutual fund or other entity that extends credit or buys loans in the ordinary course of its business; provided that Eligible Assignee shall not include (i) any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), (ii) any Disqualified Institution or (iii) any Loan Party.

“Embargoed Person” or “Embargoed Persons” shall have the meaning given such term in Section 6.12.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” means any claim, cause of action, investigation or notice by any Person, including any Governmental Authority having jurisdiction, alleging any potential or resulting in any liability or costs (including liabilities or costs relating to compliance costs, investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, as applicable, or (B) any Environmental Law, Mining Law or Mining Permit, including the alleged or actual violation thereof.

“Environmental Law” shall mean collectively, all laws, including common law, that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, or of natural resources, including (i) to the extent so related, Mining Laws (other than the Mine Safety and Health Act (30 U.S.C. Section 801 et seq.)) and other laws relating to the production of Coal, minerals, oil, natural gas and other hydrocarbons and their constituents, and (ii) all Reclamation Laws, and (b) the generation, handling, treatment, storage, disposal or transportation, the regulation of or exposure to Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”), the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Federal Land Policy and Management Act, 43 U.S.C. §§ 1701 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq. (“RCRA”), the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their state or local counterparts or equivalents.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest; provided that, for the avoidance of doubt, “Equity Interests” shall not include notes convertible or exchangeable into Equity Interests until such conversion and/or exchange.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) a failure to satisfy the minimum standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) a withdrawal by the Borrower, any Subsidiary, or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (e) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA; (f) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to the Borrower or any Subsidiary.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means any payroll, trust and tax withholding accounts funded in the ordinary course of business, and any zero balance disbursement accounts.

“Excluded Assets” shall mean:

(i) any assets to the extent that and for so long as the grant of a security interest therein would violate applicable law or any organizational documents or any contractual or lease provisions or give another party any rights of termination or acceleration or any rights to obtain a Lien to secure obligations owing to such party; provided that this clause (i) will not apply to restrictions overridden by the UCC anti-assignment provisions or by other applicable law or as a result of the cases or, to the extent this clause (i) was applicable because the grant of a security interest would violate applicable law, if there is a change of law that would result in a grant of a security interest no longer violating applicable law; provided, further, that upon the removal of all restrictions specified in this clause (i) or upon such change in law, as may be applicable, the exclusion set forth in this clause (i) shall no longer apply;

(ii) any assets owned directly or indirectly by a Foreign Subsidiary; and

(iii) in excess of 65% of the voting Equity Interests of any Foreign Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by a jurisdiction as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, its applicable lending office in, or doing business in such jurisdiction (other than a business arising or deemed to arise by reason of executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments, receiving or perfecting a security interest under, and/or enforcing any Loan Documents), including, for the avoidance of doubt, any U.S. federal backup withholding tax under Section 3406 of the Code, (b) any branch profits tax under Section 884(a) of the Code, or any similar tax, that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender or Issuing Bank (except in the case of an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. federal withholding tax that is imposed pursuant to law in effect at the time such Lender or Issuing Bank becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender or Issuing Bank (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 2.17(a) or Section 2.17(c), (d) any withholding tax that is attributable to such recipient’s failure to comply with Section 2.17(e) and (e) any U.S. federal withholding tax imposed under FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.21(a).

“Existing Credit Agreement” shall mean that certain Fifth Amended and Restated Credit Agreement, as amended and restated as of September 24, 2014, among, inter alios, the Borrower, the lenders named therein (the “Existing Credit Agreement Lenders”), Citicorp North America, Inc., as administrative agent (the “Existing Credit Agreement Agent”) and collateral agent, and Citigroup Global Markets Inc., as sole lead arranger and sole book manager, as in effect on the Petition Date.

“Existing Credit Agreement Agent” shall have the meaning specified in the definition of Existing Credit Agreement.

“Existing Credit Agreement Lenders” shall have the meaning specified in the definition of Existing Credit Agreement.

“Existing Debt Documents” shall mean the Existing Credit Agreement, the Existing Senior Notes, the Massey Convertible Notes, the Existing Second Lien Indentures and the Existing Second Lien Debt, in each case outstanding on the Petition Date.

“Existing Second Lien Debt” means the 2020 Second Lien Notes outstanding on the Petition Date.

“Existing Second Lien Indentures” shall mean (i) that certain Indenture, dated as of May 20, 2014, by and among the Borrower, the subsidiaries of the Borrower party thereto and Wilmington Trust, National Association, as trustee and collateral agent (the Existing Second Lien Notes Trustee”) and (ii) that certain Indenture, dated as of March 23, 2015, by and among the Borrower, the subsidiaries of the Borrower party thereto and the Existing Second Lien Notes Trustee, as trustee and series B collateral agent, pursuant to which indentures the Borrower issued the 2020 Second Lien Notes.

“Existing Second Lien Notes Trustee” shall have the meaning specified in the definition of Existing Second Lien Indentures.

“Existing Secured Debt” shall mean all (i) obligations owing with respect to the Existing Credit Agreement; (ii) the Existing Second Lien Debt and (iii) obligations owing in respect of the Massey Convertible Notes.

“Existing Senior Note Indenture” shall mean the indenture dated on or about June 1, 2011, among the Borrower and the Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented, or otherwise modified from time to time prior to the Petition Date, and the supplemental indenture or indentures under which the Existing Senior Notes have been issued, among the Borrower and the Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time prior to the Petition Date.

“Existing Senior Notes” shall mean the 2015 Senior Convertible Notes, the 2018 Senior Notes, the 2019 Senior Notes, the 2021 Senior Notes, the 2017 Senior Convertible Notes and the 2020 Senior Convertible Notes.

“Facilities” shall mean the Revolving Facility (if any), the Term Loan Facility, the Term L/C Facility and the Bonding Accommodation Facility to the extent consisting of Bonding Facility Letters of Credit, and “Facility” means any of them.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial officer of the Borrower for transactions less than $40 million and (ii) the Board of Directors of the Borrower (unless otherwise provided in this Agreement) for transactions valued at, or in excess of, $40 million.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent that it is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code.

“FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter dated as of the July 30, 2015 by and among the Borrower and Citigroup Global Markets Inc., as amended from time to time.

“Fees” shall mean the Commitment Fees, the Term Loan Termination Fee, the Term Upfront Fee, the R/C L/C Participation Fee, the R/C Issuing Bank Fees, the Bonding Issuing Bank Fees, the Term Issuing Bank Fees and the Administrative Agent Fees.

“Fees Carve-Out” shall mean an amount equal to the sum of (i) all fees required to be paid to the clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) fees and expenses of up to $75,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); and (iii) allowed and unpaid claims for unpaid fees, costs, and expenses (the “Professional Fees”) incurred by persons or firms retained by the Debtors or the official committee of unsecured creditors in the Cases (the “Creditors’ Committee”), if any, whose retention is approved by the Bankruptcy Court pursuant to section 327, 328 or 1103 of the Bankruptcy Code (collectively, the “Professional Persons”) that are incurred (A) at any time before delivery by the Administrative Agent of a Fees Carve-Out Trigger Notice, whether allowed by the Bankruptcy Court (by interim order or final order) or payable by the Debtors prior to or after delivery of a Fees Carve-Out Trigger Notice (the “Pre-Trigger Date Fees”), subject to any limits imposed by the Interim Order or Final Order or otherwise on Professional Fees permitted to be incurred in connection with any permitted investigations of claims and defenses against any prepetition secured parties; plus (B) after the occurrence (the “Fees Carve-Out Trigger Date”) and during the continuance of an Event of Default and delivery of notice (the “Fees Carve-Out Trigger Notice”) thereof (which may be by email) to the Debtors, the Debtors’ counsel, the United States Trustee, and lead counsel for the Creditors’ Committee, if any, Professional Fees in an aggregate amount not to exceed the amount set forth in the Interim Order or the Final Order, as applicable (the amount set forth in this clause (iii)(B) being the “Post-EoD Fees Carve-Out Amount”); provided, that nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in clauses (iii)(A) or (iii)(B) above, on any grounds. So long as the Carve-Out Trigger Notice shall not have been delivered, the Fees Carve-Out shall not be reduced by the payment of Professional Fees allowed at any time by the Bankruptcy Court (by interim order or final order).

Notwithstanding the foregoing, the Fees Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with (a) the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation (i) against any of the Lenders, the Administrative Agent, the Existing Credit Agreement Agent, the Existing Credit Agreement Lenders, the Existing Second Lien Notes Trustee or the holders of Existing Second Lien Debt (whether in such capacity or otherwise), or (ii) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations and the liens and security interests granted under the Loan Documents, the Existing Credit Agreement or the Existing Second Lien Indentures, including, in each case, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; (b) attempts to modify any of the rights granted to the Lenders or the Administrative Agent; (c) attempts to prevent, hinder or otherwise delay any of the Lenders’ or the Administrative Agent’s assertion, enforcement or realization upon any Collateral in accordance with the Loan Documents and the Final Order other than to seek a determination that an Event of Default has not occurred or is not continuing; or (d) paying any amount on account of any claims arising before the commencement of the Cases unless such payments are approved by an order of the Bankruptcy Court.

For the avoidance of doubt and notwithstanding anything to the contrary herein or in the Orders, the Fees Carve-Out shall be senior to all liens and claims securing the Loan Documents (except with respect to claims of the Bonding L/C Issuing Bank to amounts held in the Bonding Facility Letter of Credit Account and with respect to the Term L/C Issuing Bank to amounts held in the Term Facility Letter of Credit Account), any adequate protection liens, if any, and the superpriority claims, and any and all other liens or claims securing the Facilities (it being understood and agreed that the Fees Carve-Out shall be allocated pro rata among the Revolving Facility Collateral and Term Facility Collateral).

“Fees Carve-Out Trigger Date” shall have the meaning given to such term in the definition of Fees Carve-Out.

“Fees Carve-Out Trigger Date Notice” shall have the meaning given to such term in the definition of Fees Carve-Out.

“Final Order” shall have the meaning specified in Section 4.02(b).

“Final Order Entry Date” shall mean the date on which the Final Order is entered by the Bankruptcy Court.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Lender or Issuing Bank that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Sublimit” shall mean, with respect to each Issuing Bank, in connection with R/C Letters of Credit, the amount set forth on Schedule 2.05 hereto or in the documentation delivered after the date hereof pursuant to which such Person become an Issuing Bank.

“Future ABL Amendment” shall have the meaning set forth in Section 2.23(b).

“Future ABL Facility” shall have the meaning set forth in Section 2.23(a). For the avoidance of doubt, following the Revolving Facility Effective Date, the “Future ABL Facility” shall be the “Revolving Facility” referred to herein.

“Future ABL Order” shall mean a final order of the Bankruptcy Court (as the same may be amended, supplemented, or modified from time to time after entry thereof in accordance with the terms hereof), on terms satisfactory to the Administrative Agent in its sole discretion, approving the modification of the Loan Documents pursuant to the Future ABL Amendment, which Future ABL Order shall (A) not permit any action or amendment that would otherwise be in direct conflict with the express terms of this Agreement unless otherwise agreed by the Required Lenders, and (B) unless waived by the Administrative Agent (except with respect to clause (ii)), among other things (i) have been entered on such prior notice to such parties as may be satisfactory to the Administrative Agent in its sole discretion, (ii) authorize the extensions of credit in respect of the Future ABL Facility in the amounts and on the terms set forth in the Loan Documents (as modified by the Future ABL Amendment), but not in an amount in excess of $200,000,000, unless otherwise agreed by the Required Lenders, (iii) grant the Superpriority Claim status and other Collateral and Liens referred to herein and in the other Loan Documents (as modified by the Future ABL Amendment) in respect of the Future ABL Facility, (iv) approve the payment by the Borrower of the fees provided for in the Future ABL Amendment, (v) provide for the waiver of Section 506(c) of the Bankruptcy Code by the Debtors as to the Collateral in respect of the Future ABL Facility and (vi) provide for approval of certain intercreditor provisions governing priority of payments and liens and exercise remedies among the Lenders with respect to the Future ABL Facility, the other Secured Parties and the Second Out Secured Parties.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean the government of the United States of America, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gray Hawk” shall mean Gray Hawk Insurance Company, an insurance corporation under the insurance laws of the Kentucky Business Corporation Act.

“Guarantee” shall mean the Guarantee of each Guarantor set forth in Article X hereof.

“Guarantors” shall mean each of the Borrower and its Subsidiaries.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean (a) a Revolving Facility Lender or an Affiliate of a Revolving Facility Lender that is a party to a Secured Hedge Agreement on the Effective Date or (b) any Person that, at the time it enters into a Secured Hedge Agreement, is a Revolving Facility Lender or an Affiliate of a Revolving Facility Lender, in each case, in its capacity as a party to such Secured Hedge Agreement.

“Improvements” shall have the meaning assigned to such term in the Mortgages.

“Increase Date” shall have the meaning assigned to such term in Section 2.23(b).

“Increase Loan Lender” shall have the meaning assigned to such term in Section 2.23(b).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by debentures, promissory notes or similar instruments evidencing obligations for borrowed money, (c) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities, but not any refinancings, extensions, renewals or replacements thereof, incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (d) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed or are limited in recourse, but limited to the Fair Market Value of such property, (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, and (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of standby letters of credit, but not trade letters of credit, but only to the extent such standby letters of credit have been drawn upon and not reimbursed thereafter within thirty (30) days. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. The amount of any such Indebtedness shall be the principal amount thereof and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Indebtedness shall not include (x) with respect to any equity-linked security, the equity credit reflected on the most recent balance sheet of the Borrower delivered pursuant to Section 5.04 (a), (b) or (c), (y) obligations not incurred in connection with borrowed money, except to the extent expressly provided above, and without limitation shall not include (i) bid bonds, performance bonds, completion bonds, surety bonds, appeal bonds and other similar bonds, guarantees or obligations, (ii) purchase price adjustments, earn outs or similar obligations incurred in connection with the disposition of any assets, (iii) reimbursement obligations, (iv) indemnification obligations, (v) letters of credit, bank guarantees or similar instruments to secure any of the foregoing, to the extent such letters of credit, bank guarantees or similar instruments have not been drawn upon or, if drawn upon, have not been reimbursed thereafter within thirty (30) days or (vi) obligations resulting from cash management services and (z) any liabilities of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.05(b).

“Information” shall have the meaning assigned to such term in Section 3.13(a).

“Initial Lenders” shall mean the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders; provided that any such bank, financial institution or other institutional lender shall cease to be an Initial Lender on any date on which it ceases to have a Commitment or an outstanding Loan.

“Intellectual Property” shall have the meaning assigned to such term in the Security and Intercreditor Agreement.

“Intellectual Property Security Agreement” shall have the meaning assigned to such term in the Security and Intercreditor Agreement.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Loan Borrowing or Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Payment Date” shall mean (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (b) with respect to any ABR Loan, the last day of each calendar quarter.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Order” shall mean an interim order of the Bankruptcy Court (as the same may be amended, supplemented, or modified from time to time after entry thereof in accordance with the terms hereof) in the form set forth as Exhibit J, with changes to such form as are satisfactory to the Administrative Agent, in its sole discretion, approving the Loan Documents, which Interim Order shall, among other things (i) have been entered on such prior notice to such parties as may be satisfactory to the Administrative Agent in its sole discretion, (ii) authorize the extensions of credit in respect of each of the Term Facility (including the Term L/C Facility) and the Bonding Accommodation Facility, each in the amounts and on the terms set forth herein, (iii) grant the Superpriority Claim status and other Collateral and Liens referred to herein and in the other Loan Documents, (iv) approve the payment by the Borrower of the fees provided for herein, (v) approving accommodations acceptable to the Administrative Agent in respect of the A/R Facility Agreement, (vi) authorize the extensions of credit in respect of the Second Out Facility and the replacement of the Pre-Petition Letters of Credit, (vii) provide for the waiver of Section 506(c) of the Bankruptcy Code by the Debtors as to the Collateral, subject only to and effective upon entry of the Final Order, (viii) provide for approval of certain intercreditor provisions governing priority of payments and liens and exercise remedies among the Secured Parties and Second Out Secured Parties and (ix) provide for approval of certain provisions and protections to the Secured Parties relating to Real Property Leases.

“Interim Order Entry Date” shall mean the date on which the Interim Order is entered by the Bankruptcy Court.

“Interpolated Screen Rate” shall mean, in relation to LIBO Rate for any Loan, the rate which results from interpolating on a linear basis between: (a) the rate appearing on the LIBOR01 page of Reuters BBA Libor Rates Intercontinental Exchange Benchmark Administration Ltd (ICE) (or on any successor or substitute page of such Service service) for the longest period (for which that rate is available) which is less than the Interest Period; and (b) the rate appearing on the LIBOR01 page of Reuters BBA Libor Rates Intercontinental Exchange Benchmark Administration Ltd (ICE) (or on any successor or substitute page of such service ) for the shortest period (for which that rate is available) which exceeds the Interest Period each as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Issuing Bank” shall mean, as the context may require: (a) in the case of the R/C Letters of Credit, Citibank, N.A., (b) in the case of the Bonding Facility Letters of Credit,

Citibank, N.A. (in such capacity, the “Bonding L/C Issuing Bank”), (c) in the case of the Term Facility Letters of Credit, Citibank, N.A. (in such capacity, the “Term L/C Issuing Bank”), (d) each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of R/C Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(k), or (e) collectively, all of the foregoing. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Investment” shall have the meaning assigned to such term in Section 6.01.

“L/C Disbursements” shall mean, at any time, the Revolving L/C Disbursements, the Term L/C Disbursements or the Bonding L/C Disbursements or any combination thereof, as the context may require.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Labor/Benefits Order” shall mean an order of the Bankruptcy Court approving a settlement or relief under section 1113 or section 1114 of the Bankruptcy Code in connection with Labor/Benefits Savings.

“Labor/Benefits Savings” shall have the meaning set forth in Section 5.17(d).

“Lead Arranger” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Lender” shall mean each financial institution listed on Schedule 1.01(b) to this Agreement, as well as any person that becomes a “Lender” hereunder pursuant to Section 2.23 or 11.04 and shall also include, as the context may require, any Issuing Bank in its capacity as such.

“Lender Default” shall mean (i) the refusal for three (3) or more Business Days (which has not been retracted) of a Lender to (a) make available its portion of any Borrowing, or (b) to fund its portion of any unreimbursed payment under Section 2.05(e) (each a “funding obligation”), (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent or stated publicly that it does not intend to comply with its obligations under Section 2.05 or 2.06, (iii) such Lender has, for ten (10) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder (subject, in the case of clauses (i) through (iii) preceding, to such Lender’s rights in the case of a bona-fide dispute) or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender Default is in effect under clauses (i) through (iv) above will be made by the Administrative Agent in its reasonable discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such person, as insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company; provided that a Lender Insolvency Event shall not have occurred solely as the result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Lender.

“Letter of Credit” shall mean any R/C Letter of Credit, Term Facility Letter of Credit or any Bonding Facility Letter of Credit.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates or any successor rates thereto if the British Bankers Association is no longer making such rates available for deposits in the currency of such Borrowing (as reflected on the applicable Reuters screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the Interpolated Screen Rate, on the Quotation Day for such Interest Period. Notwithstanding the foregoing, for purposes of this Agreement, LIBO Rate shall never be an amount less than zero (0).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, the Fee Letter and any Note.

“Loan Parties” shall mean the Borrower and each Subsidiary Guarantor.

“Loans” shall mean the Term Loans and the Revolving Facility Loans.

“Local Time” shall mean New York City time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Massey” shall mean Massey Energy Company, a Delaware corporation (n/k/a Alpha Appalachia Holdings).

“Massey 2.25% Convertible Notes” shall mean the 2.25% Convertible Senior Notes due 2024 issued by Massey prior to the Petition Date.

“Massey 3.25% Convertible Notes” shall mean the 3.25% Convertible Senior Notes due 2015 issued by Massey prior to the Petition Date.

“Massey Convertible Notes” shall mean the Massey 2.25% Convertible Notes and the Massey 3.25% Convertible Notes.

“Massey Convertible Notes Indenture” shall mean the indenture governing the Massey Convertible Notes.

“Material Adverse Effect” shall mean the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (a) a materially adverse effect on the business, operations, properties, assets or financial condition, contingent liabilities or material agreements of the Borrower and the Subsidiaries, taken as a whole, other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Cases, (b) the material adverse change in the ability of the Borrower or the Subsidiaries perform their respective material obligations under the Loan Documents, or (c) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, any Issuing Bank, the Administrative Agent or the Collateral Agent under, any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $10 million.

“Material Lease” shall mean any Real Property Lease or other contractual obligations in respect of Material Leased Real Property.

“Material Leased Real Property” means any Real Property subject to a Real Property Lease with a Loan Party, as lessee, with annual minimum royalties, rents or any similar payment obligations, in excess of $1 million in the most recently ended fiscal year.

“Material Owned Real Property” means any Real Property owned or acquired in fee by any Loan Party having a book value in excess of $5 million.

“Material Real Property” shall mean the Material Leased Real Property or the Material Owned Real Property, as the context may require.

“Maturity Date” means the earliest of (a) February 6, 2017, (b) the date of termination in whole of the Commitments pursuant to Section 2.08 or 8.01, (c) 45 days after the entry of the Interim Order if the Final Order has not been entered prior to the expiration of such 45-day period (provided, that the time period set forth in this clause (c) may be extended with the consent of the Required Lenders), (d) the sale of all or substantially all of the assets of the Borrower (or the Borrower and the Loan Parties) pursuant to Section 363 of the Bankruptcy Code, and (e) the Consummation Date.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.09.

“Mine” means any excavation or opening into the earth now and hereafter made from which Coal or other minerals are or can be extracted on or from any of the Real Properties in which any Loan Party holds an ownership, leasehold or other interest.

“Mining Laws” means any and all applicable federal, state, local and foreign statutes, laws, regulations, guidance, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to mining operations and activities, or oil, natural gas, minerals, and other hydrocarbons and their constituents production operations and activities. Mining Laws shall include but not be limited to, the Mineral Lands Leasing Act of 1920, the Federal Coal Leasing Amendments Act, the Surface Mining Control and Reclamation Act, all other land reclamation and use statutes and regulations relating to Coal mining, the Federal Coal Mine Health and Safety Act, the Black Lung Act and the Coal Act, the Mine Safety and Health Act and the Occupational Safety and Health Act, each as amended, and their state and local counterparts or equivalents.

“Mining Lease” shall mean a lease, license or other use agreement held on the Petition Date or thereafter acquired which provides the Borrower or any Restricted Subsidiary the real property and water rights, other interests in land, including Coal, mining and surface rights, easements, rights of way and options, and rights to harvest or produce timber, Coal, minerals, oil, natural gas and other hydrocarbons and their constituents (including, without limitation, coalbed methane and gob gas) (i) currently operated by the Borrower or any Restricted Subsidiary or (ii) part of any of Borrower’s mine plans. Leases which provide the Borrower or any Restricted Subsidiary the right to construct and operate a preparation plant and related facilities on the surface of the Real Property containing such reserves shall also be deemed a Mining Lease.

“Mining Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Mining Law or otherwise necessary to: (i) recover Coal from any Mine being operated by the Borrower or any Restricted Subsidiary; or (ii) produce minerals, oil, natural gas and other hydrocarbons and their constituents from any well operated by the Borrower or any Restricted Subsidiary.

“Minority Venture” shall mean any Person (other than a Subsidiary) in which the Borrower and its Restricted Subsidiaries collectively hold an equity ownership interest and which is engaged in a Permitted Business, including, as of the Petition Date, Alpha Shale Holdings, LLC and Alpha Shale Resources, LP.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean all Real Property as and when subject to a Mortgage.

“Mortgages” shall mean each of the fee and leasehold mortgages, deeds of trust, assignments of leases and rents and other security documents delivered on or after the Petition Date with respect to Real Property to be encumbered pursuant to Section 5.10 hereof, as each may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to the Borrower, any Subsidiary or any ERISA Affiliate (a) is making or has an obligation to make contributions, (b) has within any of the preceding six plan years made or had an obligation to make contributions or (c) otherwise could incur liability.

“Net Cash Proceeds” shall mean:

(a) 100% of the cash proceeds of any Asset Disposition or Casualty and Condemnation Award actually received by the Borrower (whether in a single or a series of related transactions), or any of its Restricted Subsidiaries from any Asset Disposition or Casualty and Condemnation Award after the Petition Date including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise (other than those pursuant to Section 6.05(a), (b), (c), (d), (e), (f), (i) or (m)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof, and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Restricted Subsidiary of any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.02 net of all taxes and fees (including investment banking fees), commission, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Cash Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Affiliate thereof shall be disregarded.

“New Subsidiary Guarantor” has the meaning assigned to such term in Section 5.10(a).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Notes” means a promissory note of the Borrower payable to any Revolving Facility Lender or Term Loan Lender (and its registered assigns), delivered pursuant to a request made pursuant to Section 2.09 in substantially the form attached hereto as Exhibit K-1 or K-2, as applicable, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Facility Loans or Term Loans (as applicable) made by such Lender.

“Obligations” shall mean all amounts owing (i) to any of the Agents or any Lender pursuant to the terms of this Agreement or any other Loan Document and (ii) in respect of any Other Secured Obligations (in each case, including interest accruing or monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided, however, that “Obligations” shall not include any Excluded Swap Obligations.

“OFAC” shall have the meaning assigned to such term in Section 3.21(b)(iv).

“Orders” shall mean, collectively, the Interim Order, the Final Order and, to the extent applicable, other orders of the Bankruptcy Court.

“Other Secured Obligations” shall have the meaning assigned to such term in Section 11.22.

“Other Taxes” shall mean all present or future stamp, documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Loan Documents.

“Outstanding Amount” means, (i) with respect to Revolving Facility Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Facility Loans occurring on such date and (ii) with respect to any Revolving L/C Exposures on any date, the amount of such Revolving L/C Exposures on such date after giving effect to any R/C Letter of Credit Disbursements occurring on such date and any other changes in the aggregate amount of the Revolving L/C Exposures as of such date, including as a result of any reimbursements by the Borrower of unreimbursed Revolving L/C Disbursements.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning assigned to such term in Section 11.04(c).

“Participant Register” shall have the meaning assigned to such term in Section 11.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a perfection certificate in the form approved by the Collateral Agent.

“Permit” shall mean any and all permits, approvals, registrations, notifications, exemptions and any other regulatory authorization, in each case, from a Governmental Authority having jurisdiction.

“Permitted Asset Swap” means the substantially concurrent purchase and sale, trade-in or exchange of equipment, Real Property or other property of a nature or type that is used or useful in a Permitted Business or a combination of such equipment, Real Property or other property and cash or cash equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that (x) any cash or cash equivalents received must be applied in accordance with Section 2.11, (y) the Fair Market Value of the equipment, Real Property or other property received is at least as great as the Fair Market Value of the equipment, Real Property or other property being traded-in or exchanged as determined by the Borrower reasonably and in good faith and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information as to the determination of such Fair Market Value and (z) any equipment, Real Property or other property received in exchange for Collateral shall constitute Collateral under the Security Documents and the Orders and shall become subject to the Lien of such Security Document and the Orders upon receipt thereof.

“Permitted Bonding Purposes” shall mean use of proceeds of the Bonding Accommodation Facility for compliance with any Mining Law, Reclamation Law or Environmental Law or any related Permit.

“Permitted Business” means any business or business activity conducted by the Borrower or its Subsidiaries on the Petition Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto (including extraction, processing and marketing of any types of minerals) or a reasonable extension, development or expansion thereof or ancillary or complementary thereto.

“Permitted Collateral Lien” shall mean Liens granted pursuant to the Loan Documents, the security documents with respect to the Existing Secured Debt, the Interim Order and the Final Order.

“Permitted Investments” shall mean:

(a) United States dollars or any other currencies held from time to time in the ordinary course of business;

(b) securities issued by the United States government or any agency or instrumentality of the United States government having maturities of not more than two years from the date of acquisition;

(c) certificates of deposit, time deposits, money market deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances with maturities of two years or less and overnight bank deposits, in each case with any lender party to the Fifth Amended and Restated Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million;

(d) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (f) entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and, in each case, maturing within two years after the date of acquisition;

(f) securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof, and rated at least Baa3 by Moody’s or BBB- by S&P and, in each case, maturing within two years after the date of acquisition;

(g) mutual funds whose investment guidelines restrict 90% of such funds’ investments to those satisfying the provisions of clauses (a) through (f) above;

(h) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500 million;

(i) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of  1⁄2 of 1% of the total assets of the Borrower and its Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(j) Indebtedness or preferred stock issued by Persons rated at least A-2 by Moody’s or A by S&P.

“Permitted Term L/C Purposes” shall mean use of proceeds of the Term L/C Facility for any general corporate purpose, including to backstop, replace or provide credit support for letters of credit (and replacements and extensions thereof, including successive replacements and extensions thereof constituting Term Facility Letters of Credit hereunder) that were outstanding under the A/R Facility Agreement immediately prior to the Effective Date.

“Permitted Real Estate Encumbrances” shall mean (a) Liens and other encumbrances permitted by clauses (a), (e), (f) and (g) of Section 6.03; (b) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Borrower or any Restricted Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; (c) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Borrower or any Restricted Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; (d) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Borrower or any Restricted Subsidiary or would not result in a Material Adverse Effect; (e) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j); (f) any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by Borrower or any Restricted Subsidiary, as tenant, in the ordinary course of business and any precautionary UCC financing statement filing in respect of operating leases (and not any Indebtedness) entered into in the ordinary course of business; and (g) the following encumbrances which do not, in any case, individually or in the aggregate, materially detract from the value of any Mine subject thereto or interfere with the ordinary conduct of the business or operations of any Loan Party as presently conducted on, at or with respect to such Mine and as to be conducted following the Petition Date: (i) encumbrances typically found upon Real Property used for mining purposes in the applicable jurisdiction in which the applicable Real Property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such Real Property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements); (ii) rights and easements of owners (A) of undivided interests in any of the Real Property where the applicable Loan Party or Subsidiary owns less than 100% of the fee interest, (B) of interests in the surface of any Real Property where the applicable Loan Party or Subsidiary does not own or lease such surface interest, (C) and lessees, if any, of coal or other minerals (including oil, gas and coalbed methane) where the applicable Loan Party or Subsidiary does not own such coal or other minerals, and (D) and lessees of other coal seams and other minerals (including oil, gas and coalbed methane) not owned or leased by such Loan Party or Subsidiary; (iii) with respect to any Real Property in which the Borrower or any Restricted Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns); (iv) farm, grazing, hunting, recreational and residential leases with respect to which Borrower or any Restricted Subsidiary is the lessor encumbering portions of the Real Properties to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use and configuration to such Real Properties; (v) royalty and other payment obligations to sellers or transferors of fee coal or lease properties to the extent such obligations constitute a lien not yet delinquent; (vi) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any Mining Lease, unless in each case waived by such other person; and (vii) rights of repurchase or reversion when mining and reclamation are completed.

“person” or “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Petition Date” shall have the meaning specified in the recitals hereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by the Borrower, any Subsidiary or any ERISA Affiliate or with respect to which the Borrower or any Subsidiary could incur liability (including under Section 4069 of ERISA).

“Platform” shall have the meaning assigned to such term in Section 11.17(b).

“Post-EOD Fees Carve-Out Amount” shall have the meaning given to such term in the definition of Fees Carve-Out.

“Prepayment Date” shall mean (i) the date that is 45 days after the Interim Order Entry Date if the Final Order has not been entered by the Bankruptcy Court prior to such date or (ii) such later date as approved by the Required Lenders.

“Pre-Petition Debt” shall mean, collectively, the Indebtedness of each Debtor outstanding and unpaid on the date on which such Person becomes a Debtor.

“Pre-Petition Letters of Credit” shall mean all letters of credit outstanding under the Existing Credit Agreement as of the Petition Date in an aggregate undrawn face amount of approximately $192 million, as set forth on Schedule 1.01(e).

“Pre-Petition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any (i) Pre-Petition Debt, (ii) “critical vendor payments” or (iii) trade payables (including, without limitation, in respect of reclamation claims) or other pre-petition claims against any Debtor.

“Pre-Trigger Date Fees” shall have the meaning given to such term in the definition of Fees Carve-Out.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Professional Fees” shall have the meaning given to such term in the definition of Fees Carve-Out.

“Professional Persons” shall have the meaning given to such term in the definition of Fees Carve-Out.

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of such entities (or of the Borrower and its Subsidiaries) furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of its Subsidiaries prior to the Effective Date.

“Qualified Cash” shall mean cash held in a segregated account in the name of and subject at all times to the full dominion of the Administrative Agent, which cash, for the avoidance of doubt, shall not be pledged in support of any Letters of Credit or any other obligation; provided, that at the request of the Borrower, the Administrative Agent shall permit the Borrower to withdraw Qualified Cash from such segregated account, but only if (x) both before and after giving effect to the proposed withdrawal, (i) no Default has occurred and is continuing or would result therefrom and (ii) Revolving Facility Credit Exposure does not exceed the Line Cap and (y) the Borrower shall have delivered a certificate executed by a Financial Officer of the Borrower certifying as to the foregoing matters.

“Quotation Day” shall mean, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“R/C Letter of Credit” shall mean any irrevocable letter of credit issued pursuant to Section 2.05(a)(i), which letter of credit shall be (i) a standby letter of credit, (ii) denominated in Dollars and (iii) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the applicable Issuing Bank.

“R/C L/C Issuing Bank Fees” shall have the meaning set forth in Section 2.12(b).

“R/C L/C Participation Fee” shall have the meaning set forth in Section 2.12(b).

“R/C Upfront Fee” shall have the meaning set forth in Section 2.12(e).

“Real Property” shall mean, collectively, all right, title and interest of the Borrower or any Restricted Subsidiary (including, without limitation, any leasehold, mineral estate, or Coal, oil, natural gas or other hydrocarbon and their constituents leasehold) in and to any and all parcels of real property owned or operated by the Borrower or any Restricted Subsidiary, whether by lease, license or other use agreement, together with, in each case, all

Improvements and appurtenant fixtures (including, without limitation, all preparation plants or other Coal processing facilities and loadout and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof.

“Real Property Lease” shall mean any lease, license, letting, concession, occupancy agreement, sublease, farm-in, farm-out, joint operating agreement, easement or right of way to which such Person is a party and is granted a possessory interest in or a right to use or occupy all or any portion of the Real Property (including, without limitation, the right to extract Coal, minerals oil, natural gas and other hydrocarbons and their constituents from any portion of Real Property not owned in fee by such Person) and every amendment or modification thereof, including with respect to the Loan Parties, without limitation, the leases with respect to Real Property and any contractual obligation with respect to any of the foregoing.

“Rebuild Companies” shall mean Maxxim Rebuild Co., LLC, a Delaware limited liability company and a wholly owned subsidiary of the Borrower, and Powers Shop LLC, a Virginia limited liability company and a wholly owned subsidiary of the Borrower.

“Rebuild Equipment” shall mean mining and related equipment acquired from persons who are not Affiliates of the Borrower that is sold by either of the Rebuild Companies in the ordinary course of its business.

“Receivables Agent” means General Electric Capital Corporation.

“Receivables SPV” means ANR Second Receivables Funding, LLC, a Delaware limited liability company.

“Reclamation Laws” shall mean all laws relating to mining reclamation or reclamation liabilities including the Surface Mining Control and Reclamation Act of 1977, as amended, and its state and local counterparts or equivalents, including those applicable in Illinois, Kentucky, Pennsylvania, Utah, West Virginia and Wyoming state laws.

“Register” shall have the meaning assigned to such term in Section 11.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees and agents of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

“Reorganization Plan” shall mean a plan of reorganization in any or all of the Cases of the Debtors.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.

“Required Initial Lenders” shall mean the Initial Lenders that would otherwise constitute the Required Lenders had the Effective Date occurred at such time.

“Required Lenders” shall mean, at any time, Lenders having (i) (a) Revolving Loans outstanding, (b) Revolving L/C Exposures and (c) Available Unused Revolving Facility Commitments, that, taken together, represent more than 50% of the sum of (w) all Revolving Loans outstanding at such time, (x) all Revolving L/C Exposures at such time and (y) the total Available Unused Revolving Facility Commitments at such time and (ii) (a) Term Loans outstanding and (b) Available Unused Term Facility Commitments, that, taken together, represent more than 50% of the sum of (x) all Term Loans outstanding at such time and (y) the total Available Unused Term Facility Commitments at such time. The Loans, Revolving L/C Exposures and Available Unused Revolving Facility Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Facility Lenders” shall mean at any time Lenders that would constitute the Required Lenders without giving regard to clause (ii) of the definition thereof.

“Required Term Loan Lenders” shall mean at any time Lenders that would constitute the Required Lenders without giving regard to clause (i) of the definition thereof.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” has the meaning provided in Section 6.06(a).

“Restricted Subsidiary” shall mean any Subsidiary.

“Revolving Facility” shall mean, at any time, the aggregate amount of the Revolving Facility Lenders’ Revolving Facility Commitments at such time.

“Revolving Facility Agent” means the Administrative Agent acting in its capacity as agent for the Future ABL Facility.

“Revolving Facility Availability Period” shall mean the period from and including the day after the Revolving Facility Effective Date to but excluding the earlier of (i) the Maturity Date and (ii) with respect to any Revolving Facility Commitments that are terminated, the date of termination of the Revolving Facility Commitments.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Collateral” shall mean all Collateral consisting of pre-and post- petition property of the Borrower and Subsidiary Guarantors consisting of (a) cash and Cash Collateral and any investment of such cash and Cash Collateral (other than cash proceeds of property that was Term Facility Collateral when such cash proceeds arose to the extent such cash proceeds are held in the Term Cash Collateral Account (as defined in the Security and Intercreditor Agreement) and any Term L/C Collateral); provided that Bonding L/C Collateral shall be applied to repay any Bonding L/C Disbursements prior to application to satisfy any other Obligations (and shall not be so applied to any other Obligations) until all Bonding L/C Letters of Credit have been cancelled or returned), (b) deposit accounts (other than any deposit account (including any Term Cash Collateral Account) that contains solely the cash proceeds of property that was Term Facility Collateral when such cash proceeds arose, and any Term L/C Collateral), (c) [reserved], (d) accounts, chattel paper and other related rights to payment and (e) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) through (e), all related contracts, contract rights, documents, instruments or other evidences of indebtedness, payment intangibles, letter-of-credit rights and other supporting obligations and other claims or causes of action, whether existing on the Petition Date or acquired thereafter, and the proceeds of all of the foregoing. Terms used in the foregoing definition which are defined in the UCC and not otherwise defined in this agreement have the meanings specified in the UCC. The Revolving Facility Collateral and the Term Facility Collateral shall, upon entry of the Final Order, include the proceeds of Avoidance Actions on an equal and ratable basis.

“Revolving Facility Commitment” shall have the meaning set forth in Section 2.23. For the avoidance of doubt, until the occurrence of the Revolving Facility Effective Date, there will be no Revolving Facility Commitments.

“Revolving Facility Commitment Increase” shall have the meaning set forth in Section 2.23(a).

“Revolving Facility Commitment Increase Notice” shall have the meaning set forth in Section 2.23(b).

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time and (b) the Revolving Facility’s pro rata portion of the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans outstanding at such time and (b) the aggregate amount of all Revolving L/C Exposure at such time.

“Revolving Facility Effective Date” shall have the meaning set forth in Section 2.23(b).

“Revolving Facility Lender” shall have the meaning set forth in Section 2.23. For the avoidance of doubt, until the occurrence of the Revolving Facility Effective Date, there will be no Revolving Facility Lenders.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01. Each Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Loan.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 11.04.

“Revolving L/C Disbursement” shall mean a payment or disbursement made by any Issuing Bank with respect to any R/C Letter of Credit, including, for the avoidance of doubt, a payment or disbursement made by any Issuing Bank pursuant to an R/C Letter of Credit upon or following the reinstatement of such R/C Letter of Credit.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all R/C Letters of Credit outstanding at such time and (b) the aggregate principal amount of all Revolving L/C Disbursements that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall mean any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions” shall mean any sanctions administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Out Agent” shall mean Citibank, N.A.

“Second Out Facility” shall mean a second out debtor-in-possession credit facility expected to be entered into, the obligations under which shall be secured pursuant to (and the priorities and liens of claims thereunder shall be subject in all respects to) the Security and Intercreditor Agreement, which shall have been executed by the Second Out Agent (in its capacity as such).

“Second Out Letters of Credit” shall mean the “Letters of Credit” as defined in the Second Out Facility.

“Second Out Secured Party” shall mean each of the Second Out Agent, each “Issuing Bank” (as defined in the Second Out Facility) and each “Lender” as defined in the Second Out Facility.

“Secured Agreement” shall mean any Secured Cash Management Agreement or Secured Hedge Agreement.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into (whether before or after the Effective Date) by and between the Borrower and any Cash Management Bank to the extent designated as such by the Borrower and such Cash Management Bank in writing to the Administrative Agent from time to time in accordance with Section 11.22.

“Secured Hedge Agreement” shall mean any Swap Agreement permitted under Article VI that is entered into (whether before or after the Effective Date) by and between the Borrower and any Hedge Bank to the extent designated as such by the Borrower and such Hedge Bank in writing to the Administrative Agent from time to time in accordance with Section 11.22.

“Secured Obligations” shall mean the “Obligations” as defined in the Security and Intercreditor Agreement.

“Secured Parties” shall mean the “Secured Parties” as defined in the Security and Intercreditor Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security and Intercreditor Agreement” shall mean that certain Debtor-in-Possession Pledge and Security and Intercreditor Agreement dated as of the Effective Date among the Loan Parties and Citibank, N.A. (in its capacities specified therein).

“Security Documents” shall mean the Security and Intercreditor Agreement, the Mortgages (if any), the Orders and each of the other instruments and documents executed and delivered pursuant to any of the foregoing, pursuant to Section 5.10 of this Agreement or which otherwise pledge, grant or purport to pledge or grant a security interest or lien on any property as Collateral for the Secured Obligations. The Security Documents shall supplement, and shall not limit, the grant of Collateral pursuant to the Orders.

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subordinated Indebtedness” shall mean any Indebtedness that is contractually subordinated to the Indebtedness under the Loan Documents.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.02(g).

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by the parent or one or more subsidiaries of the parent, or (b) whose accounts are consolidated with the accounts of the parent or one or more subsidiaries of the parent in such parent’s or subsidiary’s SEC filings. Unless the context otherwise requires, Subsidiary shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean any Wholly Owned Domestic Subsidiary of the Borrower that is a Restricted Subsidiary and that executes a joinder to this Agreement to become a “Subsidiary Guarantor” hereunder and a joinder to the Security and Intercreditor Agreement to become a Grantor thereunder.

“Supermajority Revolving Facility Lenders” Revolving Facility Lenders having (a) Revolving Loans outstanding, (b) Revolving L/C Exposures and (c) Available Unused Revolving Facility Commitments, that, taken together, represent more than 75% of the sum of (w) all Revolving Loans outstanding at such time, (x) Revolving L/C Exposures at such time and (y) the total Available Unused Revolving Facility Commitments at such time. The Revolving Facility Loans, Revolving L/C Exposures and Available Unused Revolving Facility Commitments of any Defaulting Lender shall be disregarded in determining Supermajority Revolving Facility Lenders at any time.

“Superpriority Claim” means a claim against any Debtor in any of the Cases which is an administrative expenses claim having priority over any or all administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, levies, imposts, assessments, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest, additions to tax and penalties related thereto.

“Term Facility” shall mean the Term Loan Commitments and the Term Loans made hereunder.

“Term Facility Collateral” shall mean all Collateral other than the Revolving Facility Collateral; provided that Term L/C Collateral shall be applied to repay any Term L/C Disbursements prior to application to satisfy any other Obligations (and shall not be so applied to any other Obligations until all Term Letters of Credit have been cancelled or returned). The Term Facility Collateral and the Revolving Facility Collateral shall, upon entry of the Final Order, include the proceeds of Avoidance Actions on an equal and ratable basis.

“Term Facility Letter of Credit” shall mean any irrevocable letter of credit issued pursuant to Section 2.05(a), which letter of credit shall be (i) a standby letter of credit, (ii) denominated in Dollars and (iii) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent.

“Term Facility Letter of Credit Account” shall mean the account established by the Administrative Agent for the benefit of the Borrower pursuant to Section 2.04(b) under the sole and exclusive control of the Administrative Agent.

“Term Facility Letter of Credit Deposit Amount” shall mean, at any time, the total amount on deposit in the Term Facility Letter of Credit Account pursuant to the terms of this Agreement. The Term Facility Letter of Credit Deposit Amount may be reduced or otherwise adjusted from time in accordance with the terms of this Agreement.

“Term Issuing Bank Fees” shall have the meaning set forth in Section 2.12(i).

“Term L/C Cap” shall mean $108,000,000.

“Term L/C Collateral” means cash collateral deposited in the Term Facility Letter of Credit Account and any interest thereon.

“Term L/C Disbursement” shall mean a payment or disbursement made by the Term L/C Issuing Bank, including, for the avoidance of doubt, a payment or disbursement made by the Term L/C Issuing Bank pursuant to a Term Facility Letter of Credit upon or following the reinstatement of such Term Facility Letter of Credit.

“Term L/C Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn face amount of all Term Facility Letters of Credit then outstanding, plus (ii) all amounts theretofore drawn under Term Facility Letters of Credit and not yet reimbursed.

“Term L/C Facility” shall mean the cash collateralized letter of credit facility provided (or permitted to exist) hereunder consisting of the Term Facility Letters of Credit.

“Term L/C Issuing Bank” shall have the meaning given to such term in the definition of “Issuing Bank”.

“Term Loan Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Term Loans hereunder. The initial amount of each Term Loan Lender’s Term Loan Commitment is set forth on Schedule 1.01(a) to this Agreement under the heading “Term Loan Commitment” opposite such Term Loan Lender’s name, or in the Assignment and Acceptance, subject to any adjustment pursuant to the terms and conditions thereof. As of the Effective Date, the aggregate amount of the Term Loan Commitments is $300,000,000.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or with outstanding Term Loans.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Term Upfront Fee” shall have the meaning set forth in Section 2.12(f).

“Transactions” shall mean the execution and delivery of this Agreement and the transactions contemplated thereby and the payment of fees and expenses related thereto.

“Type” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean (i) the Uniform Commercial Code as in effect in the applicable state of jurisdiction and (ii) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e).

“U.S. Lender” shall mean any Lender or Issuing Bank that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“U.S. Patriot Act” has the meaning assigned to such term in Section 3.08(a).

“Wholly Owned Domestic Subsidiary” of any person shall mean a Domestic Subsidiary that is a Wholly Owned Subsidiary and whose shares are not held, directly or indirectly, by any Foreign Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a Subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “assets” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purposes of determining compliance with Section 6.01 through Section 6.09 with respect to any amount in a currency other than Dollars, such amount shall be determined as of the date of incurrence thereof, and shall not be affected as a result of fluctuations in currency values. Capitalized terms used but not defined in Section 1.01 or elsewhere in this Agreement have the meaning set forth on Schedule 2.23.

SECTION 1.03 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the maximum amount available to be drawn of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any related document, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.04 Provisions Relating to the Revolving Facility. Prior to the Revolving Facility Effective Date, any terms or provisions hereof that relate exclusively to the Revolving Facility, any extensions of credit thereunder or the Revolving Facility Lenders shall be disregarded. For the avoidance of doubt, the Revolving Facility shall not be effective prior the Revolving Facility Effective Date and, in connection therewith, this Agreement shall be amended as contemplated by Section 2.23 to give the appropriate meaning to all such terms and provisions

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments; Bonding Accommodations; Term Letter of Credit Facility.

(a) Term Facility. Subject to the terms and conditions set forth herein and in the Orders, each Term Loan Lender severally agrees to make Term Loans to the Borrower from time to time, on any Business Day on or after the Effective Date and prior to the date that is two (2) Business Days following the Final Order Entry Date in two draws, in an aggregate principal amount not to exceed the amount of such Term Loan Lender’s Term Loan Commitment. For the avoidance of doubt, any unused Term Loan Commitments shall terminate on the earlier of (i) the second Term Loan Borrowing hereunder and (ii) the date that is two (2) Business Days following the Final Order Entry Date (or if earlier, the Maturity Date). The Term Loan Borrowings shall be in an aggregate amount of not less than $300,000,000 and shall consist of Term Loans of the same Type made on the same day by the Term Loan Lenders ratably according to their respective Term Loan Commitments; provided, that (x) the first Term Loan Borrowing shall be in the amount authorized by the Bankruptcy Court in the Interim Order (which shall be not less than $100 million) and (y) the second Term Loan Borrowing shall be in an amount equal to the difference between (i) the lesser of (A) the full amount authorized by the Bankruptcy Court in the Final Order and (B) the aggregate amount of Term Loan Commitments and (ii) the amount of the first Term Loan Borrowing. Term Loans prepaid or repaid may not be reborrowed. Term Loans may be ABR Loans or Eurocurrency Loans, as further provided herein

(b) Revolving Facility. Subject to the terms and conditions set forth herein and in the Future ABL Order (and the effectiveness of the Future ABL Facility), each Revolving Facility Lender severally agrees to make Revolving Facility Loans to the Borrower from time to time, on any Business Day during the Revolving Facility Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Facility Lender’s Revolving Facility Commitment; provided, however, that after giving effect to any Revolving Facility Borrowing, (i) the Revolving Facility Credit Exposure shall not exceed the Line Cap and (ii) the aggregate outstanding amount of Revolving Facility Loans of any Revolving Facility Lender, plus such Revolving Facility Lender’s Revolving Facility Credit Exposure shall not exceed such Revolving Facility Lender’s Revolving Facility Commitment.

Within the limits of each Revolving Facility Lender’s Revolving Facility Commitment, and subject to the other terms and conditions hereof and in the Orders, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.11, and reborrow under this Section 2.01(b). Revolving Facility Loans may be ABR Loans or Eurocurrency Loans, as further provided herein. In no event shall the Revolving Facility Credit Exposure plus the aggregate principal amount of all outstanding Term Loans exceed the amount authorized by the Bankruptcy Court in the Orders.

(c) Bonding Accommodations. Subject to the terms and conditions set forth herein and in the Orders, the Lenders agree to permit (x) the existence of Bonding Superpriority Claims in an amount, and subject to the conditions, set forth in the applicable provisions of Section 4.02 and (y) the issuance of Bonding Facility Letters of Credit in accordance with Section 2.05.

(d) Term Letters of Credit. Subject to the terms and conditions set forth herein and in the Orders, the Lenders agree to permit the issuance of Term Facility Letters of Credit in accordance with Section 2.05.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility; provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) five (5) Eurocurrency Borrowings outstanding under the Term Loan Facility and (ii) five (5) Eurocurrency Borrowings outstanding under the Revolving Facility.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Revolving Facility Borrowing and/or a Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Facility Borrowing or a Borrowing of Term Loans;

(ii) the aggregate amount of the requested Borrowing (expressed in Dollars);

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Facility Borrowing is specified, then the requested Revolving Facility Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Collateralized Letter of Credit Accounts.

(a) Bonding Facility Letter of Credit Account.

(i) Establishment of Bonding Facility Letter of Credit Account. Subject to the terms and conditions set forth herein and in the Orders the Borrower may establish the Bonding Facility Letter of Credit Account. Amounts on deposit in the Bonding Facility Letter of Credit Account shall be invested, or caused to be invested, by the Administrative Agent as set forth in subsection (iv) below.

(ii) Deposits in Bonding Facility Letter of Credit Account. From time to time following the date on which the Bonding Facility Letter of Credit Account is established, the Borrower may make deposits to the Bonding Facility Letter of Credit Account; provided, that the Borrower shall not be permitted to deposit any amounts to the Bonding Facility Letter of Credit Account if as a result thereof the sum of (x) the aggregate amount of all deposits made to the Bonding Facility Letter of Credit Account plus (y) the Bonding Superpriority Claim Amount would exceed the sum of (i) the Bonding Accommodation Cap plus (ii) an amount equal to 2% of the Bonding L/C Exposure at such time.

(iii) Withdrawals from and Closing of Bonding Facility Letter of Credit Account. Amounts on deposit in the Bonding Facility Letter of Credit Account shall be withdrawn and distributed as follows:

(A) on any date on which the Issuing Bank is to be reimbursed by the Borrower for any payment made by the Issuing Bank with respect to a Bonding Facility Letter of Credit, the Administrative Agent shall, unless the Borrower shall have so reimbursed the Issuing Bank in cash in accordance with Section 2.05(e), withdraw from the Bonding Facility Letter of Credit Account an amount equal to the amount of such payment, and make such amount available to the Issuing Bank;

(B) amounts in the Bonding Facility Letter of Credit Account may be withdrawn by the Borrower so long as (i) no Default has occurred and is continuing or would result therefrom, (ii) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Financial Officer to the foregoing effect and (iii) after giving effect to such withdrawal, the Bonding Facility Letter of Credit Deposit Amount would not be less than 102% of the Bonding L/C Exposure at such time; and

(C) upon the Maturity Date and the expiration or cancellation of all outstanding Bonding Facility Letters of Credit (or the establishment of a “backstop” letter of credit or other cash collateralization thereof at 105% pursuant to arrangements reasonably satisfactory to the Issuing Bank), the Administrative Agent (x) shall withdraw from the Bonding Facility Letter of Credit Account the aggregate amount then on deposit therein and make such funds available to the Borrower; and (y) shall close the Bonding Facility Letter of Credit Account.

(iv) Investment of Bonding Facility Letter of Credit Deposit Amount. The Administrative Agent shall, on behalf of the Borrower, invest the Bonding Facility Letter of Credit Deposit Amount in the “Puerto Rico Overnight Investment Sweep” maintained by the Administrative Agent or an Affiliate thereof (or such other account or investment reasonably acceptable to the Borrower and the Administrative Agent).

(b) Term Facility Letter of Credit Account.

(i) Establishment of Term Facility Letter of Credit Account. Subject to the terms and conditions set forth herein and in the Orders, the Borrower will establish the Term Facility Letter of Credit Account. Amounts on deposit in the Term Facility Letter of Credit Account shall be invested, or caused to be invested, by the Administrative Agent as set forth in subsection (iv) below.

(ii) Deposits in Term Facility Letter of Credit Account. The Term Facility Letter of Credit Account will be funded on the date of the first Borrowing of Term Loans hereunder in an amount not to exceed 102% of the Term L/C Cap. No additional deposits to the Term Facility Letter of Credit Account shall be made thereafter.

(iii) Withdrawals from and Closing of Term Facility Letter of Credit Account. Amounts on deposit in the Term Facility Letter of Credit Account shall be withdrawn and distributed as follows:

(A) on any date on which the Issuing Bank is to be reimbursed by the Borrower for any payment made by the Issuing Bank with respect to a Term Facility Letter of Credit, the Administrative Agent shall, unless the Borrower shall have so reimbursed the Issuing Bank in cash in accordance with Section 2.05(e), withdraw from the Term Facility Letter of Credit Account an amount equal to the amount of such payment, and make such amount available to the Issuing Bank; and

(B) upon the Maturity Date and the expiration or cancellation of all outstanding Term Facility Letters of Credit (or the establishment of a “backstop” letter of credit or other cash collateralization thereof at 105% pursuant to arrangements reasonably satisfactory to the Issuing Bank), the Administrative Agent (x) shall withdraw from the Term Facility Letter of Credit Account the aggregate amount then on deposit therein and apply such funds to repay the Obligations as set forth herein and in the Security and Intercreditor Agreement.

(iv) Investment of Term Facility Letter of Credit Deposit Amount. The Administrative Agent shall, on behalf of the Borrower, invest the Term Facility Letter of Credit Deposit Amount in the “Puerto Rico Overnight Investment Sweep” maintained by the Administrative Agent or an Affiliate thereof (or such other account or investment reasonably acceptable to the Borrower and the Administrative Agent).

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein and in the Orders, any Loan Party may request the issuance of Letters of Credit for its own account in a form reasonably acceptable to the Issuing Bank, (i) in the case of the R/C Letters of Credit, at any time and from time to time during the Revolving Facility Availability Period and prior to the date that is five (5) Business Days prior to the Maturity Date, (ii) in the case of a Term Facility Letter of Credit, at any time and from time to time from the Effective Date and prior to date that is five (5) Business days prior to the Maturity Date (or, if earlier, the date on which the Term Facility Letter of Credit Deposit Amount shall have been reduced to $0), and (iii) in the case of a Bonding Facility Letter of Credit, at any time and from time to time from the Effective Date and prior to date that is five (5) Business days prior to the Maturity Date (or, if earlier, the date on which the Bonding Facility Letter of Credit Deposit Amount shall have been reduced to $0). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Applicant Party to, or entered into by the Applicant Party with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding any provision hereof, no Issuing Bank shall be required to issue any Letter of Credit to the extent that as a result of such issuance the aggregate face amount of all outstanding Letters of Credit issued by such Issuing Bank would exceed the amount of the applicable type of Letters of Credit set forth adjacent to such Issuing Bank’s name on Schedule 2.05(a) hereto or as otherwise agreed by the Borrower and the applicable Issuing Bank and the Administrative Agent from time to time.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit of any Class (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit of any Class), the Applicant Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (two (2) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Class of the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Applicant Party also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance amendment, renewal or extension, (i) in the case of the R/C Letters of Credit, no Borrowing Base Deficiency shall exist, (ii) in the case of the Term

Facility Letters of Credit, (A) the Term Facility Letter of Credit Deposit Amount shall not be less than 102% of the Term L/C Exposure and (B) the Term L/C Exposure shall not exceed the Term L/C Cap (in the case of each of the preceding clauses (A) and (B), after giving effect to any substantially simultaneous reduction in the Term L/C Exposure), and (iii) in the case of the Bonding Facility Letters of Credit, (A) the Bonding Facility Letter of Credit Deposit Amount shall not be less than 102% of the Bonding L/C Exposure and (B) the aggregate face amount of all Bonding Facility Letters of Credit issued following the Effective Date, together with the Bonding Superpriority Claim Amount, shall not exceed the Bonding Accommodation Cap; provided that, (w) no Letter of Credit shall be issued if the Issuing Bank shall have received notice from the Administrative Agent that the conditions to such issuance have not been met, (x) no Issuing Bank shall be required to issue, amend or renew (i) any R/C Letter of Credit if, after giving effect thereto, the Revolving L/C Exposure with respect to all R/C Letters of Credit issued by it (or its affiliates) would exceed such Issuing Bank’s Fronting Sublimit or (ii) any Term Facility Letter of Credit if, after giving effect thereto, the Term L/C Exposure with respect to all Term Facility Letters of Credit would exceed the Term L/C Cap (y) no Issuing Bank shall be required to issue, amend or renew any (i) Bonding Facility Letter of Credit if the purpose or proposed use is not for Permitted Bonding Purposes, or (ii) any R/C Letter of Credit the purpose of which is replace any Second Out Letter of Credit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (B) of this paragraph (c)).

(d) Participations. By the issuance of an R/C Letter of Credit (or an amendment to an R/C Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each such Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such R/C Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such R/C Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s Revolving Facility Percentage of each Revolving L/C Disbursement made by such Issuing Bank in Dollars not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any R/C Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The aggregate amount of participations in R/C Letters of Credit held by Revolving Facility Lenders shall be shared ratably by all Revolving Facility Lenders in proportion to their respective Revolving Facility Commitments.

For the avoidance of doubt, Term Loan Lenders (in their capacity as such) do not acquire a participation in Term Facility Letters of Credit, which remain the credit risk of the Issuing Bank in respect thereof, pursuant to this paragraph (d).

(e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower and the Applicant Party (if other than the Borrower) shall be jointly and severally liable for reimbursing such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in Dollars, not later than 5:00 p.m., Local Time, on the Business Day immediately following the date the Borrower receives notice under paragraph (i) of this Section of such L/C Disbursement; provided that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that (i) solely in the case of the R/C Letters of Credit, such payment be financed with an ABR Revolving Facility Borrowing, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing, (ii) in the case of Bonding L/C Disbursements, the Borrower’s reimbursement obligation shall be satisfied as provided in Section 2.05(g)(i) and (iii) in the case of Term L/C Disbursements the Borrower’s reimbursement obligation shall be satisfied as provided in Section 2.05(g)(ii).

(f) If, in the case of any Revolving L/C Disbursement, the Borrower or the Applicant Party (if other than the Borrower) fails to reimburse any such L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other applicable Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower or the Applicant Party (if other than the Borrower) and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each applicable Revolving Facility Lender shall pay to the Administrative Agent in Dollars its Revolving Facility Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in Dollars the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(g) Repayment of Bonding Facility Letters of Credit and Term Facility Letters of Credit.

(i) In the case of Bonding Facility Letters of Credit, the Borrower’s obligation to reimburse the Issuing Bank with respect to such drawing shall be satisfied by funds withdrawn by the Administrative Agent from the Bonding Facility Letter of Credit Account and transferred to the Issuing Bank in accordance with Section 2.04(a)(iii)) (and the Borrower hereby irrevocably authorizes and instructs the Administrative Agent to make such withdrawals and transfers).

(ii) In the case of Term Facility Letters of Credit, the Borrower’s obligation to reimburse the Issuing Bank with respect to such drawing shall be satisfied by funds withdrawn by the Administrative Agent from the Term Facility Letter of Credit Account and transferred to the Issuing Bank in accordance with Section 2.04(b)(iii)) (and the Borrower hereby irrevocably authorizes and instructs the Administrative Agent to make such withdrawals and transfers).

(h) [Reserved.]

(i) Obligations Absolute. The joint and several obligation of the Borrower and the Applicant Party (if other than the Borrower) to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that, in each case, payment by the Issuing Bank shall not have constituted gross negligence or willful misconduct. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived to the extent permitted by applicable law) suffered by the Borrower or the Applicant Party that are determined by a court having jurisdiction to have been caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit of any Class. Such Issuing Bank shall promptly notify the Administrative Agent, the Borrower and the Applicant Party (if other than the Borrower) by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and, if applicable, the Revolving Facility Lenders with respect to any such L/C Disbursement.

(k) Interim Interest. If an Issuing Bank shall make any Revolving L/C Disbursement, then, unless the Borrower or the Applicant Party shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower or the Applicant Party reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the Borrower or the Applicant Party when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply; provided, further, that any L/C Disbursement that is reimbursed after the date such L/C Disbursement is required to be reimbursed under paragraph (e) of this Section, (A) be payable in Dollars, (B) bear interest at the rate per annum then applicable to ABR Revolving Loans and (C) Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(l) Replacement or Resignation of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. An Issuing Bank may resign as Issuing Bank hereunder at any time following the Maturity Date or, to the extent an Issuing Bank in respect of R/C Letters of Credit, the Maturity Date of the Revolving Facility Commitment held by it, upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and the Borrower. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced or retiring Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement or resignation, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced or retired Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(m) Cash Collateralization. If any Event of Default shall occur and be continuing, on the third Business Day, in each case, following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Revolving Facility Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Facility Lenders, an amount in Dollars in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon;. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit pursuant to this paragraph or pursuant to Section 2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and(ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for Revolving L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Revolving Facility Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(n) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate up to three Lenders (in addition to the Issuing Banks referred to in clauses (a), (b), (c) and (d) in the definition of “Issuing Bank”) that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks, but only with respect to R/C Letters of Credit. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes. To the extent that any additional Issuing Bank becomes a party to this Agreement, then the Administrative Agent, in consultation with all Issuing Banks, shall amend and replace Schedule 2.05(a) hereto accordingly, notwithstanding anything to the contrary contained in Section 11.08 (it being understood that no consent of the Lenders or the Borrower shall be required to amend and replace such schedule).

(o) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment, renewal or extension could not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City, and designated by the Borrower in the Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Maturity Date. The Term Loan Commitments shall terminate on the Business Day that is two (2) Business Days following the Final Order Entry Date.

(b) The Borrower may at any time terminate, or from time to time, upon three (3) Business Days’ notice, reduce, the Commitments under the Revolving Facility or the Term Loan Facility; provided that (i) each reduction of the Commitments under either Facility shall be in an amount that is an integral multiple of $1 million and not less than $5 million (or, if less, the remaining amount of any Revolving Facility Commitments), and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Facility Exposure would exceed the total Revolving Facility Commitments, or a Borrowing Base Deficiency would exist.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility, except as provided in Section 2.22.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to the Borrower on the Maturity Date, and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender as provided in Section 2.10(d).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by such Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more Notes.

SECTION 2.10 Repayment of Term Loans and Revolving Facility Loans.

(a) [Reserved.]

(b) [Reserved.]

(c) [Reserved.]

(d) To the extent not previously paid all Term Loans shall be due and payable on the Maturity Date.

(e) [Reserved.]

(f) Any Lender holding Term Loans may elect, on not less than two (2) Business Days’ prior written notice to the Administrative Agent with respect to any mandatory prepayment made pursuant to Section 2.11(c), (d) or (e), not to have such prepayment applied to such Lender’s Term Loans, in which case, the full amount not so applied shall first be re-offered to the non-declining Term Loan Lenders on a pro rata basis, with any amounts declined by such Term Loan Lenders being retained by the Borrower.

(g) Prior to any repayment of any Borrowing under any Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three (3) Business Days before the scheduled date of such repayment. Each repayment of a Borrowing (x) in the case of a Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the applicable Class of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11 Optional and Mandatory Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(g).

(b) In the event and on such occasion that the Revolving Facility Credit Exposure exceeds the Line Cap, the Borrower under the Revolving Facility shall prepay Revolving Facility Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(m)) made to the Borrower, in an aggregate amount equal to the amount by which the Revolving Facility Credit Exposure exceeds the Line Cap.

(c) Following the Revolving Facility Effective Date to, subject to Section 2.10(f), within three (3) Business Days of receipt by the Borrower or any of its Restricted Subsidiaries of the Net Cash Proceeds (including the Fair Market Value of noncash proceeds) of any Asset Disposition or Casualty and Condemnation Award in respect of the sale or other disposition of Revolving Facility Collateral, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to prepay the Loans and, unless the conditions set forth in Section 4.02 are at the time satisfied and a Responsible Officer of the Borrower shall have delivered to the Administrative Agent a certificate to such effect, to Cash Collateralize the Revolving L/C Exposure in the following order: first to the ratable prepayment of the outstanding Revolving Facility Loans until all such Loans have been prepaid in full, second to Cash Collateralize the Revolving L/C Exposure (if required) and third to the ratable prepayment of the outstanding Term Loans until all such Loans have been prepaid in full.

(d) Subject to Section 2.10(f), within three (3) Business Days after the day of receipt by the Borrower or any of its Restricted Subsidiaries of the Net Cash Proceeds in excess of $10,000,000 (including the Fair Market Value of noncash proceeds) of any Asset Disposition or Casualty and Condemnation Award that results from the sale or other disposition of, or payment with respect to, any Term Facility Collateral, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds in excess of $10,000,000 to prepay the Loans and to Cash Collateralize the Revolving L/C Exposure in the following order: first to the ratable prepayment of the outstanding Term Loans until all such Term Loans have been prepaid in full, second to the ratable prepayment of the outstanding Revolving Facility Loans until all such Revolving Facility Loans have been prepaid in full, and third, unless the conditions set forth Section 4.02 are at the time satisfied and a Responsible Officer of the Borrower shall be defined to the Administrative Agent a certificate to such effect, to Cash Collateralize the Revolving L/C Exposure (if required); provided that the aggregate amount of Net Cash Proceeds that may be retained by the Borrower and its Restricted Subsidiaries as a result of this provision of this clause (d) shall not exceed $30,000,000 (including, for the avoidance of doubt, as a result of Asset Dispositions or Casualty or Condemnation Awards that generate Net Cash Proceeds of $10,000,000 or less).

(e) [Reserved.]

(f) Within three (3) Business Days after the Revolving Facility Effective Date, the Borrower shall ratably prepay the Term Loans in an amount equal to the excess, if any, of (x) the aggregate amount of Revolving Facility Commitments as of the Revolving Facility Effective Date over (y) $100,000,000.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, ten (10) Business Days after the last day of March, June, September and December in each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee in a percentage per annum to be agreed by the Borrower and the Revolving Facility Lenders (a “Commitment Fee”) of the daily amount of the Available Unused Revolving Facility Commitment of such Lender during the preceding quarter (or other period commencing with the Effective Date or ending with the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated).

All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee. The Commitment Fee due to each Lender shall begin to accrue on the Effective Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, ten (10) Business Days after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (a “R/C L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed Revolving L/C Disbursements), during the preceding quarter (or shorter period commencing with the Effective Date or ending with the Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period and (ii) to each Issuing Bank, for its own account, (x) ten (10) Business Days after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such R/C Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to a percentage per annum to be agreed by the Borrower and the applicable Issuing Bank of the daily average stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any Revolving L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “R/C Issuing Bank Fees”). All R/C L/C Participation Fees and R/C Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower from time to time agrees to pay to the Bonding L/C Issuing Bank, for its own account, (x) ten (10) Business Days after the last day of March, June, September and December of each year and on the date on which the Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Bonding Facility Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Bonding Facility Letter of Credit to and including the termination of such Bonding Facility Letter of Credit, computed at a rate equal to 0.25% (or such other percentage to be mutually agreed upon between the Borrower and such Issuing Bank) per annum of the daily average stated amount of such Bonding Facility Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Bonding Facility Letter of Credit or any Bonding L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Bonding Issuing Bank Fees”). All Bonding Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Fee Letter (the “Administrative Agent Fees”).

(e) The Borrower shall pay to the Administrative Agent, for the account of each Revolving Facility Lender, on the Effective Date, an upfront fee (the “R/C Upfront Fee”) equal to a percentage per annum to be agreed by the Borrower and the Revolving Facility Lenders of such Lender’s Revolving Facility Commitments on the Revolving Facility Effective Date, such fee to be earned and due and payable on the Revolving Facility Effective Date.

(f) The Borrower shall pay to the Administrative Agent, for the account of each Term Loan Lender, an upfront fee (the “Term Upfront Fee”) (which may take the form of original issue discount) equal to 5.00% of the aggregate principal amount the Term Loans funded hereunder, which shall be earned, due and payable on the date of each Term Loan Borrowing and calculated by multiplying the Term Upfront Fee by the aggregate principal amount of Term Loans funded by such Term Loan Lender on the on the date of each Term Loan Borrowing. Notwithstanding the foregoing, no applicable original issue discount shall reduce the amount of Obligations with respect to the Term Loans owing hereunder.

(g) If (i) the first Term Loan Borrowing is made but (ii) the Term Loan Commitments are terminated (including as a result of the occurrence of the Maturity Date) prior to the making of the second Term Loan Borrowing, the Borrower shall pay to the Administrative Agent, for the account of each Term Loan Lender, not later than one Business Day following the date of such termination, a commitment termination fee in an amount equal to the product of (x) 1.25% multiplied by (y) the difference between (i) the aggregate amount of the Term Loan Commitments as of the Effective Date minus (ii) the aggregate principal amount of the first Term Loan Borrowing (the “Term Loan Termination Fee”).

(h) The Borrower from time to time agrees to pay to the Term L/C Issuing Bank, for its own account, (x) ten (10) Business Days after the last day of March, June, September and December of each year and on the date on which the Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Term Facility Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Term Facility Letter of Credit to and including the termination of such Term Facility Letter of Credit, computed at a rate equal to 0.25% (or such other percentage to be mutually agreed upon between the Borrower and such Issuing Bank) per annum of the daily average stated amount of such Term Facility Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Term Facility Letter of Credit or any Term L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Term Issuing Bank Fees”). All Term Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(i) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that R/C Issuing Bank Fees, Term Issuing Bank Fees and Bonding Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that, should the occurrence of any particular Event of Default be subsequently waived, the rate established by this paragraph (c) shall apply only to that period prior to such waiver.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments and (iii) in the case of the Term Loans, on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Facility Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Revolving Facility Lenders or the Required Term Loan Lenders, as applicable, under the Revolving Facility or the Term Loan Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing or, if requested by the Borrower, shall be made as a Borrowing bearing interest at such rate as the Required Revolving Facility Lenders or the Required Term Loan Lenders, as applicable, shall agree adequately reflects the costs to the Revolving Facility Lenders or the Term Loan Lenders, as applicable, of making the Loans comprising such Borrowing.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;

(ii) subject any Lender or Issuing Bank to any Tax of any kind whatsoever with respect to any Loan Document, or any Loan made or to be made by such Lender, or any participation in any Letter of Credit, or the issuance by the Issuing Bank of any Letter of Credit, or the performance by such Lender or the Issuing Bank of its obligations under any Loan Document, or change the basis of Tax applicable to payments to any Lender or the LC Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and any tax on net income or profits or overall gross receipts, including but not limited to any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower (in the case of a Loan) or the Borrower (in the case of a Letter of Credit) shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Section, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section if it shall not at the time be the general policy and practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event (other than repayments of Loans made pursuant to Section 2.20), the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes; provided that, if a Loan Party, the Administrative Agent or another applicable withholding agent shall be required to deduct any Tax from any such payment, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.17) any Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall, jointly and severally, indemnify the Agents, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes payable by such Agent, Lender or Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error. If a Loan Party determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which indemnification payments have been made under this Section 2.17(c), the Administrative Agent, Issuing Bank or Lender (as applicable) shall use reasonable efforts to cooperate with the Loan Party in challenging such Indemnified Taxes or Other Taxes, at the Loan Party’s expense, if so requested by the Loan Party in writing; provided that nothing in this Section 2.17(c) shall obligate the Administrative Agent, Issuing Bank or any Lender to take any action, in its reasonable judgment, would be materially disadvantageous to such Person.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent (or other applicable withholding agent), provide the applicable withholding agent with any documentation prescribed by applicable law or reasonably requested by the applicable withholding agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Taxes with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 2.17(e)) obsolete, expired or inaccurate in any material respect, deliver promptly to the applicable withholding agent updated or other appropriate documentation (including any new documentation reasonably requested by such applicable withholding agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Taxes with respect to any payments to be made to such Lender under any Loan Document) or promptly notify the applicable withholding agent in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (i), (ii) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the foregoing:

(i) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent (or other applicable withholding agent) on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (or other applicable withholding agent) on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the applicable withholding agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Foreign Lender that is not a bank described in Section 881(c)(3)(A) of the Code and that is entitled to claim the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit F-1, Exhibit F-2, Exhibit F-3 or Exhibit F-4 (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) certifying such Foreign Lender’s non-U.S. status,

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each direct or indirect beneficial owner that would be required under this Section 2.17(e) if such beneficial owner were a Lender, as applicable (provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more of its direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such direct or indirect partners), and/or

(E) two properly completed and duly signed copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of those Code Sections (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent (or other applicable withholding agent) at the time or times prescribed by applicable law and at such time or times reasonably requested by the applicable withholding agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable withholding agent as may be necessary (as determined by the applicable withholding agent) (A) for the applicable withholding agent to comply with its obligations under FATCA and (B) to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this Section 2.17(e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) If an Agent or a Lender determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay amounts to the Borrower pursuant to this paragraph (f) to the extent such payment would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been imposed.

(g) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.17, include without limitation any Issuing Bank.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C

Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by each Administrative Agent, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 11.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan, (ii) reimbursement obligations with respect to any Letter of Credit or (iii) any other amount due hereunder or under another Loan Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if such Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and accrued interest thereon than the proportion received by any other Lender under the applicable Facility, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans and Revolving Facility Loans and participations in L/C Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it under the Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 11.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders (or, if applicable, the Required Revolving Facility Lenders or the Required Term Loan Lenders) shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 11.04.

SECTION 2.20 Cash Management. (a) Within 45 days after the Revolving Facility Effective Date (or such later date as the Administrative Agent may specify in its sole discretion), and at all times thereafter, the Loan Parties shall enter into and maintain blocked account agreements (each, a “Blocked Account Agreement”), reasonably satisfactory in form and substance to the Administrative Agent in its reasonable discretion, with respect to each Deposit Account into which payments in respect of Accounts of the Loan Parties are remitted (each such Deposit Account, a “Collection Account”). Except as expressly provided herein, and subject to the occurrence of the Revolving Facility Effective Date, no deposits from any other source will be made to the Collection Accounts.

(b) Subject to the occurrence of the Revolving Facility Effective Date, each Blocked Account Agreement shall require the ACH or wire transfer on each Business Day of all ledger or available, as applicable, cash receipts held in the applicable Collection Account to a concentration account maintained by the Administrative Agent (an “Agent Sweep Account”).

(c) Subject to the occurrence of the Revolving Facility Effective Date, if (i) any cash or Permitted Investments owned by a Loan Party are deposited in any account (other than an Excluded Account), or held or invested in any manner (other than (w) in a Collection Account that is subject to the Blocked Account Agreement, (x) in a Collection Account that is maintained with the Administrative Agent, (y) a Deposit Account which is swept daily to a Collection Account subject to a Blocked Account Agreement or maintained with the Administrative Agent) or (z) in the case of Permitted Investments, in a securities account subject to a control agreement reasonably satisfactory to the Administrative Agent), or (ii) at any time, a Collection Account shall cease to be subject to a Blocked Account Agreement or maintained with the Administrative Agent, the applicable Loan Party shall immediately furnish the Administrative Agent with written notice thereof and the Administrative Agent may require such Loan Party to close such account and have any such funds transferred to a Collection Account which is subject to a Blocked Account Agreement or maintained with the Administrative Agent.

(d) A Loan Party may close any Deposit Account or a Collection Account, maintain existing Deposit Accounts or Collection Accounts and/or open new Deposit Accounts or Collection Accounts, subject to the execution and delivery to the Administrative Agent of appropriate Blocked Account Agreements with respect to each Collection Account consistent with the provisions of this Section 2.20(d) and otherwise reasonably satisfactory to the Administrative Agent. The applicable Loan Party shall furnish the Administrative Agent with prior written notice of its intention to open or close a Collection Account.

(e) Each Agent Sweep Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that (i) it has no right of withdrawal from the Agent Sweep Account, (ii) the funds on deposit in an Agent Sweep Account shall at all times continue to be collateral security for all of the Secured Obligations, and (iii) the funds on deposit in an Agent Sweep Account shall be applied as provided in Section 2.20(f) of this Agreement. In the event that, notwithstanding the provisions of this Section 2.20(e), a Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into a Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(f) Any amounts received in an Agent Sweep Account shall be applied at the close of business each day to the payment (without a corresponding reduction of Revolving Credit Commitments) of all of the outstanding Revolving Loans (whether then due or not) and to the payment of all of the other Obligations under the Loan Documents of the Borrower and the Subsidiary Guarantors then due and payable (it being understood that any payments on the outstanding Revolving Loans under this Section 2.20(f) shall not include and the Borrower shall not incur any breakage costs under Section 2.16).

(g) Any amounts remaining in an Agent Sweep Account after application of amounts received in such Agent Sweep Account as set forth in subsection (h) below, shall be remitted to the primary Collection Account of the Borrower designated by the Borrower in a written notice to the Administrative Agent.

(h) The following shall apply to deposits and payments under and pursuant to this Agreement:

(i) funds shall be deemed to have been deposited to an Agent Sweep Account on the Business Day on which deposited, provided that such deposit is available to the Administrative Agent by 2:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. on that Business Day);

(ii) funds paid to the Administrative Agent, other than by deposit to an Agent Sweep Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Administrative Agent by 2:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. on that Business Day); and

(iii) if a deposit to an Agent Sweep Account or payment is not available to the Administrative Agent until after 2:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day.

SECTION 2.21 Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Effective Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.22 Defaulting Lender.

(a) Cash Collateral Call. If any Revolving Facility Lender becomes, and during the period it remains, a Defaulting Lender, if any R/C Letter of Credit is at the time outstanding, each Issuing Bank may, by notice to the Borrower and such Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to such R/C Letter of Credit Issuing Bank in respect of such R/C Letter of Credit in amount equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect thereof, or to make other arrangements reasonably satisfactory to the Administrative Agent, and to the Issuing Bank, in its sole discretion to protect them against the risk of non-payment by such Defaulting Lender with respect to such Class. Upon termination of any R/C Letter of Credit, the Issuing Banks shall return any such Cash Collateral and terminate such other arrangements relating to such R/C Letter of Credit.

(b) Right to Give Drawdown Notices. In furtherance of the foregoing, if any Revolving Facility Lender becomes, and during the period it remains, a Defaulting Lender, each of the Issuing Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, notices of Borrowing pursuant to Section 2.03 in such amounts and in such times as may be required to (i) reimburse an outstanding L/C Disbursement and/or (ii) Cash Collateralize the obligations of the Borrower, in each case in respect of outstanding R/C Letters of Credit in an amount equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such R/C Letter of Credit.

(c) Cure. If the Borrower, the Administrative Agent, each Issuing Bank agrees in writing in their reasonable discretion that a Lender that is a Defaulting Lender no longer falls under the definition of “Defaulting Lender” the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender. Upon receipt of any such notice, the Issuing Banks shall return any Cash Collateral held in respect of such Non-Defaulting Lender’s obligations. If any Defaulting Lender is replaced pursuant to Section 2.19(b), the Issuing Banks shall return any Cash Collateral held in respect of such replaced Defaulting Lender.

(d) Assignment of Commitments. If any Lender becomes a Defaulting Lender, such Defaulting Lender may be replaced as provided in Section 2.19; and

(e) Termination of Commitments. If any Lender becomes a Defaulting Lender, the commitments of such Defaulting Lender may be reduced or terminated as provided in Section 2.08 on a non-ratable basis.

(f) Reallocations of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Revolving L/C Exposures shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Facility Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

SECTION 2.23 Future ABL Facility.

(a) Subject to the terms and conditions set forth herein, after the Effective Date, the Borrower shall have the right to request on a single occasion, by written notice to the Administrative Agent, the addition to this Agreement of an asset based revolving credit facility having aggregate commitments not to exceed $200,000,000 (such commitments, “Revolving Facility Commitments” and such facility, a “Future ABL Facility”) from one or more banks, financial institutions or other entities willing to provide such Revolving Facility Commitments in their own discretion; provided, that the Future ABL Facility shall have the same maturity date as the Term Facility and shall including a borrowing base that is based on eligible receivables, and the eligibility criteria and borrowing base calculations with respect thereto (including in respect of advance rates and reserves) shall be as set forth on Schedule 2.23. Following the Future ABL Facility Effective Date, the lien priorities with respect to the Revolving Facility Collateral and the Term Facility Collateral shall be as set forth in the Security and Intercreditor Agreement and in any order of the Bankruptcy Court entered in connection therewith (provided that the priorities set forth in any such order shall be consistent with those set forth in the Security and Intercreditor Agreement). The Future ABL Facility shall include such other customary terms and conditions as are agreed by the providers of the Revolving Facility Commitments (the “Revolving Facility Lenders”), the Borrower and the Administrative Agent, and the effectiveness of thereof shall be subject to entry of the Future ABL Order and customary conditions precedent (including completion by the Administrative Agent (or its designee) of a customary field exam), which may include the receipt of an order of the Bankruptcy Court approving such Future ABL Facility (to the extent not approved by the Interim Order or Final Order, as applicable) and which shall include an amendment to this Agreement and the other applicable Loan Documents, in accordance with Section 2.23(b), and execution of a customary joinder agreement to the Security and Intercreditor Agreement by the Revolving Facility Agent (in its capacity as such). If agreed by the Revolving Facility Lenders, the Future ABL Facility may include a subfacility for letters of credit.

(b) In connection with the effectiveness of a Future ABL Facility (the date of such effectiveness, the “Revolving Facility Effective Date”), this Agreement and the other Loan Documents shall be amended (the “Future ABL Amendment”) with the consent of the Borrower, the Revolving Facility Lenders and the Administrative Agent (but no other Lenders) to permit the inclusion of the Future ABL Facility under this Agreement and the other Loan Documents, including to provide for customary voting rights (including in respect of provisions with respect to the borrowing base and borrowing base reporting, cash management systems and ABL related inspection rights and field exams, as to which the Term Loan Lenders shall not have consent rights with respect to amendments and waivers), rights with respect to Collateral (including the lien priorities contemplated hereunder), the creation of (and reserves relating to) “designated hedging obligations”, such changes to the asset sale and mandatory prepayments provisions of this Agreement to the extent relating to assets included in the borrowing base as would be customary for an asset based revolving credit facility, and any other amendments related to any of the foregoing that are not adverse in any material respect to the interests of the Term Loan Lenders. This section shall supersede anything to the contrary in Section 11.08.

SECTION 2.24 [Reserved].

SECTION 2.25 [Reserved].

SECTION 2.26 [Reserved].

SECTION 2.27 Priority and Liens.

(a) Each of the Loan Parties hereby covenants and agrees that upon the entry of an Interim Order (and when applicable, the Final Order) its obligations hereunder and under the Loan Documents and with respect to the Other Secured Obligations and the Bonding Superpriority Claims: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim in the Cases (but excluding a claim on Avoidance Actions (but including, upon entry of the Final Order, the proceeds of Avoidance Actions)); (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a valid, binding, continuing, enforceable perfected first priority Lien (subject to the terms of the Security and Intercreditor Agreement and the Orders) on all of the property of such Loan Parties, whether now existing or hereafter acquired, that is not subject to valid, perfected, non-voidable liens in existence at the time of commencement of the Cases or to valid, non-voidable liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code, and on all of its cash maintained in the Bonding Facility Letter of Credit Account and any investment of the funds contained therein, provided that the Bonding Facility Letter of Credit Deposit Amount shall not be subject to the Fees Carve-Out or the Bonding Carve-Out; (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected junior Lien upon all property of such Loan Parties, whether now existing or hereafter acquired, that is subject to valid, perfected and non-voidable Liens in existence at the time of the commencement of the Cases or that is subject to valid Liens in existence at the time of the commencement of the Cases that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (other than certain property that is subject to the existing Liens that secure the Existing Secured Debt, which liens shall be primed by the liens described in the following clause (iv)); and (iv) pursuant to Section 364(d)(l) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected first priority senior priming Lien on all of the property of such Loan Parties that is subject to the existing liens (the “Primed Liens”) which secure the Existing Secured Debt, all of which Primed Liens shall be primed by and made subject and subordinate to the perfected first priority senior Liens to be granted to the Administrative Agent, which senior priming Liens in favor of the Administrative Agent shall also prime any Liens granted after the commencement of the Cases to provide adequate protection Liens in respect of any of the Primed Liens (i) through (iv) above, subject in each case to the Fees Carve-Out and as set forth in the Orders.

(b) As to all real property the title to which is held by a Loan Party or the possession of which is held by any such Loan Party pursuant to leasehold interest, such Loan Party hereby assigns and conveys as security, grant a security interest in, hypothecates, mortgages, pledges and sets over unto the Administrative Agent on behalf of the Lenders all of the right, title and interest of such Loan Party in all of such owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of such Loan Party in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. Such Loan Party acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order), the Liens in favor of the Administrative Agent on behalf of the Lenders in all of such real property and leasehold interests of such Loan Party shall be perfected without the recordation of any instruments of mortgage or assignment. Such Loan Party further agrees that, upon the reasonable request of the Administrative Agent, in the exercise of its business judgment, such Loan Party (i) shall enter into separate fee and leasehold mortgages in recordable form with respect to such properties on terms satisfactory to the Administrative Agent and including customary related deliverables with respect to any Real Property owned by it or leased by it, as set forth in Section 5.10 and (ii) shall otherwise comply with the requirements of Section 5.10 with respect to such Real Property.

(c) The relative priorities of the Liens described in this Section 2.27 with respect to the Revolving Facility Collateral and the Term Facility Collateral shall be as set forth in the Interim Order (and, when entered, the Final Order) and the Security and Intercreditor Agreement. All of the Liens described in this Section 2.27 shall be effective and perfected upon entry of the Interim Order, without the necessity of the execution, recordation of filings by the Debtors of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the Interim Order.

SECTION 2.28 No Discharge; Survival of Claims. Each of the Loan Parties agrees that (i) its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Agents and the Lenders pursuant to the Orders and the Liens granted to the Agents and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

SECTION 2.29 Payment of Obligations. Subject to the last paragraph of Section 8.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Loan Parties under this Agreement or any of the other Loan Documents, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Borrower and each of the Restricted Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and subject to the terms thereof, has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02 Authorization. Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and subject to the terms thereof, the execution, delivery and performance by the Borrower and each of the Restricted Subsidiaries of each of the Loan Documents to which it is a party and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, limited liability company or partnership action required to be obtained by the Borrower and such Restricted Subsidiaries and (b) will not (i) violate (A) any provision of law, statute, rule or regulation (including, without limitation, any Mining Law), or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Restricted Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority (including, without limitation, any Mining Permit) or (C) any indenture, lease (including, without limitation, any Mining Lease), agreement or other instrument to which the Borrower or any such Restricted Subsidiary is a party or by which any of them or any of their respective assets are or may be bound, except in respect of the Existing Debt Documents, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, lease (including, without limitation, any Mining Lease), agreement or other instrument, where any such violation, conflict, breach, default, cancellation, acceleration or loss referred to in clause (i) or (ii) of this Section 3.02, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except in respect of the Existing Debt Documents, or (iii) result in the creation or imposition of any Lien upon or with respect to any assets now owned or hereafter acquired by the Borrower or any such Restricted Subsidiary, except the Liens created by the Existing Debt Documents.

SECTION 3.03 Enforceability. Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and subject to the terms thereof, this Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) except in the case of each Loan Party that is a Debtor, the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04 Governmental Approvals. Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and subject to the terms thereof, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) the filing of UCC financing statements and certificates of title, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages, (d) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04 hereto and (e) such actions, consents and approvals the failure to be obtained or made which would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05 Financial Statements. There has heretofore been furnished to the Lenders:

(a) the consolidated balance sheets as of December 31, 2013 and 2014, and related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows of the Borrower and its subsidiaries for the fiscal years ended December 31, 2014, 2013 and 2012, audited by and accompanied by the unqualified opinion of KPMG LLP, independent public accountants, and certified by the chief financial officer of the Borrower; such financial statements (A) have been prepared in accordance with GAAP and (B) present fairly and accurately the consolidated financial condition and results of operations and cash flows of the Borrower and its subsidiaries as of the dates and for the periods to which they relate; and

(b) the unaudited condensed consolidated balance sheet of the Borrower and its subsidiaries dated March 31, 2015 and the related condensed consolidated statements of operations, comprehensive income (loss) and cash flows for the fiscal quarter ended on that date; such financial statements (A) have been prepared in accordance with GAAP and (B) present fairly and accurately the consolidated financial condition and results of operations and cash flows of the Borrower and its subsidiaries as of the dates and for the periods to which they relate, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit.

SECTION 3.06 No Material Adverse Effect. Since December 31, 2014, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

SECTION 3.07 Title to Properties; Possession Under Leases.

(a) Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid and subsisting leasehold interests in, or easements or other limited property interests in all Mortgaged Properties, subject solely to Permitted Real Estate Encumbrances and except where the failure to have such title or interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower and the Restricted Subsidiaries have maintained or caused to be maintained, in all respects and in accordance with normal mining industry or prudent oilfield practice, all of the machinery, equipment, vehicles, preparation plants or other Coal processing facilities, loadout and other transportation facilities and other tangible personal property now owned or leased by the Borrower and the Restricted Subsidiaries that is necessary to conduct their business as it is now conducted at such properties, except where the failure to maintain would not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, Part 1 of Schedule 3.07(a) hereto lists all Material Leased Real Property and Part 2 of Schedule 3.07(a) hereto lists all Material Owned Real Property.

(b) Other than as a result of the filing of the Cases, each of the Borrower and the Restricted Subsidiaries has complied with all obligations under all leases (including, without limitation, Mining Leases and Real Property Leases) to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except (i) leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect and (ii) that are less than fully marketable because the consent of the lessor to a future assignment has not been obtained. Each of the Borrower and the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases, in each case other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the Effective Date, except as set forth on Schedule 3.07(c) to this Agreement, none of the Borrower or any of the Restricted Subsidiaries has received written or, to the knowledge of the Borrower and the Restricted Subsidiaries, other notice of claims that the Borrower or any Restricted Subsidiary has mined any Coal that it did not have the right to mine on any Mortgaged Property or mined any Coal or produced any oil, natural gas or other hydrocarbons in such a manner as to give rise to any claims for loss, waste or trespass on any Mortgaged Property, and, to the knowledge of the Borrower and the Restricted Subsidiaries, no facts exist upon which such a claim could be based other than claims that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Loan Parties on the Effective Date, all Material Real Property that is being mined or operated as of the Effective Date is in a physical condition that would permit mining or oil and natural gas production operations as presently conducted.

(d) (i) Each of the Borrower and the Restricted Subsidiaries owns or possesses the right to use all Intellectual Property that is used or held for use in or is otherwise necessary for the present conduct of its business, without any known conflict with the rights of others, except where such conflicts would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(d) to this

Agreement, (ii) neither the Borrower nor any of its Restricted Subsidiaries is interfering with, infringing upon, misappropriating or otherwise violating, in each case in any material respect, Intellectual Property of any Person, and (iii) no material claim or litigation regarding any of the foregoing Intellectual Property is pending or threatened.

(e) As of the Effective Date, none of the Borrower and its Restricted Subsidiaries has received any written or, to the knowledge of the Borrower, other notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Effective Date, except where such condemnation proceeding would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except as set forth on Schedule 3.07(e) to this Agreement or the Cases.

(f) None of the Borrower and its Restricted Subsidiaries is obligated on the Effective Date under any right of first refusal, preferential right to purchase, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.03, 6.04 or 6.05 and other than customary buy-back provisions following the termination of mining operations, satisfaction of reclamation obligations and release of applicable Mining Permits with respect to a Mortgaged Property, except where such right of first refusal, preferential right to purchase, option or other contractual right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(f) to this Agreement.

(g) Schedule 3.07(g) to this Agreement sets forth as of the Effective Date the name and jurisdiction of incorporation, formation or organization of each Restricted Subsidiary of the Borrower and, as to each such Restricted Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such Restricted Subsidiary, indicating the ownership thereof.

(h) As of the Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and other rights to receive Equity Interests of the Borrower granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any of the Restricted Subsidiaries, except where such subscriptions, options, warrants, calls, rights or other agreements or commitments would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(h) to this Agreement.

(i) With respect to each Mortgaged Property on which significant surface Improvements are located, there are no rights or claims of parties in possession not shown by the public records, encroachments, overlaps, boundary line disputes or other matters which would be disclosed by an accurate survey or inspection of the premises except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08 Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.08(a) to this Agreement or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (x) except for the Cases, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Borrower, threatened in writing against or affecting, the Borrower or any of the other Restricted Subsidiaries or any business, property or rights of any such person (i) as of the Effective Date, that involve any Loan Document or the Transactions or (ii) which would reasonably be expected, individually or in the aggregate, to materially adversely affect the Transactions; (y) none of the Borrower or any Restricted Subsidiary has been notified in writing, or, to the knowledge of the Borrower and the Restricted Subsidiaries, otherwise notified, by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended, or any comparable state statute that it is: (i) ineligible to receive additional surface mining permits; or (ii) under investigation to determine whether their eligibility to receive any Mining Permit should be revoked, i.e., “permit blocked”; and (z) to the knowledge of the Borrower, no facts exist that presently or upon the giving of notice or the lapse of time or otherwise would render any of the Borrower or any Restricted Subsidiary ineligible to receive surface mining permits. Neither the Borrower nor, to the knowledge of any of the Loan Parties, any of its Affiliates is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S. Patriot Act”).

(b) Except as set forth in Schedule 3.08(b) to this Agreement, none of the Borrower, the Restricted Subsidiaries or their respective assets is, as of the Effective Date, in violation of (nor will the continued operation of their material assets as currently conducted violate) any currently applicable law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval, Mining Law, Mining Permit, Mining Lease or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any order, judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.09 Federal Reserve Regulations.

(a) None of the Borrower or the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.10 Investment Company Act. None of the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.11 Use of Proceeds. The Borrower will use the proceeds from Borrowings of Revolving Facility Loans and Term Loans and the issuance of Letters of Credit for working capital and general corporate purposes, including for the payment of fees and expenses in connection with the Transaction (including to replace or backstop approximately $102.8 million of letters of credit outstanding under the A/R Facility Agreement); provided, that (x) Bonding Facility Letters of Credit shall be used only for Permitted Bonding Purposes, (y) R/C Letters of Credit shall not be used to replace any Second Out Letters of Credit and (z) the proceeds of the initial Term Loan Borrowing shall be used solely to make the deposit to the Term Facility Letter of Credit Account contemplated by Section 2.04(b)(iii) and to pay related fees and expenses.

SECTION 3.12 Tax Returns. Except as set forth on Schedule 3.12 to this Agreement:

(a) Each of the Borrower and each of its Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects, (ii) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except (x) Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP and (y) Taxes that need not be paid pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code and (iii) has materially complied with all of its obligations in its capacity as withholding agent under applicable law;

(b) Each of the Borrower and each of its Subsidiaries has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes not yet due, which Taxes, if not paid or adequately provided for, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: with respect to each of the Borrower and each of its Restricted Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority.

SECTION 3.13 No Material Misstatements.

(a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning the Borrower, the Restricted Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives (excluding any reserve reports) and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Effective Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such Projections and estimates were furnished to the initial Lenders hereunder, and as of the Effective Date, and (ii) as of the Effective Date, have not been modified in any material respect by the Borrower.

SECTION 3.14 Employee Benefit Plans. Each of the Borrower, the Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect. The excess of the present value of all benefit liabilities under each Plan of the Borrower and each Subsidiary and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan would not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans would not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events which have occurred or for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15 Environmental Matters. Except as disclosed on Schedule 3.15 to this Agreement and except as to matters that would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by the Borrower, or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened in writing against the Borrower or any of the Subsidiaries which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of the Subsidiaries, (ii) each of the Borrower and the Subsidiaries has obtained or in a timely manner applied for all Permits necessary for ownership of its assets and for its operations as currently conducted to comply with all applicable Environmental Laws and is in compliance with the terms of such Permits and with all other applicable Environmental Laws, (iii) the Borrower and the Subsidiaries have made available to the Administrative Agent prior to the Effective Date the most recent environmental audit, if any, then available with respect to the operations of each of the Borrower and the Subsidiaries, (iv) to the knowledge of the Borrower and the Subsidiaries, no Hazardous Material is located at, on, under or is emanating from any property or facility currently owned, operated or leased by the Borrower or any of the Subsidiaries that would reasonably be likely to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by the Borrower or any of the Subsidiaries and disposed of, or transported to or Released at any location in a manner that would reasonably be likely to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws, (v) to the knowledge of the Borrower and the Subsidiaries, there are no agreements in effect as of the Effective Date pursuant to which the Borrower or any of the Subsidiaries has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Effective Date, (vi) to the knowledge of the Borrower and the Subsidiaries, there are no landfills, disposal areas, or surface impoundments (including slurry impoundments) located at, on, in or under the assets of the Borrower or any Subsidiary for which the Borrower or any Subsidiary does not hold a valid Permit pursuant to Mining Laws and Environmental Laws, and which are closed or to be closed and reclaimed pursuant to Mining Laws and Environmental Laws, and (vii) to the knowledge of the Borrower and the Subsidiaries as of the Effective Date, except as listed on Schedule 3.15(vii) to this Agreement there are not currently and since January 1, 2008 there have not been any underground storage tanks “owned,” or “operated” (as defined by applicable Environmental Law) by any of the Borrower or any Subsidiary or present or located on the Borrower’s or any Subsidiary’s Real Property. For purpose of Section 8.01(a), each of the representations and warranties contained in clauses (iv), (v), (vi) and (vii) of this Section 3.15 that are qualified by the knowledge of the Borrower and the Subsidiaries shall be deemed not to be so qualified.

SECTION 3.16 Security Documents.

(a) Subject to and upon the entry of the Orders, the Orders and the Security and Intercreditor Agreement are effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. When UCC financing statements in appropriate form are filed in the offices specified in the Perfection Certificate, the Liens created by the Security and Intercreditor Agreement in favor of the Collateral Agent (for the benefit of the Secured Parties) will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral to the extent perfection can be obtained by filing UCC financing statements.

(b) The Mortgages (if any) shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder (it being understood, however, that such Mortgaged Property shall not include any lease, contract or other agreement to the extent and for so long as such lease, contract or other agreement is excluded from the Mortgaged Property pursuant to the terms of each applicable Mortgage) and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Liens created by the Mortgages in favor of the Collateral Agent (for the benefit of the Secured Parties) shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the UCC, the proceeds thereof, in each case having the priority set forth in the Orders other than with respect to the rights of a Person pursuant to Permitted Real Estate Encumbrances and Liens having priority by operation of law.

SECTION 3.17 Location of Real Property and Premises. Schedule 3.07(a) hereto is a true, accurate and complete list of all of the Material Real Property owned or leased as of the Effective Date.

SECTION 3.18 [Reserved].

SECTION 3.19 Labor Matters. Except as set forth on Schedule 3.19 to this Agreement or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation in any respect of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP; and (d) consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.20 Insurance. Schedule 3.20 to this Agreement sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower or the Restricted Subsidiaries as of the Effective Date. As of such date, such insurance is in full force and effect. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Restricted Subsidiaries is adequate.

SECTION 3.21 Anti-Terrorism Law.

(a) No Loan Party and, to the knowledge of the Borrower, no officers, directors, employees, brokers, agent or Affiliate of any Loan Party is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party, Subsidiary, or any director or officer thereof, and, to the knowledge of the Borrower, no employees, broker, other agent or Affiliate of any Loan Party acting or benefiting in any capacity in connection with the Loans is, or is owned or controlled by one or more persons that are, any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list; or

(v) a person that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

(c) No Loan Party Subsidiary, or any director or officer thereof, and, to the knowledge of the Borrower, no employees, agent, when acting on behalf of any Loan Party, or Affiliate of any Loan Party is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Borrower, its subsidiaries and, to the knowledge of the Borrower, its affiliates have conducted their businesses in compliance with the FCPA in all material respects and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

ARTICLE IV

CONDITIONS OF EFFECTIVENESS AND LENDING

SECTION 4.01 Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligations of each Initial Lenders to make Loans hereunder and the Commitments of the Initial Issuing Banks to issue Letters of Credit hereunder are, in each case, subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received executed counterparts of this Agreement from each Loan Party and each Initial Lender and Issuing Bank.

(b) The Administrative Agent shall have received the following, each dated as of the Effective Date (unless otherwise specified) and in form and substance satisfactory to the Administrative Agent:

(i) Notes payable to the Lenders (and their registered assigns) to the extent requested by any Lender pursuant to Section 2.09(e).

(ii) Certified copies of the resolutions of the Board of Directors, or Executive or Finance Committee of the Board of Directors, of each Loan Party approving the Facilities and entry into the Loan Documents to which it is a party.

(iii) A copy of the charter or other constitutive document of each Loan Party and each amendment thereto, certified by an officer of such Loan Party as being a true and correct copy thereof.

(iv) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(v) A certificate of good standing from the applicable secretary of state or similar official in the jurisdiction of organization (as of a date reasonably near the Effective Date).

(vi) The Security and Intercreditor Agreement, duly executed by the Borrower and each Subsidiary Guarantor.

(vii) A certificate from a Responsible Officer of the Borrower as to the matters set forth in Sections 4.01(i), 4.01(k), 4.02(e) (as of the Effective Date) and 4.02(f) (as of the Effective Date).

(viii) A favorable opinion of Jones Day, special counsel for the Loan Parties, in form and substance satisfactory to the Administrative Agent and Required Lenders.

(ix) The initial 13-Week Projection.

(c) Subject to the paragraph immediately following Section 4.01(c)(vi), the Administrative Agent shall have received the following:

(i) Favorable opinions of local counsel in the jurisdictions of incorporation of the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent.

(ii) Proper financing statements under the UCC or other applicable law of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens and security interest created or purported to be created under the Interim Order and, to the extent executed and delivered on the Effective Date, the Security and Intercreditor Agreement covering the Collateral described therein.

(iii) Intellectual Property Security Agreements covering the registered intellectual property listed on the applicable schedules to the Security and Intercreditor Agreement, duly executed by the Borrower and each Person that is a Subsidiary on the Effective Date.

(iv) Evidence of all insurance required to be maintained pursuant to Section 5.02, and evidence that the Administrative Agent shall have been named as an additional insured or loss payee, as applicable, on all insurance policies covering loss or damage to Collateral and on all liability insurance policies as to which the Administrative Agent has reasonably requested to be so named.

(v) The Perfection Certificate.

(vi) Copies of all Material Leases of the Loan Parties.

To the extent that any of the items described in this Section 4.01(c) shall not have been received by the Administrative Agent notwithstanding the Borrower’s use of its commercially reasonable efforts to provide same, delivery of such items shall not constitute a condition effectiveness of this Agreement and the obligations of each Initial Lender to make Loans hereunder and of each Initial Issuing Bank to issue Letters of Credit hereunder, and the Borrower shall, instead, cause such items to be delivered to the Administrative Agent not later than 45 days following the Effective Date (or such later date as the Administrative Agent shall agree in its discretion).

(d) [Reserved.]

(e) The Petition Date shall have occurred, and the Administrative Agent and the Required Initial Lenders shall be reasonably satisfied with the form and substance of the First Day Orders sought by the Borrower and entered on (or prior to) the Effective Date.

(f) The Interim Order Entry Date shall have occurred not later than five (5) Business Days following the Petition Date.

(g) All “first day orders” and all related pleadings intended to be entered on or prior to the Interim Order Entry Date shall have been entered by the Bankruptcy Court and shall be reasonably satisfactory in form and substance to the Administrative Agent, it being understood that drafts approved by counsel to the Administrative Agent prior to the Petition Date are reasonably satisfactory.

(h) No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(i) Since December 31, 2014, there shall have been no Material Adverse Effect.

(j) All necessary governmental and third party consents and approvals necessary in connection with the Facilities and the transactions contemplated hereby shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Administrative Agent and the Required Initial Lenders) and shall remain in effect; and no law or regulation shall be applicable in the judgment of the Administrative Agent and the Required Initial Lenders that restrains, prevents or imposes materially adverse conditions upon the Facilities or the transactions contemplated hereby.

(k) The Administrative Agent shall be satisfied in its reasonable judgment that there shall not occur as a result of, and after giving effect to, the initial extension of credit under the Facilities, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Loan Parties’ or their respective subsidiaries’ debt instruments and other material agreements which, in the case of the Loan Parties’ debt instruments and other material agreements, would permit the counterparty thereto to exercise remedies thereunder on a post-petition basis or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases) that would reasonably be expected to have a Material Adverse Effect.

(m) [Reserved].

(n) The amount of the Term Loans made on the Effective Date shall not exceed the amount authorized by the Interim Order.

(o) The Borrower shall have paid all fees of the Administrative Agent, the Lead Arranger and the Lenders accrued and payable on or prior to the Effective Date, and all such expenses of the Administrative Agent, including the accrued fees and expenses of counsel to the Administrative Agent.

(p) [Reserved].

(q) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

(r) Prior to the Petition Date, the Borrower and its Subsidiaries shall have caused substantially all cash included in the prepetition collateral with respect to the Existing Credit Agreement (other than certain operating funds as agreed with the Existing Credit Agreement Agent) to be deposited into accounts with Merrill Lynch, Pierce, Fenner & Smith Incorporated that are subject to account control agreements satisfactory to the Existing Credit Agreement Agent in its reasonable discretion.

SECTION 4.02 All Credit Events. On the date of (x) each Borrowing and (y) each issuance, amendment, extension or renewal of a Letter of Credit and (z) the granting of each Bonding Superpriority Claim (each such event a “Credit Event”):

(a) The Effective Date shall have occurred.

(b) The Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Required Lenders; provided, that if at the time of the making of any Loan or the issuance of any Letter of Credit the aggregate amount of either of which, together with all the aggregate principal amount of all Loans and Letters of Credit then outstanding, would exceed the amount under the applicable Facility authorized by the Interim Order (collectively, the “Additional Credit”), the Administrative Agent and each of the Lenders shall have received a final copy of an order of the Bankruptcy Court in substantially the form of the Interim Order (with only such modifications thereto as are satisfactory in form and substance to the Administrative Agent and Required Lenders; provided, that any such order that does not approve the full amount of the Term Facility shall not be acceptable to the Required Lenders) and authorizing such Additional Credit (the “Final Order”), which, in any event, shall have been entered by the Bankruptcy Court no later than the date that is 45 days following the Interim Order Entry Date (or such later date as approved by the Required Lenders) and at the time of the extension of any Additional Credit the Final Order shall be in full force and effect, and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Required Lenders; and if either the Interim Order or the Final Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the issuance of any Letter of Credit nor the performance by any Loan Party of any of their respective obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal.

(c) With respect to any Credit Events on or after the date of entry of the Final Order, (x) all material “second day orders” and all related pleadings intended to be entered on or prior to the date of entry of the Final Order, including a final cash management order and any order establishing procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court, and (y) all pleadings related to procedures for approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall be reasonably satisfactory in form and substance to the Administrative Agent, or this condition is waived by the Administrative Agent. The Administrative Agent acknowledges that the form of such orders substantially in the forms filed on the Petition Date are acceptable.

(d) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(e) The representations and warranties of the Borrower and each other Loan Party contained in each Loan Document to which it is a party shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit) or such granting of a Bonding Superpriority Claim, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or if applicable, in all respects) as of such earlier date).

(f) At the time of and immediately after such Borrowing, issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit) or such granting of a Bonding Superpriority Claim, as applicable, no Event of Default or Default shall have occurred and be continuing.

(g) The making of such Loan (or the issuance of such Letter of Credit) shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(h) In the case of any Revolving Loan or issuance, amendment, extension or renewal of an R/C Letter of Credit, no Borrowing Base Deficiency will exist after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom.

(i) In the case of the granting of any Bonding Superpriority Claim, after giving effect thereto the Bonding Superpriority Claim Amount shall not exceed (x) the Bonding Accommodation Cap minus (y) the aggregate face amount of all Bonding Facility Letters of Credit issued hereunder following the Effective Date.

(j) The Receivables Agent, the Receivables SPV, and the other parties thereto shall have executed and delivered the Collateral Substitution Agreement and the Collateral Substitution Agreement shall have become effective, and the Administrative Agent shall be reasonably satisfied that, substantially simultaneously with the initial borrowing of Term Loans, the Back-to-Back LC (as defined in the Collateral Substitution Agreement) shall be issued.

(k) Solely with respect to the second Term Loan Borrowing, the Borrower shall have paid all fees of the Lenders accrued and payable on or prior to the date of the second Term Loan Borrowing.

Each Borrowing, each issuance, amendment, extension or renewal of a Letter of Credit and each granting of a Bonding Superpriority Claim shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal or granting, as applicable, as to the applicable matters specified in paragraphs (e), (f), (g), (h) and (i) of this Section 4.02.

In addition to the other conditions precedent herein set forth, if any Revolving Facility Lender becomes, and during the period it remains, a Defaulting Lender, each Issuing Bank will not be required to issue any R/C Letter of Credit or to amend any outstanding R/C Letters of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof unless such Issuing Bank, is satisfied that any exposure that would result therefrom is eliminated or fully covered by Cash Collateralization satisfactory to each Issuing Bank.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and discharged and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will and will cause each of the Restricted Subsidiaries to:

SECTION 5.01 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04, and except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Do or cause to be done all things reasonably necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property and rights or licenses with respect thereto necessary to the normal conduct of its business, (ii) except as otherwise excused by the Bankruptcy Code, comply in all respects with all applicable laws, rules, regulations (including any zoning, mining, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the

Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted except in each case where failure to do so would not reasonably be expected to have a Material Adverse Effect, (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except in each case where failure to do so would not reasonably be expected to have a Material Adverse Effect and (iv) in the case of leases of the Borrower, maintain such leases in full force and effect (x) subject to an applicable order of the Bankruptcy Court with respect to such leases, (y) excluding such leases rejected under Section 365 of the Bankruptcy Code or as would not reasonably be expected to have a Material Adverse Effect and (z) excluding such leases where failure to do so is not disadvantageous in any material respect to such Person or to the Administrative Agent and the Lenders.

SECTION 5.02 Insurance.

(a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, industry practices and self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b) Keep its insurable Mortgaged Properties adequately insured, with customary deductibles, at all times by financially sound and reputable insurers, including self-insurance in accordance with customary industry practices; cause all property and casualty insurance policies with respect to the Mortgaged Properties to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Effective Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to any of the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder; and, with respect to all Mortgaged Properties, deliver original or certified copies of all such policies or a certificate of an insurance broker to the Collateral Agent; cause each such policy to provide that it shall not be canceled or not renewed upon less than forty-five (45) days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c) If any portion of any Mortgaged Property upon which a “Building” (as defined in 12 CFR Chapter 11, Section 339.2) is located is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent, including, without limitation evidence of annual renewals of such insurance.

(d) With respect to each Mortgaged Property, carry and maintain comprehensive general liability insurance (or equivalent coverage) and coverage against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

(e) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Borrower or any of its Restricted Subsidiaries; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(f) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Agents, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Borrower and the other Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of its Restricted Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and its Restricted Subsidiaries or the protection of their properties.

SECTION 5.03 Payment of Obligations. In the case of any Debtor, in accordance with the Bankruptcy Code and subject to any required approval by the Bankruptcy Court (it being understood that no Debtor shall be obligated to make any payments hereunder that may, in their reasonable judgment, result in a violation of any applicable law, including the Bankruptcy Code, without an order of the Bankruptcy Court authorizing such payment), pay and discharge promptly when due (x) all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property (in the case of any Debtor, solely to the extent arising post-petition), before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise (in the case of any Debtor, solely to the extent arising post-petition) that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the affected Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto.

SECTION 5.04 Financial Statements, Reports; Borrowing Base Information, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days (or such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K) after the end of each fiscal year, commencing with the fiscal year ended December 31, 2015, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit) to the effect that such consolidated financial statements (A) have been prepared in accordance with GAAP and (B) present fairly and accurately the consolidated financial condition and results of operations and cash flows of the Borrower and its subsidiaries as of the dates and for the periods to which they relate (it being understood that the delivery by the Borrower of Annual Reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein);

(b) commencing with the fiscal quarter ended June 30, 2015, within 45 days (or such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of the Borrower, on behalf of the Borrower, as (A) having been prepared in accordance with GAAP and (B) presenting fairly and accurately the consolidated financial condition and results of operations and cash flows of the Borrower and the Subsidiaries as of the dates and for the periods to which they relate, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit adjustments (it being understood that the delivery by the Borrower of Quarterly Reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein);

(c) within twenty (20) days after the end of each fiscal month, the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month and related statements of operations and cash flows of the Borrower and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, duly certified by a Financial Officer of the Borrower, on behalf of the Borrower, as (A) having been prepared in accordance with GAAP and (B) presenting fairly and accurately the consolidated financial condition and results of operations and cash flows of the Borrower and the Subsidiaries as of the dates and for the periods to which they relate, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit adjustments (provided, that the foregoing obligation shall be deemed satisfied to the extent such information is included in the “Monthly Operating Report” filed with the Bankruptcy Court for the applicable month on or prior to the date specified for compliance in this Section 5.04(c), and (ii) within twenty (20) days after the end of each fiscal month, a capital expenditures report (the “Capital Expenditures Report”) prepared by the Borrower in reasonable detail setting forth (a) the amount of Capital Expenditures of the Borrower and its Subsidiaries made or became legally obligated to make in such fiscal month (together with a comparison to the amounts budgeted for such periods);

(d) (x) concurrently with any delivery of financial statements under (a), (b) or (c) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10 and 6.14 and (y) concurrently with any delivery of financial statements under (a) above, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Event of Default resulting from a breach of Sections 6.10 or 6.14, as applicable (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(e) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower or any of its Subsidiaries with the SEC or distributed to the stockholders of the Borrower generally, as applicable;

(f) if, as a result of any change in accounting principles and policies from those as in effect on the Effective Date, the consolidated financial statements of the Borrower and the Subsidiaries delivered pursuant to paragraphs(a), (b) or (c) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, 30 days after the first delivery of financial statements pursuant to paragraphs (a), (b) and (c) above following such change, a schedule prepared by a Financial Officer on behalf of the Borrower reconciling such changes to what the financial statements would have been without such changes;

(g) [reserved;]

(h) concurrently with the delivery of financial statements under clause (a) above an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificates, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (h);

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(j) promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or any Governmental Authority concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

(k) (i) as soon as reasonably practicable in advance of filing with the Bankruptcy Court or delivering to the Committee or the U.S. trustee, as the case may be, the Final Order and all other proposed orders and pleadings related to the Loans and the Loan Documents, any Reorganization Plan and/or any disclosure statement related thereto and (ii) by the earlier of (1) two Business Days prior to being filed (and if impracticable, then as soon as possible and in no event later than promptly after being filed) on behalf of any of the Debtors with the Bankruptcy Court or (2) at the same time as such documents are provided by any of the Debtors to any statutory committee appointed in the Cases or the U.S. Trustee, all other notices, flings, motions, pleadings or other information concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Loan Parties or any request for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code or Section 9019 of the Federal Rules of Bankruptcy Procedure.

(l) weekly, on Thursday of every calendar week, commencing on August 13, 2015, a 13-Week Projection.

(m) [reserved].

Documents required to be delivered pursuant to Section 5.04(a), 5.04(b) or 5.04(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet, at www.alphanr.com; provided that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 5.05 Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of its Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, in each case affecting the Borrower or any of its Subsidiaries, that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(d) the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Compliance with Laws. Except as otherwise excused by the Bankruptcy Code, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased), including all Mining Laws and Mining Permits, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07 Maintaining Records; Access to Properties; Inspections, Field Exams and Appraisals, Etc. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any of its Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans and the issuance of Letters of Credit solely for the purposes described in Section 3.11. The Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing activities of or with any person that is the subject of Sanctions, in a Designated Jurisdiction, or in any manner that results in a violation by any Person participating in this Loan, whether as Borrower, Lender or Agent, of (i) any Sanctions, (ii) the FCPA or (iii) any Anti-Terrorism Law.

SECTION 5.09 Compliance with Environmental Laws. Except as otherwise excused by the Bankruptcy Code, comply, and make commercially reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations, facilities and properties; and obtain and renew all Permits required pursuant to Environmental Laws for its operations, facilities and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10 Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to any applicable limitation in any Security Document, the Borrower shall:

(a) within forty-five (45) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after (1) the formation or acquisition of any new direct or indirect Wholly Owned Domestic Subsidiary by any Loan Party or (2) any Domestic Subsidiary becoming a Wholly Owned Domestic Subsidiary (excluding, for the avoidance of doubt, each of (x) the Receivables SPV (but only for so long as it does not engage in any operating activities, other than those incidental to the wind-down and termination of the A/R Facility) and (y) Gray Hawk (but only for so long as it does not engage in any material business or operations, other than the business conducted by it on the Petition Date), the Borrower shall:

(i) unless the Administrative Agent otherwise agrees, cause each such Wholly Owned Domestic Subsidiary (a “New Subsidiary Guarantor”) to (x) become a Debtor, (y) execute a joinder to this Agreement in the form attached hereto as Exhibit D in order to become a “Subsidiary Guarantor” hereunder and (z) execute a counterpart to the Security and Intercreditor Agreement to become a “Grantor” thereunder;

(ii) cause the security interests granted by such New Subsidiary Guarantor pursuant to the Security and Intercreditor Agreement to be perfected to the extent required by the Security and Intercreditor Agreement, including taking whatever additional action (including the recording of mortgages and the filing of Uniform Commercial Code financing statements) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on any Material Owned Real Property or Material Leased Real Property, enforceable against all third parties;

(b) within forty-five (45) days after the Administrative Agent’s request pursuant to the last sentence of Section 2.27(b), with respect to any Real Property then owned or leased by any Loan Party or a New Subsidiary Guarantor, the Borrower shall deliver to the Collateral Agent or otherwise take the actions described below:

(i) a Mortgage duly executed and acknowledged by the New Subsidiary Guarantor with respect to each Real Property owned or leased by such New Subsidiary Guarantor, and in form for recording in the recording office where such Mortgaged Property is located, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(ii) (x) with respect to Material Leased Real Property where the terms of the lease of such Material Leased Real Property (or applicable state law, if such lease is silent on the issue) do not prohibit a mortgage thereof, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent, leasehold mortgages or leasehold deeds of trust, in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents;

(iii) cause the applicable Loan Party to provide the Administrative Agent with a legal description of any Material Owned Real Property or any Material Leased Real Property, as applicable, from which any As-Extracted Collateral will be severed or to which As-Extracted Collateral otherwise relates, together with the name of the record owner of such Material Owned Real Property or Material Leased Real Property, as applicable, the county in which such Material Owned Real Property or Material Leased Real Property, as applicable, is located, accurate real estate descriptions sufficient to locate such real property on the ground and such other information as may be necessary or desirable to file real property related financing statements, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and/or leasehold deeds of trust under Section 9-502(b) or 9-502(c) of the UCC or any similar legal requirements;

(iv) cause the applicable Loan Party to provide the Administrative Agent with all geological data, reserve data, material existing mine maps, surveys, title insurance policies, title insurance, abstracts and other evidence of title, core hole logs and associated data, Coal measurements, Coal samples, lithologic data, Coal reserve calculations or reports, washability analyses or reports, quality analyses, mine plans, mining permit applications and supporting data, engineering studies and all other information, maps, reports and data in the possession of such Loan Party and relating to or affecting the Real Property, including the Coal reserves, Coal ownership, Real Property Leases, mining conditions, mines, and mining plans of such Loan Party as prepared and utilized by such Loan Party in its ordinary course of business;

(v) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such Mortgaged Property to be subject to a Mortgage on which a “Building” (as defined in 12 CFR Chapter III, Section 339.2) is located (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto);

(vi) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.02 of this Agreement (except that, with respect to flood insurance, the Collateral Agent must have received a copy of the insurance policies) and the applicable provisions of the Security Documents, each of which shall (1) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable); (2) name the Collateral Agent, on behalf of the Secured Parties, as additional insured; (3) in the case of flood insurance, (x) identify the addresses of each property located in a special flood hazard area, (y) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (z) provide that the insurer will give the Collateral Agent forty-five (45) days’ written notice of cancellation or non-renewal and (4) otherwise be in form and substance satisfactory to the Collateral Agent;

(vii) evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all search and examination charges, mortgage recording taxes and related charges required for the recording of any Mortgage; and

(viii) with respect to any such Mortgaged Property, an opinion of local counsel in form and substance reasonably satisfactory to the Collateral Agent and such other documents, instruments, certificates and materials to the extent reasonably requested by the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent.

Notwithstanding the foregoing, the Loan Parties hereby agree that, upon the request of the Administrative Agent, in the exercise of its business judgment, such Loan Parties (i) execute and deliver Mortgages, in recordable form, to the Administrative Agent with respect to such Real Properties so requested, which Mortgages shall be in form and substance satisfactory to the Administrative Agent and (ii) provide all additional deliverables with respect to such Real Properties required pursuant to Section 5.10, subject to and in accordance with the terms and requirements of Section 5.10

SECTION 5.11 Fiscal Year; Accounting. In the case of the Borrower, cause its fiscal year to end on December 31.

SECTION 5.12 [Reserved].

SECTION 5.13 [Reserved].

SECTION 5.14 Maintenance of Cash Management System. Following the Revolving Facility Effective Date, in accordance with Section 2.20 of this Agreement, establish and maintain a cash management system on terms reasonably acceptable to the Administrative Agent (it being agreed by the Administrative Agent that the Loan Parties’ cash management system in effect as of the Effective Date (assuming that the requirements of Section 2.20 are complied with) is acceptable to it).

SECTION 5.15 Compliance with Leases. Except as otherwise excused by the Bankruptcy Court or as would not, individually or in the aggregate, be materially adverse to the interests of the Lenders, make all payments and otherwise perform all obligations in respect of all Material Leases to which any Loan Party or any of its Subsidiaries is a party, keep such Material Leases in full force and effect and not allow such Material Leases to lapse or be terminated or any rights to renew such Real Property Leases to be forfeited or cancelled, except or in connection with the rejection of any unexpired lease pursuant to Section 7.01.

SECTION 5.16 First and Second Day Orders. Cause all proposed “first day” orders and “second day” orders submitted to the Bankruptcy Court to be in accordance with and permitted by the terms of this Agreement and reasonably acceptable to the Administrative Agent in all respects, it being understood and agreed that the forms of orders approved by the Administrative Agent prior to the Petition Date are in accordance with and permitted by the terms of this Agreement in all respects and are reasonably acceptable.

SECTION 5.17 Certain Case Milestones.

(a) No later than October 30, 2015, delivery of a 5-year business plan reasonably acceptable to the Required Lenders, which will include, without limitation, (i) a determination of significant assets to be sold, assigned, abandoned and otherwise disposed of in connection with the Borrower’s restructuring, (ii) a determination of the assumption, rejection and/or assignment of significant executory contracts and leases, (iii) an assessment of the financial impact of mines that management will cease operation or otherwise be disposed of and (iv) preliminary assumptions with respect to collective bargaining agreements and retiree benefits (the “Agreed Business Plan”); provided that a component of the Agreed Business Plan shall be an agreement, reasonably satisfactory to the Required Lenders, with respect to the “Liquidity Cushion Percentage” for each month covered by the Agreed Business Plan, such percentage to be used for purposes of the covenant set forth in Section 6.14 (it being understood and agreed that the “Liquidity Cushion Percentage” for any month shall not be less than 7.5% or greater than 12.5%).

(b) No later than November 30, 2015, delivery to the Administrative Agent and the Lenders of a plan and timeline reasonably acceptable to the Required Lenders (i) to market and implement the asset sales, assignments, closings and abandonments (if any) to the extent reflected in the Agreed Business Plan and (ii) with respect to significant executory contract and unexpired lease assumptions and rejections.

(c) Within 135 days following the Petition Date, deliver to the Administrative Agent and the Lenders an updated Agreed Business Plan reasonably acceptable to the Required Lenders, which will incorporate a final plan and assumptions with respect to collective bargaining agreements and retiree benefits.

(d) Within 155 days following the Petition Date, deliver proposals contemplated in the Agreed Business Plan, if any, (i) to authorized union representatives seeking modifications with respect to collective bargaining agreements and (ii) to authorized representatives of retirees seeking modifications with respect to retiree benefits, in each case, consistent with and solely to the extent required by the Agreed Business Plan (any savings and work rule changes reflected in such proposals, collectively, the “Labor/Benefits Savings”).

(e) Within 215 days following the Petition Date, either (i) reach agreements with the parties referred to in clauses (i) and (ii) of paragraph (d) (immediately above) and file any motions needed to approve such agreements or (ii) file motions for relief under Bankruptcy Code sections 1113 and/or 1114 seeking any Labor/Benefits Savings, in each case, consistent with the Agreed Business Plan.

(f) To the extent that any Labor/Benefits Savings consistent with the Agreed Business Plan are not otherwise achieved on a consensual basis without the need for court relief, obtain any requested Labor/Benefits Orders from the Bankruptcy Court within 320 days of the Petition Date.

(g) Within 300 days following the Petition Date, file with the Bankruptcy Court an Acceptable Reorganization Plan.

(h) Within 90 days following the filing with the Bankruptcy Court of an Acceptable Reorganization Plan, entry by the Bankruptcy Court of a Confirmation Order with respect to such Acceptable Reorganization Plan.

SECTION 5.18 Ratings. Use commercially reasonable efforts to obtain, within thirty (30) days of the Effective Date, public ratings (but not any minimum rating) of the Term Facility from each of Moody’s and S&P.

SECTION 5.19 Schedules. Deliver to the Administrative Agent, not later than 30 days following the Effective Date (or such later date as the Administrative Agent shall agree in its reasonable discretion), schedules setting forth, as of the Petition Date, (i) all Investments held by the Borrower and its Restricted Subsidiaries (other than Investments permitted under Section 6.01 (other than Section 6.01(a)), (ii) all Indebtedness of the Borrower and its Restricted Subsidiaries having an aggregate principal amount in excess of $25,000,000 (other than Indebtedness permitted under Section 6.02 (other than Section 6.02(c)) and (iii) all Liens on assets of the Borrower and its Restricted Subsidiaries (other than Liens permitted under Section 6.03 (other than Section 6.03(e)).

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and discharged and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, on or after the Effective Date:

SECTION 6.01 Investments. Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) or hold any Equity Interests in, evidences of Indebtedness or other securities of, or make or hold any loans or advances to or Guarantees of the Indebtedness of (each, an “Investment”), any other person, except:

(a) Investments existing on the Effective Date;

(b) Investments by the Borrower or any Restricted Subsidiary in Loan Parties;

(c) Investments by the Borrower or any Restricted Subsidiary in (x) Minority Ventures or Subsidiaries that are not Loan Parties or (y) entities that become Minority Ventures or Subsidiaries that are not Loan Parties as a result of such Investments; provided that at the time of such Investment (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the amount of such Investment, when added to the aggregate amount outstanding of all other Investments made under this Section 6.01(c) or Section 6.01(d) on or after the Petition Date, does not exceed, $5 million;

(d) other Investments by the Borrower or any Restricted Subsidiary; provided that, the amount of such Investment, when added to the aggregate amount outstanding of all other Investments made under Section 6.01(c) or this Section 6.01(d) on or after the Petition Date, does not exceed $5 million;

(e) [reserved];

(f) [reserved];

(g) Permitted Investments;

(h) [reserved];

(i) Swap Agreements permitted pursuant to Section 6.11;

(j) Investments arising out of the receipt by the Borrower or any Restricted Subsidiary of noncash consideration for the disposition of assets permitted under Section 6.05;

(k) accounts receivable, advances and prepayments and other trade credits made in the ordinary course of business;

(l) Investments received in satisfaction or partial satisfaction of obligations of account debtors to the extent reasonably necessary in order to prevent or limit loss or received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers;

(m) Investments resulting from pledges and deposits made in the ordinary course of business;

(n) loans and advances to employees of the Borrower or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not to exceed $500,000 at any time outstanding;

(o) [reserved];

(p) [reserved];

The amount of any Investment, other than a Guarantee, shall be (i) the amount actually invested, as determined at the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment, minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash, cash equivalents or short-term marketable debt securities (not in excess of the amount of Investments originally made). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

SECTION 6.02 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness under the Second Out Facility in an aggregate principal amount not to exceed $191 million;

(c) Indebtedness outstanding on the Effective Date;

(d) to the extent constituting Indebtedness, Bonding Superpriority Claims;

(e) Indebtedness in respect corporate credit card programs in an aggregate amount not to exceed $750,000;

(f) [Reserved];

(g) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (x) there shall be no Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party and (y) Indebtedness of any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be permitted only to the extent permitted as an Investment under Section 6.01(c);

(h) Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money Indebtedness or other Indebtedness or preferred stock, or synthetic lease obligations with respect to assets of the Borrower or any Restricted Subsidiary and any Permitted Refinancing Indebtedness thereof; provided that the initial Indebtedness is incurred within 270 days after the acquisition, construction, lease, installation or improvement of such assets; provided, further, that, in the case of any such Indebtedness, such Indebtedness may only be incurred to the extent that the aggregate principal amount outstanding of such Indebtedness and all other Indebtedness incurred under this Section 6.02(h) on or after the Petition Date shall not exceed $25 million;

(i) Capital Lease Obligations incurred by the Borrower or any Restricted Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.05;

(j) [Reserved];

(k) Guarantees of any Indebtedness of the Borrower or any other Loan Party otherwise permitted hereunder;

(l) [Reserved];

(m) Indebtedness of the Borrower and the Restricted Subsidiaries pursuant to Swap Agreements permitted by Section 6.11;

(n) [Reserved];

(o) Indebtedness of any Loan Party supported by a Letter of Credit, in a principal amount outstanding not in excess of the stated amount of such Letter of Credit;

(p) Guarantees of Indebtedness of contractors and suppliers of the Borrower or any of the Restricted Subsidiaries or of persons who are not Affiliates of the Borrower and with whom the Borrower or any of its Restricted Subsidiaries has an existing business relationship in support of financing or bonding arrangements for such contractors or suppliers or such other person in connection with such business relationship; provided that the obligations of the Borrower or any of the Subsidiaries pursuant to this Section 6.02(p) shall not exceed $25 million at any time outstanding;

(q) Indebtedness relating to the financing of insurance policy premiums; provided that (i) such insurance is for the benefit of the Loan Parties and (ii) the aggregate principal amount outstanding of Indebtedness permitted by this Section 6.02(q) shall not exceed $100 million at any time; and

(r) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness permitted pursuant to this Section 6.02.

Notwithstanding the foregoing, other than Indebtedness incurred and outstanding immediately prior to the Petition Date, the Borrower shall not permit Gray Hawk to incur, create, assume or permit to exist any Indebtedness.

SECTION 6.03 Liens. Create, incur, assume or permit to exist any Lien on any assets (including stock or other securities of any person, including any Restricted Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) any Lien created under the Loan Documents or the Orders;

(b) Liens securing Indebtedness in an aggregate principal amount outstanding not to exceed, at the time of the incurrence of such Indebtedness or if later, at the time of the incurrence of the Lien, $1.0 million;

(c) Liens on cash collateral securing Indebtedness permitted under Section 6.02(e) in an amount not to exceed $750,000;

(d) Liens on up to $5,140,000 (plus any interest earned thereon) of cash collateral of the Receivables SPV as contemplated by the Collateral Substitution Agreement as in effect on the Effective Date (the amount of such cash collateral so deposited at any time, “Collateral Substitution Deposit Amount”);

(e) Liens existing on the Effective Date;

(f) Liens (including the interests of vendors and lessors under conditional sale and title retention agreements) securing Indebtedness incurred under Section 6.02(h); provided that such Liens do not apply to any other assets of the Borrower or any Restricted Subsidiary not financed or refinanced by such Indebtedness (other than to accessions to such assets or improvements); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of assets provided solely by such lender;

(g) Liens securing Capital Lease Obligations incurred by the Borrower or any Restricted Subsidiary in respect of any Sale and Lease-Back Transaction provided, that such Liens shall not extend to any assets that are not the subject of such Capital Lease Obligations;

(h) [Reserved];

(i) Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries;;

(j) [Reserved];

(k) [Reserved];

(l) Liens securing Indebtedness incurred under Section 6.02(q) solely on the relevant insurance policy and proceeds therefrom;

(m) [Reserved];

(n) Liens securing obligations other than Indebtedness; provided that the aggregate value of all assets subject to such Liens shall not exceed $1 million;

(o) [Reserved]; and

(p) Permitted Real Estate Encumbrances.

Notwithstanding the foregoing, other than any Lien incurred and outstanding immediately prior to the Petition Date, the Borrower shall not permit Gray Hawk to, create, assume or permit to exist any Lien on any of its assets at the time owned by it or on any income or revenues or rights in respect of any thereof.

SECTION 6.04 Restrictions on Fundamental Changes. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) except that this Section shall not prohibit:

(a) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of any Restricted Subsidiary into the Borrower in a transaction in which the Borrower is the surviving corporation and the security interests granted by the Borrower pursuant to the Orders and the Security Documents shall remain in full force and effect, (ii) the merger or consolidation of any Restricted Subsidiary into or with any Loan Party in a transaction in which the surviving or resulting entity is a Loan Party, and the security interest granted by such Loan Party pursuant to the Orders and the Security Documents shall remain in full force and effect or (iii) the merger or consolidation of any Restricted Subsidiary that is not a Loan Party into or with any other Restricted Subsidiary that is not a Loan Party, or change in form of entity of the Borrower or any Restricted Subsidiary; provided that, in the case of any such change in form of entity of the Borrower or a Loan Party, the Borrower shall give 10 days’ subsequent written notice to the Administrative Agent and the Collateral Agent of such change;

(b) sales, transfers, leases or other dispositions of all or substantially all of the assets (upon voluntary liquidation or otherwise) of a Restricted Subsidiary to the Borrower or a Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions by a Loan Party shall be made to another Loan Party; and

(c) Investments permitted by Section 6.01, Asset Dispositions permitted by Section 6.05 and leases and other dispositions of assets not prohibited by Section 6.05.

SECTION 6.05 Asset Dispositions. To engage in any Asset Disposition, except that this Section shall not prohibit:

(a) A Sale and Lease-Back Transaction so long as the time the lease in connection therewith is entered into, and after giving effect to the entering into of such Lease (i) no Event of Default is continuing or would result therefrom, (ii) any such Sale and Lease-Back Transaction shall be consummated for fair market value as determined at the time of consummation in good faith by a Responsible Party of the Borrower and (iii) the aggregate amount of net cash proceeds from all such transactions following the Petition Date shall not exceed $20 million;

(b) Asset Dispositions (i) solely among Loan Parties and (ii) solely among non-Loan Parties;

(c) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(d) dispositions of Rebuild Equipment by either of the Rebuild Companies;

(e) licensing, sublicensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(f) sales, transfers or other dispositions of assets pursuant to any order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Administrative Agent, permitting de minimis asset dispositions without further order of the Bankruptcy Court;

(g) Permitted Asset Swaps; provided that the Fair Market Value of all assets traded-in or exchanged by the Loan Parties, on an aggregate basis for the term of this Agreement, shall not exceed $50 million;

(h) [reserved];

(i) Investments permitted by Section 6.01, Liens permitted by Section 6.03, transactions permitted by Section 6.04 and Restricted Payments permitted by Section 6.06; and

(j) sales, transfers or other dispositions of assets contemplated in the Agreed Business Plan;

(k) other sales, transfers or other dispositions of assets, provided, that (A) if such assets constitute Collateral that is included in the Borrowing Base, the Borrower shall provide a Borrowing Base Certificate to the Administrative Agent reflecting the revised Borrowing Base giving effect to such sale, conveyance, transfer, lease or other disposition if the Net Cash Proceeds of any such sale, lease or other disposition of assets in accordance with this Section 6.05(k) shall exceed $500,000, (B) if the Net Cash Proceeds of any such sale, lease or other disposition of assets in accordance with this

Section 6.05(k) shall exceed $1,000,000, the Borrower shall provide a certificate to the Administrative Agent indicating whether such assets constitute Collateral that is included in the Borrowing Base and that the requirements of this Section 6.05(k) have been complied with, (C) the Borrower or any of its Subsidiaries shall receive not less than 85% of the consideration for such sale, transfer or other disposition in the form of cash or Permitted Investments (in each case, free and clear of all Liens at the time received), (D) the consideration for such sale, transfer or other disposition, when taken in the aggregate with the consideration for all such other sale, transfer or other dispositions since the Effective Date made pursuant to this Section 6.05(k) shall not exceed $30 million, (E) at the time of any such Asset Disposition, no Default shall exist or would result from such Asset Disposition and (F) with respect to any such Asset Disposition for consideration with a Fair Market Value greater than $5 million, the Borrower shall first provide 30 days’ prior written notice to the Administrative Agent (unless such notice provision is waived by the Administrative Agent);

(l) those sales, transfers or other dispositions set forth on Schedule 6.05; and

(m) sales, transfers or other dispositions of the Equity Interests of Rice Energy Inc. for cash at Fair Market Value.

SECTION 6.06 Restricted Payments.

(a) Directly or indirectly:

(i) declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Restricted Subsidiary to purchase or acquire) any shares of any class of its Equity Interests or set aside any amount for any such purpose: or

(ii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Indebtedness of the Borrower or any Subsidiary (excluding the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition), except a payment of interest or principal at the due date or stated maturity thereof;

(iii) Except pursuant to and simultaneous with the consummation of an Acceptable Plan of Reorganization, prepay, redeem, purchase defease, convert into cash or otherwise satisfy prior to the scheduled maturity in any manner (w) any Debt of any Loan Party incurred prior to the Petition Date (including the Existing Second Lien Debt and the Existing Notes but excluding the Debt incurred under the A/R Facility

Agreement), except as permitted by the Orders); (x) any Indebtedness under the Second Out Facility, except as contemplated by the Security and Intercreditor Agreement and the Orders; (y) any Debt that is subordinated to the Obligations; or (z) any other Debt, except, in the case of this clause (z), for (i) the payment of the Obligations in accordance with the terms of this Agreement and (ii) any payments and expenses provided for in orders of the Bankruptcy Court entered upon pleadings in form and substance satisfactory to the Administrative Agent;

(all such payments and other actions set forth in these clauses (i) through (iii) above being collectively referred to as “Restricted Payments”), other than any Restricted Payment made by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis; provided that no Default or Event of Default has occurred and is continuing or would result therefrom.

SECTION 6.07 Transactions with Affiliates.

(a) Sell or transfer any assets to, or purchase or acquire any assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of capital stock of the Borrower, unless such transaction is upon terms no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) transactions between or among the Loan Parties or between or among Subsidiaries that are not Loan Parties;

(ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity incentive awards and equity incentive plans approved by or pursuant to authority delegated by a majority of the disinterested members, if any, of the Board of Directors of the Borrower or its Restricted Subsidiaries;

(iii) loans or advances to employees of the Borrower or any of the Restricted Subsidiaries in accordance with Section 6.01(n);

(iv) any employment agreement or employee benefit plan entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business or consistent with past practice; and

(v) the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business or otherwise as approved by or pursuant to authority delegated by a majority of the disinterested members, if any, of the Board of Directors of the Borrower or its Restricted Subsidiaries.

SECTION 6.08 Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any material business or business activity other than a Permitted Business.

SECTION 6.09 Limitation on Modifications of Organizational Documents, Indebtedness and Certain Other Agreements, etc.

(a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of the Borrower or any of the Restricted Subsidiaries.

(b) Permit any Restricted Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Restricted Subsidiary to the Borrower or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary or (ii) the granting of Liens by such Restricted Subsidiary pursuant to the Security Documents or the Orders, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) applicable law, rule, regulation, order, approval, license, permit or similar restriction,

(B) [Reserved];

(C) contractual encumbrances or restrictions in effect under any Indebtedness outstanding on the Petition Date,

(D) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the assets securing such Indebtedness;

(E) [Reserved];

(F) encumbrances on property that exist at the time the property was acquired by the Borrower or a Restricted Subsidiary;

(G) customary restrictions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale;

(H) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(I) customary provisions contained in leases or licenses and other similar agreements entered into in the ordinary course of business;

(J) customary restrictions in connection with deposits in the ordinary course of business; and

(K) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

SECTION 6.10 Capital Expenditures. (a) Cumulative Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in a cumulative amount for the Borrower and its Subsidiaries on a consolidated basis (i) for the period from and including the Effective Date to and including October 31, 2015, $136,700,000 and (ii) for each period from and including November 1, 2015 to and including any date set forth in the table below, the amount set forth in the table below opposite such date:

Date	Maximum Capital Expenditures
November 30, 2015	Agreed Business Plan Capex Amount (as defined below) for such period plus $20 million
December 31, 2015	Agreed Business Plan Capex Amount for such period plus $20 million
January 31, 2016	Agreed Business Plan Capex Amount for such period plus $20 million
February 29, 2016	Agreed Business Plan Capex Amount for such period plus $20 million
March 31, 2016	Agreed Business Plan Capex Amount for such period plus $20 million

(b) Trailing Six Months Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in a cumulative amount for the Borrower and its Subsidiaries on a consolidated basis for any trailing six-month period, commencing with the trailing six-month period ending April 30, 2016, an amount equal to the Agreed Business Plan Capex Amount for such trailing six month period plus $20,000,000.

For purposes of this Section 6.10, the “Agreed Business Plan Capex Amount” for any period shall be equal to the amount of capital expenditures projected to be made by the Borrower and its Subsidiaries on a consolidated basis during such period, as set forth in the Agreed Business Plan.

SECTION 6.11 Swap Agreements. Enter into any Swap Agreement, other than (a) [reserved], (b) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities, (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any actual interest-bearing liability or actual investment of the Borrower or any Restricted Subsidiary and (d) Swap Agreements not for speculative purposes.

SECTION 6.12 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the Loans made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the Loans are in violation of law.

SECTION 6.13 Anti-Terrorism Law; Anti-Money Laundering. Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, in each case in any manner that would result in a violation of law by any Person (including, without limitation, any Loan Party or any Lender).

SECTION 6.14 Minimum Liquidity. Permit, (i) Consolidated Liquidity, as of the close of business on any Business Day during the month of August 2015, September 2015 or October 2015 to be less than (x) in the case of August 2015, $1,280,700,000 (or, if such Business Day is prior to the second borrowing of Term Loans, $1,080,700,000), (y) in the case of September 2015, $1,238,100,000 (or, if such Business Day is prior to the second borrowing of Term Loans, $1,038,100,000) and (z) in the case of October 2015, $1,161,200,000 or (ii) Consolidated Liquidity, as of the close of business on any Business Day in any month, commencing with the month of November 2015, to be less than the product of (x) the amount set forth for the last day of such month in the Agreed Business Plan multiplied by (y) the difference between (A) 1.00 minus (B) the “Liquidity Cushion Percentage” for such month.

SECTION 6.15 Bonding Superpriority Claims. For the avoidance of doubt, grant, or permit to exist, any Bonding Superpriority Claim other than in compliance with the applicable provisions of Section 4.02 and the other applicable provisions of this Agreement.

ARTICLE VII

REAL PROPERTY LEASES

SECTION 7.01 Special Rights with Respect to Real Property Leases.

(a) No Loan Party shall, nor shall it permit any of its Subsidiaries to, pursuant to Section 365 of the Bankruptcy Code, reject or otherwise terminate (including, without limitation, as a result of the expiration of the assumption period provided for in Section 365(d)(4) of the Bankruptcy Code to the extent applicable) (x) a Material Lease or (y) during the continuance of an Event of Default, a Real Property Lease, in each case, without first providing 30 days’ prior written notice to the Administrative Agent (unless such notice provision is waived by the Administrative Agent in its sole discretion) during which time the Administrative Agent shall be permitted to find an acceptable (in the Administrative Agent’s good faith and reasonable discretion) replacement lessee (which may include the Administrative Agent or its Affiliates) to whom such lease may be assigned. If a prospective assignee is not found within such 30-day notice period, the Loan Party may proceed to reject such lease If such a prospective assignee is timely found, the Loan Parties shall (i) not seek to reject such lease, (ii) promptly withdraw any previously filed rejection motion, (iii) promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of assuming such lease and assigning it to such prospective assignee and (iv) cure any defaults that have occurred and are continuing under such lease unless the Borrower and the Administrative Agent agree that any such cure obligation is overly burdensome on the cash position of the Debtors with such agreement not to be unreasonably withheld; provided that this Section 7.01(a) shall not apply to Real Property Leases that are rejected (A) as contemplated in the Agreed Business Plan or (B) on the effective date of an Acceptable Reorganization Plan. For the avoidance of doubt, it is understood and agreed that on or prior to the 30th day prior to the Automatic Rejection Date, the Loan Parties shall have delivered (and hereby agree to deliver) written notice to the Administrative Agent of each outstanding Real Property Lease that they intend to reject (including, without limitation, through automatic rejection on the Automatic Rejection Date, to the extent applicable) from and after the date of such notice (or, if applicable, notice that the Loan Parties will seek to extend the Automatic Rejection Date as provided in Section 365(d)(4) of the Bankruptcy Code); provided that if the Loan Parties fail to deliver any such notice to the Administrative Agent prior to such date with respect to any such Real Property Lease (or a notice indicating that no such Real Property Leases shall be rejected), the Loan Parties shall be deemed, for all purposes hereunder, to have delivered notice to the Administrative Agent as of such date that it intends to reject all outstanding Real Property Leases.

(b) If an Event of Default shall have occurred and be continuing, the Administrative Agent may exercise any Debtor’s rights pursuant to section 365(f) of the Bankruptcy Code with respect to any Real Property Lease or group of Real Property Leases and, subject to the Bankruptcy Court’s approval after notice and hearing, assign any such Real Property Lease in accordance with section 365 of the Bankruptcy Code notwithstanding any language to the contrary in any of the applicable lease documents or executory contracts. In connection with the exercise of such rights, the Administrative Agent may (x) find an acceptable (in the Administrative Agent’s good faith and reasonable discretion) replacement lessee (which may include the Administrative Agent or its Affiliates) to whom a Real Property Lease may be assigned, (y) hold, and manage all aspects of, an auction or other bidding process to find such reasonably acceptable replacement lessee, and (z) in connection with any such auction, agree, on behalf of the Loan Parties and subject to Bankruptcy Court approval, to a break-up fee or to reimburse fees and expenses of any stalking horse bidder up to an amount not to exceed 3.00% of the purchase price of such Real Property Lease and may make any such payments on behalf of such Loan Party and any amount used by the Administrative Agent to make such payments shall, at the election of the Administrative Agent in its sole discretion and subject to satisfaction of the conditions in Section 4.02, be deemed a Revolving Credit Borrowing hereunder. Upon receipt of notice that the Administrative Agent elects to exercise its rights under this Section 7.01(b), the Loan Parties shall promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of assuming such Real Property Lease and assigning it to such assignee and cure any defaults that have occurred and are continuing under such Real Property Lease. Notwithstanding the foregoing, this Section 7.01(b) shall not apply to Real Property Leases that are rejected on the effective date of an Acceptable Reorganization Plan.

(c) If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to direct any Debtor that is a lessee under a Real Property Lease to assign such Real Property Lease to the Administrative Agent, on behalf of the Secured Parties, as collateral for the Obligations and to direct such Debtor lessee to assume such Real Property Lease to the extent assumption is required under the Bankruptcy Code as a prerequisite to such assignment. Upon receipt of notice that the Administrative Agent elects to exercise its rights under this Section 7.01(c), the Loan Parties shall (i) promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of, if necessary, assuming such Real Property Lease and assigning it to the Administrative Agent and (ii) cure any defaults that have occurred and are continuing under such Real Property Lease. Notwithstanding the foregoing, this Section 7.01(c) shall not apply to Real Property Leases that are rejected on the effective date of an Acceptable Reorganization Plan.

(d) Any order or the Bankruptcy Court approving the assumption (but not the assignment) of any Real Property Lease shall specifically provide that the applicable Debtor shall be authorized to assign such Real Property Lease pursuant to section 365(f) of the Bankruptcy Code subsequent to the date of such assumption designated by the Administrative Agent.

(e) No Loan Party shall, nor shall it permit any of its Subsidiaries to, pursuant to section 365 of the Bankruptcy Code, sell or assign a Real Property Lease without first providing thirty (30) days’ prior written notice to the Administrative Agent (unless such notice provision is waived by the Administrative Agent in its sole discretion) or thereafter until Bankruptcy Court approval of a sale or assignment, the Administrative Agent, on behalf of the Secured Parties, shall be permitted to credit bid forgiveness of some or all of the outstanding Obligations in respect of the Term Facility (in an amount equal to at least the consideration offered by any other party in respect of such assignment) as consideration in exchange for any such Real Property Lease. In connection with the exercise of any of the Administrative Agent’s rights under Sections 7.01(b) and 7.01(c) to direct or compel a sale or assignment of any Real Property Lease, the Administrative Agent, on behalf of the Secured Parties, shall be permitted to credit bid forgiveness of a portion of the Indebtedness (in an amount equal to at least the consideration offered by any other party in respect of such sale or assignment) outstanding under the Term Loans in exchange for such Real Property Lease. Notwithstanding the foregoing, this Section 7.01(e) shall not apply to Real Property Leases that are sold or assigned as contemplated in the Agreed Business Plan.

If any Loan Party is required to cure any monetary default under any Real Property Lease under this Section 7.01, or otherwise in connection with any assumption of such Real Property Lease pursuant to section 365 of the Bankruptcy Code, and such monetary default is not cured within five (5) Business Days of the receipt by such Loan Party of notice from the Administrative Agent under Section 7.01(a), (b) or (c) or any other notice from the Administrative Agent requesting the cure of such monetary default, then the Administrative Agent may cure any such monetary default on behalf of such Loan Party and any such payments shall, at the election of the Administrative Agent in its sole discretion and subject to satisfaction of the conditions in Section 4.02, be deemed a Revolving Credit Borrowing hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by the Borrower or any other Loan Party on or after the Effective Date in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished on or after the Effective Date in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in Section 2.20, 5.01, 5.02, 5.04(a), 5.04(b), 5.04(c), 5.04(d), 5.04(i), 5.04(j) or 5.04(l), 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.14, 5.15, 5.16, 5.17 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days after notice from the Administrative Agent or any Lender to the Borrower;

(f) (i) any default or event of default or other condition shall occur with respect to any Material Indebtedness, the effect of which is to enable or permit (with all applicable grace periods having expired) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or require the prepayment, repurchase, redemption or defeasance thereof, prior to scheduled maturity, or such Material Indebtedness shall become due and payable prior to its stated maturity or (i) the Borrower or any of the Restricted Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to (x) any Debt outstanding hereunder and any Debt of any Debtor that was incurred prior to the Petition Date (or, if later, the date on which such Person became a Debtor, and (y) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) except as would not reasonably be expected to have a Material Adverse Effect, an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Subsidiary that is not a Debtor (any such Subsidiary, an “Applicable Subsidiary”), or of a substantial part of the assets of any Applicable Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Applicable Subsidiary or for a substantial part of the assets of any Applicable Subsidiary or (iii) the winding-up or liquidation of any Applicable Subsidiary (except in a transaction permitted by Section 6.04); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) except as would not reasonably be expected to have a Material Adverse Effect, any Applicable Subsidiary shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for an Applicable Subsidiary or for a substantial part of the assets of an Applicable Subsidiary, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors or (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) (i) the failure by the Borrower or any Restricted Subsidiary to pay one or more final judgments aggregating in excess of $10 million (which, in the case of the Debtors only, arose post-petition), which judgments are not discharged, bonded or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets of the Borrower or any Subsidiary to enforce any such judgment or (ii) judgments and/or orders shall have been rendered against the Debtors or any other Loan Party (which, in the case of the Debtors arose following the Petition Date), which shall cause or could be reasonably expected to cause, a Material Adverse Effect;

(k) one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l) (i) any Loan Document shall for any reason be asserted in writing by the Borrower or any Restricted Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are material to the Borrower and the Restricted Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the security agreements or to file UCC continuation statements and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by the Borrower or the Restricted Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations;

(m) [reserved];

(n) (i) any of the Cases of the Debtors shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Debtors shall file a motion or other pleading seeking the dismissal of any of the Cases of the Debtors under Section 1112 of the Bankruptcy Code or otherwise without the consent of the Required Lenders or (ii) a trustee under Chapter 11 of the Bankruptcy Code or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases of the Debtors and the order appointing such trustee or examiner shall not be reversed or vacated within 30 days after the entry thereof unless consented to by the Required Lenders;

(o) an application shall be filed by any Debtor for the approval of any other Superpriority Claim, or an order of the Bankruptcy Court shall be entered granting any other Superpriority Claim (other than the Fees Carve-Out), in any of the Cases of the Debtors that is pari passu with or senior to the claims of the Administrative Agent, the Collateral Agent and the Lenders against the Borrower or any other Loan Party hereunder or under any of the other Loan Documents, or there shall arise or otherwise be granted any such pari passu or senior Superpriority Claim, in each case other than Bonding Superpriority Claims to the extent expressly permitted hereby or consented to by the Administrative Agent (acting with the consent of the Required Lenders);

(p) the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to (i) permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Debtors which have a value in excess of $10,000,000 in the aggregate or (ii) permit other actions that would have a Material Adverse Effect on the Debtors or their estates (taken as a whole);

(q) (i) the Final Order Entry Date shall not have occurred by the date that is 45 days following the Interim Order Entry Date (or such later date as is agreed by the Required Lenders); (ii) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying for a period of seven days or more, vacating or otherwise amending, supplementing or modifying the Interim Order or the Final Order, or the Borrower or any Subsidiary of the Borrower shall apply for the authority to do so, in each case in a manner that is adverse to the Administrative Agent or the Lenders, without the prior written consent of the Administrative Agent and the Required Lenders; (iii) an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral by the Loan Parties and the Loan Parties shall have not obtained use of cash collateral pursuant to an order consented to by, and in form and substance reasonably acceptable to, the Administrative Agent; (iv) the Interim Order (prior to the entry of the Final Order) or Final Order (at all times thereafter) shall cease to create a valid and perfected Lien on the Collateral or to be in full force and effect; (v) any of the Loan Parties or any Subsidiary of the Borrower shall fail to comply with the Orders in any material respect; (vi) other than with respect to the Fee Carve-Out or the Bonding Carve-Out, a final non-appealable order in the Cases shall be entered charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders; or (vii) the Final Order shall not authorize the borrowing by the Borrower of the full amount of the Term Loan Commitments and Revolving Facility Commitments provided for hereunder;

(r) except as permitted by the Orders or as otherwise agreed to by the Administrative Agent and the Required Lenders, any Debtor shall make any Pre-Petition Payment other than Pre-Petition Payments authorized by the Bankruptcy Court in accordance with the “first day” orders of the Bankruptcy Court reasonably satisfactory to the Agent or by other orders entered by the Bankruptcy Court or as otherwise permitted in the Agreed Business Plan;

(s) a Reorganization Plan that is not an Acceptable Reorganization Plan shall be confirmed in any of the Cases of the Debtors, or any order shall be entered which dismisses any of the Cases of the Debtors and which order does not provide for termination of the Commitments and payment in full in cash of the Obligations under the Loan Documents (other than contingent indemnification obligations not yet due and payable), or any of the Debtors shall seek confirmation of any such plan or entry of any such order;

(t) any Loan Party or other Material Subsidiary shall take any action in support of any matter set forth in paragraph (n), (o), (p), (q), (r) or (s) above or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal, in each case unless the Administrative Agent (with the consent of the Required Lenders) consents to such action; or

(u) any Material Lease is terminated by the lessor of such Material Leased Real Property and such termination is not (i) being contested in good faith by appropriate proceedings diligently conducted or (ii) stayed in its effectiveness by the Bankruptcy Code by virtue of the commencement of the Cases or by the Bankruptcy Court, except in each case as would not, individually or in the aggregate, be materially adverse to the interests of the Lenders.

then, subject to the terms and conditions set forth in the Interim Order and, once entered, the Final Order, and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(i) terminate forthwith the Commitments;

(ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding;

(iii) demand cash collateral pursuant to Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding;

(iv) exercise rights and remedies in respect of the Collateral in accordance with Article 9 of the Security and Intercreditor Agreement and/or the comparable provisions of any other Security Document;

(v) require any Loan Party to promptly complete, pursuant to Section 363 and 365 of the Bankruptcy Code, subject to the rights of the Secured Parties to credit bid, an Asset Disposition with respect to its Real Property Leases or any portion thereof in one or more parcels at public or private sales, at any of the Administrative Agent’s offices or elsewhere, for cash, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable; and

(vi) exercise any of its rights with respect to Real Property Leases under Section 7.01;

provided, that with respect to the enforcement of Liens or other remedies with respect to the Collateral of the Loan Parties under the preceding clause (iv), the Administrative Agent shall provide the Borrower (with a copy to counsel for the Creditors’ Committee in the Cases and to the United States Trustee for the Eastern District of Virginia) with five (5) Business Days’ written notice prior to taking the action contemplated thereby; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing.

SECTION 8.02 Application of Funds. Subject to the Security and Intercreditor Agreement, on the Maturity Date and after the exercise of remedies provided for in Section 8.01 (or after the Obligations have automatically become immediately due and payable and exposures in respect of Letters of Credit have automatically been required to be Cash Collateralized), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Sections 2.15, 2.16, 2.17 and 2.21) payable to the Agents in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Fees in respect of Letters of Credit) payable to the Lenders and Issuing Banks with respect to Letters of Credit (including fees, charges and disbursements of counsel to the respective Lenders and Issuing Banks (including fees and time charges for attorneys who may be employees of any Lender or Issuing Bank) and amounts payable under Sections 2.15, 2.16, 2.17 and 2.21, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Fees in respect of Letters of Credit and interest on the Term Loans, Revolving Facility Loans and other Obligations, ratably among the Lenders and Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Facility Loans, Term Loans, unreimbursed L/C Disbursements and amounts owing in respect of Other Secured Obligations, ratably among the Revolving Facility Lenders, Term Lenders, the Issuing Banks, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Banks, to Cash Collateralize (to the extent not already Cash Collateralized) Revolving L/C Exposures, Bonding L/C Exposures and Term Loan L/C Exposures; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law;

provided, that the application to the Obligations pursuant to this Section 8.02 of amounts received in respect of Collateral that is Revolving Facility Collateral and in respect of Collateral that is Term Facility Collateral is expressly subject to the priorities set forth in Article 10 of the Security and Intercreditor Agreement and in the Interim Order (and, when entered, the Final Order), and all such amounts shall first be allocated in accordance with such priorities before being applied to the Obligations pursuant to this Section 8.02.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

THE AGENTS

SECTION 9.01 Appointment.

(a) In order to facilitate the transactions contemplated by this Agreement, Citibank, N.A. is hereby appointed to act as Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents (including as administrative agent and collateral agent in respect of the Revolving Facility (in such capacity, the “Revolving Agent”) and as administrative agent and collateral agent in respect of the Term Facility (in such capacity, the “First Out Term Agent”). Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and each Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and such Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders and such Issuing Bank hereunder, and promptly to distribute to each Lender or such Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower or any of its Restricted Subsidiaries pursuant to this Agreement as received by the Administrative Agent. Without limiting the generality of the foregoing, the Collateral Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents, and all such rights and remedies in respect of such Collateral shall be implemented by the Collateral Agent.

(b) Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to the Borrower or any other Loan Party or any other party hereto or to any Loan Document on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or the Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through agents, employees or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

SECTION 9.02 Nature of Duties. The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders. The Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any person. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent. Each Lender recognizes and agrees the Lead Arranger shall have no duties or responsibilities under this Agreement or any other Loan Document, or any fiduciary relationship with any Lender, and shall have no functions, responsibilities, duties, obligations or liabilities for acting as such hereunder.

SECTION 9.03 Resignation by the Agents. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may, by written notice to the Borrower and the Lenders resign at any time with respect to (x) each of the Facilities, (y) the Term Facility, but not the Revolving Facility or (z) the Revolving Facility but not the Term Facility. Upon any such resignation, the Required Lenders (or in the case of a resignation (x) in respect of the Term Facility, but not the Revolving Facility, the Required Term Loan Lenders, or (y) in respect of the Revolving Credit Facility, but not the Term Facility, the Required Revolving Facility Lenders) shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders (or the Required Term Loan Lenders or the Required Revolving Facility Lenders, if applicable) and approved by the Borrower and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the applicable Lenders with the consent of the Borrower (not to be unreasonably withheld or delayed), appoint a successor Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus that is not less than $500 million or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent in respect of the Facilities as to which it has resigned, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents in respect of the Facilities as to which it has resigned. After the Agent’s resignation hereunder, the provisions of this Article IX and Section 11.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

SECTION 9.04 Each Agent in Its Individual Capacity. With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of the Restricted Subsidiaries or other Affiliates thereof as if it were not an Agent.

SECTION 9.05 Indemnification. Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on its Commitments hereunder, or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable) of any reasonable expenses incurred by the Agents, including reasonable counsel fees and compensation of agents and employees paid for services rendered, which shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements determined by a final and non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents. The agreements in this Section 9.05 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder. The term “Lender” shall, to the extent such indemnification obligation arose prior to such party’s resignation, replacement or assignment, for purposes of this Section 9.05, include any Issuing Bank.

SECTION 9.06 Lack of Reliance on Agents. Each Lender acknowledges that it has, independently and without reliance upon the Agents and any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 9.07 Withholding Taxes. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.07. The agreements in this Section 9.07 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder. The term “Lender” shall, for purposes of this Section 9.07, include any Issuing Bank.

SECTION 9.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, the Lead Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or a Issuing Bank hereunder.

ARTICLE X

GUARANTEE

SECTION 10.01 Guarantee. Each Loan Party unconditionally guarantees, jointly and severally with the other Loan Parties, the due and punctual payment and performance of the Obligations. Each Loan Party further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each Loan Party waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 10.02 Guarantee of Payment. Each Loan Party further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other person.

SECTION 10.03 No Limitations, etc.

(a) Except for termination of a Guarantor’s obligations hereunder as expressly provided for in Section 11.08 of the Security and Intercreditor Agreement, the obligations of each Loan Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by:

(i) the failure of the Administrative Agent, the Collateral Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;

(ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Loan Party under this Agreement;

(iii) the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Collateral Agent or any other Secured Party for the Obligations;

(iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations;

(v) any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations);

(vi) any illegality, lack of validity or enforceability of any Obligation;

(vii) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any Obligation;

(viii) the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Borrower, the Collateral Agent, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; and

(ix) any other circumstance (including without limitation, any statute of limitations) or any existence of or reliance on any representation by the Collateral Agent that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or the Guarantor or any other guarantor or surety.

Each Loan Party authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Loan Party hereunder.

(b) To the fullest extent permitted by applicable law, each Loan Party waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash and discharged. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 10.04 Reinstatement. Each Loan Party agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 10.05 Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Loan Party by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Loan Party hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Loan Party against the Borrower, or other Loan Party or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI of the Security and Intercreditor Agreement.

SECTION 10.06 Information. Each Loan Party assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Borrower and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks

ARTICLE XI

MISCELLANEOUS

SECTION 11.01 Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Loan Party,

Alpha Natural Resources, Inc.

One Alpha Place

Bristol, Virginia 24202

Attention: Office of General Counsel

Telecopy:

(ii) if to the Administrative Agent or the Collateral Agent,

Citibank, N.A.

Citi Global Loans

1615 Brett Road OPS III

New Castle, Delaware 19720

Attention: Kimberly Shelton

Telecopy:

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Kenneth J. Steinberg, Esq.

Telecopy:

(iii) if to an Issuing Bank, to it at the address or telecopy number set forth separately in writing.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient) or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 11.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 11.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 11.03 Binding Effect, Effectiveness.

This Agreement shall become binding (subject, however, to the satisfaction of the other conditions set forth in Section 4.01) when this Agreement shall have been executed by the Borrower and the Agents and when the Administrative Agent shall have received copies thereof which, when taken together, bear the signature of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Issuing Bank, the Agents and each Lender and their respective permitted successors and assigns; provided, however, this Agreement shall not become binding upon the Borrower unless and to the extent approved by the Bankruptcy Court.

SECTION 11.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and registered assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than pursuant to a merger permitted by Section 6.04(a), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, including any Affiliate of any Issuing Bank that issues any Letter of Credit, Participants, to the extent provided in paragraph (c) of this Section, and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank, the Lenders, and to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) with respect to assignments by Revolving Lenders of Revolving Facility Loans and Revolving Facility Commitments, the Borrower (which consent shall be deemed given unless the Borrower shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received a written request for such consent), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or if an Event of Default has occurred and is continuing, any other Eligible Assignee; and

(B) the Administrative Agent and, in the case of an assignment of a Revolving Facility Commitment, the Issuing Banks; provided that no consent of the Administrative Agent or the Issuing Banks, as applicable, shall be required for an assignment of (i) a Revolving Facility Commitment to an Eligible Assignee that is a Revolving Facility Lender immediately prior to giving effect to such assignment or (ii) a Term Loan to a Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5 million (in the case of the Revolving Facility) or $1 million (in case of the Term Facility), unless the Administrative Agent otherwise consents;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that no such recordation fee shall be due in connection with an assignment to an existing Lender or Affiliate of a Lender or an Approved Fund of such Lender or an assignment by the Administrative Agent;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) no assignment shall be made to a Disqualified Institution without the consent of the Borrower.

For purposes of this Section 11.04(b), the term “Approved Fund” shall have the following meaning:

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 11.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents, each Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as the Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vii) Notwithstanding anything to the contrary in this Agreement, the Borrower and the other Loan Parties and the Lenders acknowledge and agree that in no event shall the Administrative Agent (in its capacity as such) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to any preclusions as to assignments to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to, in connection with its maintenance of the Register (or otherwise), ascertain, monitor or inquire as to whether any Lender is a Disqualified Institution or (y) have any liability with respect to any assignment or participation of Loans or Commitments, or any disclosure of confidential information, to any Disqualified Institution.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such

Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 11.08(b) that affects such Participant and (y) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent, and subject to the same documentary requirements, as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (subject to the requirements and limitations of such sections as if it were a Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a Change in Law after the sale of the participation takes place.

(iii) Each Lender shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations, including specifying any such Participant’s entitlement to payments of principal and interest, and any payments made, with respect to each such participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.05 Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Agents in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Agents or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP (including any financial advisor thereto or retained thereby), (counsel for the Agents and the Lead Arranger), Holland and Hart (special mining counsel for the Agents and Lenders), Burns Figa & Will P.C., (special mining counsel in Wyoming for the Agents and Lenders) and McGuire Woods LLP, (local Virginia counsel for the Agents and Lenders), and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel, including the reasonable fees, charges and disbursements of counsel for the Agents, the Lead Arranger, any Issuing Bank or any Lender (but no more than one outside counsel for any Lender).

(b) The Borrower agrees to indemnify the Agents, the Lead Arranger, each Issuing Bank, each Lender, the Existing Credit Agreement Agent, the Existing Credit Agreement Lenders and each of their respective Affiliates, directors, trustees, officers, employees, investment advisors and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, litigation, investigations or proceedings and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted or brought against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) any actual or proposed use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing or the Existing Credit Agreement, whether or not any Indemnitee is a party thereto and whether or not brought by the Borrower or any of its Subsidiaries or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, litigation, investigations or proceedings or related expenses results primarily from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties as determined by a court of competent jurisdiction in a final and non-appealable judgment (any such Indemnitee and its Related Parties treated, for this purpose only, as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, litigation, investigations or proceedings and related expenses, including reasonable counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property or facility owned, leased or operated by the Borrower or any of its Subsidiaries, or by any predecessor of the Borrower or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, litigation, investigations or proceedings or related expenses result from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties as determined by a court of competent jurisdiction in a final and non-appealable judgment. The provisions of this Section 11.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Issuing Bank or any Lender. All amounts due under this Section 11.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested. The Borrower agrees that in the event that any actions or proceedings are in effect or are threatened by or any Agent reasonably believes any actions or proceedings may be brought by the Creditors’ Committee or any other party in interest attacking the legality, validity, enforceability of the obligations under the Loan Documents, the Liens arising Loan Documents at the time of the consummation of any sale of the assets of the Loan Parties or at the time that Loan Parties propose to pay and satisfy the Obligations in full, such Agent may hold a reserve following the date of payment in full of the Obligations as cash collateral for the expenses or claims expected to be incurred in connection with such actions or proceedings until the earlier of (x) such Agent’s receipt of a general release satisfactory in form and substance to such Agent, and (y) the entry of a final non-appealable order determining the outcome of such litigation.

(c) [Reserved].

(d) Except as expressly provided in Section 11.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 11.05 shall not apply to Taxes, except any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(e) To the extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee by the Loan Parties or their Affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(f) No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 11.06 Right of Set-off. Subject to the Orders and the final proviso of Section 8.01, if an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 11.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 11.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

SECTION 11.08 Waivers; Amendment.

(a) No failure or delay of the Agents, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent and consented to by the Required Lenders (provided that amendments to the intercreditor provisions of the Security and Intercreditor Agreement shall require the consent of the Loan Parties only to the extent provided therein; provided that any such amendment that adversely affects the Loan Parties shall require the consent of the Loan Parties); provided, however, that amendments and waivers with respect to the Borrowing Base (or component definitions thereof) that would have the effect of increasing Availability shall require the approval of both (i) the Supermajority Revolving Facility Lenders and (ii) the Required Term Loan Lenders; provided, further, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, without the prior written consent of each Lender directly affected thereby (except as is expressly contemplated in clause (c) of the definition of “Maturity Date”); provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i);

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender);

(iii) extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby;

(iv) amend or modify the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(v) amend or modify the provisions of this Section or the definition of the terms “Required Lenders,” “Required Revolving Facility Lenders,” “Required Term Loan Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on Effective Date); provided, that with respect to any action that, pursuant to the terms hereof on the Effective Date, is permitted to be taken with the consent of only the Required Term Loan Lenders or only the Required Revolving Facility Lenders, the percentage of the applicable Commitments or of the aggregate unpaid principal amount of the applicable Loans, or the number of Lenders, that shall be required for the Lenders or any of them to take any such action hereunder may be changed with the consent of all of the Lenders holding the Loans (and Commitments, if applicable) of the applicable Class;

(vi) release all or substantially all the Collateral or release any of the Borrower or any Subsidiary Guarantor from its Guarantee, unless such release occurs pursuant to Section 11.18, without the prior written consent of each Lender;

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in other Facilities, without the consent of the Required Revolving Facility Lenders or Required Term Loan Lenders, as applicable, participating in the adversely affected Facility (or, with respect to Bonding Facility Letters of Credit and the Bonding Accommodation Facility, the Bonding L/C Issuing Bank, or, with respect to the Term L/C Facility or Term Facility Letters of Credit, the Term L/C Issuing Bank) (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11);

(viii) [reserved];

(ix) amend or modify the Superpriority Claim status of the Lenders under the Orders or under any other Loan Documents without the consent of each Lender;

(xii) except as provided in Section 11.08(d), directly or indirectly, whether by amendment, waiver or otherwise, increase the advance rates set forth in the definition of the term Borrowing Base, add new asset categories to the Borrowing Base or otherwise cause the Borrowing Base or availability under the Revolving Facility provided for herein to be increased (other than reductions in Reserves implemented by the Administrative Agent in its reasonable discretion) without the written consent of the Supermajority Revolving Facility Lenders, provided that any such amendment, waiver or consent described in this clause (xii) shall be effective without the consent of any Lenders other than the Supermajority Revolving Facility Lenders;

(i) provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent an Issuing Bank hereunder or the Collateral Agent without the prior written consent of the Administrative Agent, such Issuing Bank or the Collateral Agent, as applicable, acting as such, at the effective date of such agreement, as applicable and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not of any other Class of Lenders) shall be effective with the consent of the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 11.08 and any consent by any Lender pursuant to this Section 11.08 shall bind any assignee of such Lender.

(c) Without the consent of the Lead Arranger or Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding anything herein to the contrary, the Borrower, the Administrative Agent and the Revolving Facility Lenders shall be permitted, in connection with the Revolving Facility Effective Date, without the consent of any other Person to amend this Agreement and the other Loan Documents as contemplated by Section 2.23 to facilitate the inclusion under this Agreement of a Future ABL Facility, including such amendments as are described in Section 2.23 and such other amendments as are necessary or appropriate in the good faith determination of the Administrative Agent and the Borrower; provided that no such other amendments shall, in the good faith determination of the Administrative Agent and the Borrower, adversely affect the rights of the Term Lenders hereunder or impose additional obligations hereunder adverse to the Term Lenders.

(e) Notwithstanding anything herein to the contrary, the Administrative Agent, with the consent of the Borrower or other applicable Loan Parties only, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency, omission, mistake or defect or correct any typographical error or other manifest error in any Loan Document.

SECTION 11.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 11.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents. To the extent that any provision herein is inconsistent with any term of the Orders, the Order shall control.

SECTION 11.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

SECTION 11.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 11.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 11.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 11.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 11.15 Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court and, if the

Bankruptcy Court does not have (or abstains from) jurisdiction, any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents (other than under any Security Document governed by a law other than the laws of the State of New York or with respect to any Collateral subject thereto), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 11.16 Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and the other Loan Parties furnished to it by or on behalf of the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 11.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 11.16), except (A) to the extent necessary to comply with law or any legal or regulatory process (including any self-regulatory authority) or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates, auditors and its, and its Affiliates’, respective partners, directors, officers, employees, agents, advisors and other representatives (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 11.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 11.16 or as shall be required to keep the same confidential pursuant to any letter or agreement with confidentiality provisions at least as restrictive as this Section 11.16), (F) to any direct or indirect contractual counterparty in any Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 11.16 or as shall be required to keep the same confidential pursuant to any letter or agreement with confidentiality provisions at least as restrictive as this Section 11.16), (G) with the consent of the Borrower, (H) to any nationally recognized rating agency in connection with ratings issued with respect to such Lender and (I) to other parties to this Agreement.

SECTION 11.17 Citigroup Direct Website Communications.

(a) Delivery. (i) Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. Nothing in this Section 11.17 shall prejudice the right of the Agents, the Lead Arranger or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

SECTION 11.18 Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of any of its assets (including any Equity Interests) to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to evidence the release of any Liens created by any Loan Document in respect of such assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Guarantor in a transaction permitted by Section 6.05 and as a result of which such Subsidiary Guarantor would cease to be a Wholly Owned Domestic Subsidiary, evidence the termination of such Subsidiary Guarantor’s obligations under the Guarantee and under the Security and Intercreditor Agreement. In addition, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to evidence the termination of the Liens and security interests created by the Loan Documents when all the Obligations are paid in full and discharged, all Letters of Credit and Commitments are terminated and all Other Secured Obligations are cash collateralized or backstopped in a manner acceptable to the applicable Lenders (other than contingent indemnification obligations for which no claim has been asserted). Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of the Borrower shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of. Any requirement for the Collateral Agent to take such action to evidence the releases of any Liens as set forth above shall be subject to the Collateral Agent’s receipt of a certification by the Borrower and applicable Loan Party stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

SECTION 11.19 U.S. Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the U.S. Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with the U.S. Patriot Act.

SECTION 11.20 No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

SECTION 11.21 Mortgaged Properties Acknowledgment. Each Lender by making or acquiring a Loan or interest therein or issuing a Letter of Credit acknowledges that no title insurance policies or surveys were or will be obtained with respect to Mortgages encumbering Mortgaged Property. Consequently, there is a substantial risk that the Mortgages encumbering any such Mortgaged Property (a) may be invalid or ineffective and, in such event, the Lenders would not have any recovery as a secured creditor or under any title insurance policy with respect thereto, (b) may be subject to title defects and other Liens that could have an adverse effect on the value of the Mortgaged Property or the Lenders’ ability to recover against same and (c) may not include all of the Mortgaged Property intended to be encumbered by a Mortgage (it being understood that the foregoing shall be subject in all respects to any express provisions to the contrary in the Interim Order or Final Order). Each Lender agrees that neither the Administrative Agent, the Lead Arranger, the Borrower (and its Subsidiaries) nor any of their officers, directors, agents, attorneys or other representatives shall have any liability to any Lender as a result of the foregoing.

SECTION 11.22 Designation of Secured Agreements.

(a) The Borrower and any Cash Management Bank or Hedge Bank may from time to time following the Revolving Facility Effective Date designate a Cash Management

Agreement or Swap Agreement permitted hereunder as a Secured Agreement upon written notice (a “Designation Notice”) to the Administrative Agent from the Borrower and such Cash Management Bank or Hedge Bank, in form reasonably acceptable to the Administrative Agent, which Designation Notice shall include a description of such Secured Agreement and the maximum amount of obligations thereunder which are to constitute obligations secured by the Collateral (the “Other Secured Obligations”) (each, a “Designated Amount”); provided that (x) no such Designated Amount with respect to any Secured Agreement shall constitute the Other Secured Obligations to the extent that, at the time of delivery of the applicable Designation Notice and after giving effect to such Designated Amount (including to the reserve for Secured Agreements to be established by the Administrative Agent in connection therewith), the Excess Availability would be less than zero and (y) any such Designated Amount shall constitute the Other Secured Obligations only to the extent that such Designated Amount, together with all other Designated Amounts under Secured Agreements theretofore designated hereunder and constituting the Other Secured Obligations, does not exceed an amount to be agreed by the Administrative Agent and Revolving Facility Lenders.

(b) The Borrower and any counterparty to a Secured Agreement may increase, decrease or terminate any Designated Amount in respect of such Secured Agreement upon written notice to the Administrative Agent; provided that any increase in a Designated Amount shall be deemed to be a new designation of a Designated Amount pursuant to a new Designation Notice and shall be subject to the limitations set forth in Section 11.22(a). No obligations under any Secured Agreement in excess of the applicable Designated Amount shall constitute the Other Secured Obligations hereunder or under the other Loan Documents.

(c) No counterparty to a Secured Agreement that obtains the benefits of Article X, any Security Document or any Collateral (including the application of any proceeds thereof) by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to any Other Secured Obligations, unless the Administrative Agent has received written notice of such Other Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable counterparty to a Secured Agreement.

SECTION 11.23 ORIGINAL ISSUE DISCOUNT LEGEND. THE LOANS ARE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE CODE. THE ISSUE PRICE, AMOUNT OF ORIGINAL DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH LOANS MAY BE OBTAINED BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO BORROWER AT THE ADDRESS SET FORTH HEREIN.

SECTION 11.24 Security and Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Administrative Agent pursuant to the Loan Documents and the exercise of any right or remedy by the Administrative Agent under any Loan Document with respect to Collateral are subject to the provisions of the Security and Intercreditor Agreement. In the event of any conflict between the terms of the Security and Intercreditor Agreement and this Agreement with respect to such matters, the terms of the Security and Intercreditor Agreement shall govern.

Each of the Lenders hereby authorizes and directs the Administrative Agent to enter into the Security and Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent in its various capacities thereunder may take such actions on its behalf as is contemplated by the terms of the Security and Intercreditor Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALPHA NATURAL RESOURCES, INC., as Borrower and Guarantor

By:	/s/ Phillip J. Cavatoni
Name:	Phillip J. Cavatoni
Title:	Executive Vice President & Chief Financial and Strategy Officer

Subsidiary Guarantors,

ALPHA AMERICAN COAL COMPANY, LLC
THUNDER MINING COMPANY II, INC.
ALEX ENERGY, INC.
ALPHA AMERICAN COAL HOLDING, LLC
ALPHA APPALACHIA HOLDINGS, INC.
ALPHA APPALACHIA SERVICES, INC.
ALPHA COAL RESOURCES COMPANY, LLC
ALPHA COAL SALES CO., LLC
ALPHA COAL WEST, INC.
ALPHA EUROPEAN SALES, INC.
ALPHA INDIA, LLC
ALPHA LAND AND RESERVES, LLC
ALPHA MIDWEST HOLDING COMPANY
ALPHA NATURAL RESOURCES, LLC
ALPHA NATURAL RESOURCES INTERNATIONAL, LLC
ALPHA NATURAL RESOURCES SERVICES, LLC
ALPHA PA COAL TERMINAL, LLC
ALPHA SHIPPING AND CHARTERING, LLC
ALPHA SUB EIGHT, LLC
ALPHA SUB ELEVEN, INC.
ALPHA SUB NINE, LLC
ALPHA SUB ONE, LLC
ALPHA SUB TEN, INC.
ALPHA SUB TWO, LLC
ALPHA TERMINAL COMPANY, LLC
ALPHA WYOMING LAND COMPANY, LLC
AMFIRE, LLC
AMFIRE HOLDINGS, LLC
AMFIRE MINING COMPANY, LLC
APPALACHIA COAL SALES COMPANY, INC.
APPALACHIA HOLDING COMPANY
ARACOMA COAL COMPANY, INC.
AXIOM EXCAVATING AND GRADING SERVICES, LLC

[SIGNATURE PAGE TO SUPERPRIORITY SECURED DIP CREDIT AGREEMENT]

BANDMILL COAL CORPORATION
BANDYTOWN COAL COMPANY
BARBARA HOLDINGS INC.
BARNABUS LAND COMPANY
BELFRY COAL CORPORATION
BIG BEAR MINING COMPANY
BLACK CASTLE MINING COMPANY, INC.
BLACK KING MINE DEVELOPMENT CO.
BLACK MOUNTAIN CUMBERLAND RESOURCES, INC.
BOONE EAST DEVELOPMENT CO.
BROOKS RUN MINING COMPANY, LLC
COAL GAS RECOVERY II, LLC
PENNSYLVANIA LAND RESOURCES, LLC
BROOKS RUN SOUTH MINING, LLC
BUCHANAN ENERGY COMPANY, LLC
CASTLE GATE HOLDING COMPANY
CLEAR FORK COAL COMPANY
CRYSTAL FUELS COMPANY
CUMBERLAND COAL RESOURCES, LP (By: Pennsylvania Services Corporation, as general partner)
DEHUE COAL COMPANY
DELBARTON MINING COMPANY
DELTA MINE HOLDING COMPANY
DFDSTE CORP.
DICKENSON-RUSSELL COAL COMPANY, LLC
DICKENSON-RUSSELL LAND AND RESERVES, LLC
DRIH CORPORATION
DUCHESS COAL COMPANY
EAGLE ENERGY, INC.
ELK RUN COAL COMPANY, INC.
EMERALD COAL RESOURCES, LP (By: Pennsylvania Services Corporation, as general partner)
ENTERPRISE MINING COMPANY, LLC
ESPERANZA COAL CO., LLC
FOUNDATION MINING, LLC
FOUNDATION PA COAL COMPANY, LLC
FOUNDATION ROYALTY COMPANY
FREEPORT MINING, LLC
FREEPORT RESOURCES COMPANY, LLC
GOALS COAL COMPANY
GREEN VALLEY COAL COMPANY
GREYEAGLE COAL COMPANY
HARLAN RECLAMATION SERVICES LLC
HERNDON PROCESSING COMPANY, LLC
HIGHLAND MINING COMPANY
HOPKINS CREEK COAL COMPANY
INDEPENDENCE COAL COMPANY, INC.
JACKS BRANCH COAL COMPANY
JAY CREEK HOLDING, LLC

[SIGNATURE PAGE TO SUPERPRIORITY SECURED DIP CREDIT AGREEMENT]

KANAWHA ENERGY COMPANY
KEPLER PROCESSING COMPANY, LLC
KINGSTON MINING, INC.
KINGWOOD MINING COMPANY, LLC
KNOX CREEK COAL CORPORATION
LAUREN LAND COMPANY
LAXARE, INC.
LITWAR PROCESSING COMPANY, LLC
LOGAN COUNTY MINE SERVICES, INC.
LONG FORK COAL COMPANY
LYNN BRANCH COAL COMPANY, INC.
MAPLE MEADOW MINING COMPANY
MARFORK COAL COMPANY, INC.
MARTIN COUNTY COAL CORPORATION
MAXXIM REBUILD CO., LLC
MAXXIM SHARED SERVICES, LLC
MAXXUM CARBON RESOURCES, LLC
MCDOWELL-WYOMING COAL COMPANY, LLC
MILL BRANCH COAL CORPORATION
NEW RIDGE MINING COMPANY
NEW RIVER ENERGY CORPORATION
NEWEAGLE INDUSTRIES, INC.
NICEWONDER CONTRACTING, INC.
NORTH FORK COAL CORPORATION
OMAR MINING COMPANY
PARAMONT COAL COMPANY VIRGINIA, LLC
PAYNTER BRANCH MINING, INC.
PEERLESS EAGLE COAL CO.
PENNSYLVANIA LAND HOLDINGS COMPANY, LLC
PENNSYLVANIA LAND RESOURCES HOLDING COMPANY, LLC
PENNSYLVANIA SERVICES CORPORATION
PERFORMANCE COAL COMPANY
PETER CAVE MINING COMPANY
PIGEON CREEK PROCESSING CORPORATION
PILGRIM MINING COMPANY, INC.
PIONEER FUEL CORPORATION
PLATEAU MINING CORPORATION
POWER MOUNTAIN COAL COMPANY
PREMIUM ENERGY, LLC
RAWL SALES & PROCESSING CO.
REPUBLIC ENERGY, INC.
RESOURCE DEVELOPMENT LLC
RESOURCE LAND COMPANY LLC
RIVER PROCESSING CORPORATION
RIVERSIDE ENERGY COMPANY, LLC
RIVERTON COAL PRODUCTION INC.
ROAD FORK DEVELOPMENT COMPANY, INC.
ROBINSON-PHILLIPS COAL COMPANY
ROCKSPRING DEVELOPMENT, INC.
ROSTRAVER ENERGY COMPANY

[SIGNATURE PAGE TO SUPERPRIORITY SECURED DIP CREDIT AGREEMENT]

RUM CREEK COAL SALES, INC.
RUSSELL FORK COAL COMPANY
SHANNON-POCAHONTAS COAL CORPORATION
SHANNON-POCAHONTAS MINING COMPANY
SIDNEY COAL COMPANY, INC.
SPARTAN MINING COMPANY
STIRRAT COAL COMPANY
SYCAMORE FUELS, INC.
T. C. H. COAL CO.
TENNESSEE CONSOLIDATED COAL COMPANY
TRACE CREEK COAL COMPANY
TWIN STAR MINING, INC.
WABASH MINE HOLDING COMPANY
WARRICK HOLDING COMPANY
WEST KENTUCKY ENERGY COMPANY
WHITE BUCK COAL COMPANY
WILLIAMS MOUNTAIN COAL COMPANY
WYOMAC COAL COMPANY, INC., each as a Subsidiary Guarantor

Executing this Agreement as an authorized officer of each of the foregoing persons on behalf of and so as to bind the persons named above under the caption “Subsidiary Guarantors”

By:	/s/ Richard H. Verheij
Name:	Richard H. Verheij
Title:	Secretary

[SIGNATURE PAGE TO SUPERPRIORITY SECURED DIP CREDIT AGREEMENT]

Citibank, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Allister Chan
Name:	Allister Chan
Title:	Vice President

Citicorp North America, Inc., as Lender

By:	/s/ Allister Chan
Name:	Allister Chan
Title:	Vice President

Citibank, N.A., as Bonding L/C Issuing Bank

By:	/s/ Allister Chan
Name:	Allister Chan
Title:	Vice President

Citibank, N.A., as Term L/C Issuing Bank

By:	/s/ Allister Chan
Name:	Allister Chan
Title:	Vice President

Citigroup Global Markets Inc., as Lead Arranger

By:	/s/ Shane V. Azzara
Name:	Shane V. Azzara
Title:	Director and Vice President

[SIGNATURE PAGE TO SUPERPRIORITY SECURED DIP CREDIT AGREEMENT]

EXHIBIT A

[FORM OF]

ADMINISTRATIVE QUESTIONNAIRE

[On file with the Administrative Agent]

A-1

EXHIBIT B

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Superpriority Secured Debtor-in-Possession Credit Agreement identified below (as may be amended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [Identify Lender]]

3.	Borrower:	Alpha Natural Resources, Inc.

4.	Administrative Agent: Citibank, N.A., as Administrative Agent under the Credit Agreement

5.	Credit Agreement: The Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of August 6, 2015, among ALPHA NATURAL RESOURCES, INC., a Delaware corporation and a debtor and debtor-in-possession in the Cases (“Borrower”), the SUBSIDIARY GUARANTORS party thereto from time to time, each a debtor and debtor-in-possession in the Cases, the LENDERS party thereto from time to time, the ISSUING BANKS party thereto from time to time, Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders and the other parties thereto.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[1]
[Term Loans]				%
[Revolving Facility Commitment]				%

Effective Date:             ,     , 201    .2

[1]	Set forth, to at least 9 decimals, as a percentage of the applicable Commitment/Loans of all Lenders thereunder.
[2]	To be completed by the Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:

Name:
Title:

[Consented to and][3] Accepted:
CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[3]	Consents to be included to the extent required by Section 11.04(b) of the Credit Agreement.

[Consented to:
[EACH ISSUING BANK], as Issuing Bank

By:
Name:
Title:][4]

[4]	Consents to be included to the extent required by Section 11.04(b) of the Credit Agreement.

[Consented to:
ALPHA NATURAL RESOURCES, INC., as Borrower

By:
Name:
Title:][5]

[5]	Consents to be included to the extent required by Section 11.04(b) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

I. Representations and Warranties.

A. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

B. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Foreign Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (vi) if it has a Revolving Facility Commitment, it has the capacity to make Revolving Facility Loans in Dollars; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

II. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest,

fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

III. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

[FORM OF]

BORROWING REQUEST

Citbank, N.A.,

Citi Global Loans

1615 Brett Road OPS III

New Castle, Delaware 19720

Attention: Kimberly Shelton

Telecopy:

With copy to:

Davis Polk & Wardwell LLP

450 Lexington Ave.

New York, New York 10170

Attention: Kenneth J. Steinberg, Esq.

Telecopy:

[Date]

Ladies and Gentlemen:

Reference is made to the Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of August 6, 2015 (the “Credit Agreement”), among ALPHA NATURAL RESOURCES, INC., a Delaware corporation and a debtor and debtor-in-possession in the Cases (“Borrower”), the SUBSIDIARY GUARANTORS party thereto from time to time, each a debtor and debtor-in-possession in the Cases, the LENDERS party thereto from time to time, the ISSUING BANKS party thereto from time to time, CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, and the other parties thereto. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Borrowing Request and the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

1.	Facility: [Revolving Facility][Term Facility]

2.	Aggregate Amount of Borrowing:[1]

3.	Date of Borrowing (which shall be a Business Day):

4.	Type of Borrowing (ABR or Eurocurrency):

5.	Interest Period (if a Eurocurrency Borrowing):[2]

6.	Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:

The Borrower hereby represents and warrants that the applicable conditions specified in paragraphs (e), (f), (g), (h) and (i) of Section 4.02 of the Credit Agreement will be satisfied on the date and time of the Borrowing (both before and after such Borrowing).

[Remainder of Page Intentionally Blank]

[1]	Not less than $5 million in the case of a Eurocurrency Borrowing or $1 million in the case of an ABR Borrowing, and, in each case, an integral multiple of $1 million thereafter.
[2]	Which must comply with the definition of “Interest Period” and end not later than the applicable Maturity Date.

Very truly yours,

ALPHA NATURAL RESOURCES, INC., as the Borrower

By:
Name:
Title:

EXHIBIT D

[FORM OF]

JOINDER AGREEMENT

Reference is made to the Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of August 6, 2015 (the “Credit Agreement”), among ALPHA NATURAL RESOURCES, INC., a Delaware corporation and a debtor and debtor-in-possession in the Cases (“Borrower”), the SUBSIDIARY GUARANTORS party thereto from time to time, each a debtor and debtor-in-possession in the Cases, the LENDERS party thereto from time to time, the ISSUING BANKS party thereto from time to time, CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, and the other parties thereto. Terms defined in the Credit Agreement are used herein with the same meanings.

W I T N E S S E T H:

WHEREAS, the Borrower and the Subsidiary Guarantors have entered into the Credit Agreement and the Security and Intercreditor Agreement in order to induce the Lenders to make the Loans and the Issuing Banks to issue Letters of Credit to or for the benefit of the Borrower; and

WHEREAS, pursuant to Section 5.10(a) of the Credit Agreement subject to certain limitations and exceptions set forth therein, the undersigned Wholly Owned Domestic Subsidiary (the “New Subsidiary Guarantor”) is required to become a Subsidiary Guarantor under the Credit Agreement by executing a joinder agreement.

NOW, THEREFORE, the Administrative Agent and the New Subsidiary Guarantor hereby agree as follows:

1. Joinder as Subsidiary Guarantor. In accordance with Section 5.10 of the Credit Agreement, the New Subsidiary Guarantor by its signature below becomes a Subsidiary Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor. The New Subsidiary Guarantor hereby agrees to all the terms and provisions of the Credit Agreement applicable to it as a Subsidiary Guarantor. Each reference to a Guarantor or Subsidiary Guarantor in the Credit Agreement shall be deemed to include the New Subsidiary Guarantor.

2. Representations and Warranties. The New Subsidiary Guarantor represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Loan Document applicable to the undersigned as a Subsidiary Guarantor is true and correct in all material respects immediately after giving effect to this Joinder Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

3. Schedules. All information that would have been required to be set forth on (A) Schedule 3.07(a), Schedule 3.07(g) and Schedule 3.15(vii) (which additions to such Schedule 3.15(vii) shall be disregarded except for purposes of Section 3.15(vii) of the Credit Agreement) of the Credit Agreement and/or (B) Schedules I through IX of the Perfection Certificate, in each case with respect to the New Subsidiary Guarantor and its subsidiaries if the New Subsidiary Guarantor had been a signatory to the Credit Agreement on the Effective Date is, as of the date hereof, set forth on Exhibit A hereto.

4. Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5. Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

6. No Waiver. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

7. Notices. All notices, requests and demands to or upon the New Subsidiary Guarantor, any Agent or any Lender shall be governed by the terms of Section 11.01 of the Credit Agreement.

8. JURISDICTION, VENUE, SERVICE OF PROCESS AND WAIVER OF JURY TRIAL. The provisions set forth in Sections 11.11 and Section 11.15 of the Credit Agreement shall apply as if fully set forth herein, mutatis mutandis.

[Remainder of Page Intentionally Empty]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[Name of New Subsidiary Guarantor]

By:
Name:
Title:

Address for Notices:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT E

[RESERVED]

E-1

EXHIBIT F-1

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-US Lenders That Are Not Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Loan(s) held by the undersigned pursuant to the SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of August 6, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ALPHA NATURAL RESOURCES, INC., a Delaware corporation and a debtor and debtor-in-possession in the Cases (the “Borrower”), the SUBSIDIARY GUARANTORS party thereto from time to time, each a debtor and debtor-in-possession in the Cases, the LENDERS party thereto from time to time, the ISSUING BANKS party thereto from time to time, CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, and the other parties thereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower or the Administrative Agent of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in one of the two immediately preceding calendar years.

F-1-1

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

F-1-2

EXHIBIT F-2

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-US Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Loan(s) held by the undersigned pursuant to the SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of August 6, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ALPHA NATURAL RESOURCES, INC., a Delaware corporation and a debtor and debtor-in-possession in the Cases (the “Borrower”), the SUBSIDIARY GUARANTORS party thereto from time to time, each a debtor and debtor-in-possession in the Cases, the LENDERS party thereto from time to time, the ISSUING BANKS party thereto from time to time, CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, and the other parties thereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E from each of its partners/members claiming the portfolio interest exemption and, if applicable, an Internal Revenue Service Form W-8IMY from each of its partners/members that is not a beneficial owner of such Loan(s), together with a United States Tax Compliance Certificate executed by each such partner/member claiming, on behalf of any of its partners/members, the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower or the Administrative Agent of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with

F-2-1

a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in one of the two immediately preceding calendar years.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

F-2-2

EXHIBIT F-3

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-US Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Loan(s) held by the undersigned pursuant to the SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of August 6, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ALPHA NATURAL RESOURCES, INC., a Delaware corporation and a debtor and debtor-in-possession in the Cases (the “Borrower”), the SUBSIDIARY GUARANTORS party thereto from time to time, each a debtor and debtor-in-possession in the Cases, the LENDERS party thereto from time to time, the ISSUING BANKS party thereto from time to time, CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, and the other parties thereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in one of the two immediately preceding calendar years.

F-3-1

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

F-3-2

EXHIBIT F-4

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-US Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Loan(s) held by the undersigned pursuant to the SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of August 6, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ALPHA NATURAL RESOURCES, INC., a Delaware corporation and a debtor and debtor-in-possession in the Cases (the “Borrower”), the SUBSIDIARY GUARANTORS party thereto from time to time, each a debtor and debtor-in-possession in the Cases, the LENDERS party thereto from time to time, the ISSUING BANKS party thereto from time to time, CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, and the other parties thereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E from each of its partners/members claiming the portfolio interest exemption and, if applicable, an Internal Revenue Service Form W-8IMY from each of its partners/members that is not a beneficial owner of such Loan(s), together with a United States Tax Compliance Certificate executed by each such partner/member claiming, on behalf of any of its partners/members, the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in one of the two immediately preceding calendar years.

F-4-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

F-4-2

EXHIBIT G

[RESERVED]

G-1

EXHIBIT H

[FORM OF]

13-WEEK PROJECTIONS

[Provided under separate cover.]

H-1

EXHIBIT I

[RESERVED]

I-1

EXHIBIT J

[FORM OF]

INTERIM ORDER

[Provided under separate cover.]

J-1

EXHIBIT K-1

[FORM OF]

TERM LOAN NOTE

Payee: [NAME OF LENDER]	New York, New York

Principal Amount: $[ ]	[DATE]

FOR VALUE RECEIVED, the undersigned, Alpha Natural Resources, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Term Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each such Term Loan from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of August 6, 2015 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, certain subsidiaries of the Borrower, as Subsidiary Guarantors, the Lenders and Issuing Banks party thereto from time to time and Citibank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Term Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Term Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is entitled to the benefits of the guarantee provided in Article X of the Credit Agreement and is secured by the Collateral as provided in the Orders and the Security Documents.

Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York and (to the extent applicable) the Bankruptcy Code.

K-1-1

ALPHA NATURAL RESOURCES, INC.,

By:
Name:
Title:

K-1-2

EXHIBIT K-2

[FORM OF]

REVOLVING FACILITY NOTE

Payee: [NAME OF LENDER]	New York, New York

Principal Amount: $[ ]	[DATE]

FOR VALUE RECEIVED, the undersigned, Alpha Natural Resources, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Revolving Facility Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each such Revolving Facility Loan from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of August 6, 2015 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, certain subsidiaries of the Borrower, as Subsidiary Guarantors, the Lenders and Issuing Banks party thereto from time to time and Citibank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Revolving Facility Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Revolving Facility Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is entitled to the benefits of the guarantee provided in Article X of the Credit Agreement and is secured by the Collateral as provided in the Orders and the Security Documents.

Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York and (to the extent applicable) the Bankruptcy Code.

ALPHA NATURAL RESOURCES, INC.,

By:
Name:
Title:

Schedule 1.01(a)

Term Loan Commitments

As of the Effective Date, the aggregate amount of the Term Loan Commitments is $300,000,000.

Schedule 1.01(b)

Revolving Facility Commitments

[N/A as of Effective Date].

Schedule 1.01(e)

Pre-Petition Letters of Credit

[See attached]

Alpha Natural Resources Letters of Credit as of July 31, 2015

Issued Under the Revolver (Obligor: Alpha Natural Resources, Inc.)
Issuing Bank	Issue Date	Number	Beneficiary	Applicant	Expiration Date	Amount	Annual Fee	Purpose of LC

PNC				Alpha Natural Resources, LLC		1,000,000	3.125%

PNC				Cumberland Coal Resources, LP		400,000	3.125%

PNC				Alpha Natural Resources, Inc		53,000,000	3.125%

PNC				Alpha Natural Resources, LLC		246,636	3.125%

PNC				Alpha Natural Resources, LLC		13,521,518	3.125%

PNC				Alpha Natural Resources, LLC		50,000	3.125%

PNC				Alpha Natural Resources, LLC		563,000	3.125%

PNC				Alpha Natural Resources, Inc		6,000,000	3.125%

PNC				Alpha Natural Resources, Inc		4,790,000	3.125%
PNC				Alpha Natural Resources, LLC - on behalf of AMFIRE Mining Company, LLC		50,000	3.125%
PNC				Alpha Natural Resources, Inc		5,000,000	3.125%

PNC				Foundation Coal Corporation		14,200,000	3.125%

Citi				Alpha Natural Resources, Inc		11,964,860

Citi				Alpha Natural Resources, Inc		5,500,000

PNC				Alpha Natural Resources, LLC		34,400,000	3.125%

PNC				Alpha Natural Resources, LLC		1,444,989	3.125%

PNC				Alpha Natural Resources, Inc		10,000,000	3.125%

PNC				Alpha Natural Resources, Inc		20,500,000	3.125%

PNC				Cumberland Coal Resources		978,588	3.125%

PNC				Warrick Holding Company		4,463,316	3.125%

PNC				Emerald Coal Resources, LP		588,744	3.125%

PNC				Maple Meadow Mining Company		2,506,140	3.125%

                                         Total issued under the Revolver:$ 191,167,791

Summary as of July 31, 2015

	Facility	Utilized	Available
Revolver	449.0	191.2	257.8

Total	$449.0	$191.2	257.8

Schedule 2.01

Revolving Lender Applicable Percentage

[N/A as of Effective Date].

Schedule 2.05 (a)

Issuing Banks

[N/A as of Effective Date].

Schedule 2.23

Future ABL Facility Terms

“Billed Receivable” means an Account (or, in jurisdictions not subject to the UCC, an account or similar term as defined under local law) in respect of which an invoice has been issued to the related Account Debtor (or obligor).

“Borrowing Base” shall mean, at any time of determination, an amount (calculated based on the most recent Borrowing Base Certificate delivered to the Administrative Agent in accordance with this Agreement) equal to (w) 85% of Eligible Billed Receivables, plus (x) 75% of Eligible Unbilled Receivables, plus (y) 100% of Qualified Cash (not to exceed $50 million); provided, that Qualified Cash (x) shall only be included in the Borrowing Base for purposes of determining the permissibility of the issuance of or amendment to any R/C Letter of Credit (and shall be disregarded for the purposes of determining whether sufficient Borrowing Base exists to support the making of any Revolving Facility Loan) and (y) shall not be included in the Borrowing Base for purposes of reducing or eliminating any Borrowing Base Deficiency except to the extent of any then-outstanding Revolving L/C Exposure.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit I hereto (with such changes therein as may be required by the Agent to reflect the components of, and Reserves against, the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete in all material respects (with any error that increases the Borrowing Base by more than [1.0]% being material inaccuracy) by a Responsible Officer of the Borrower, which shall include detailed calculations as to the Borrowing Base as reasonably requested by the Administrative Agent.

“Borrowing Base Deficiency” shall mean, at any time, the existence of Revolving Facility Credit Exposure which is in excess of the Line Cap.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable.

“Dilution Ratio” means, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the 12 most recently ended fiscal months divided by (b) total gross sales for the 12 most recently ended fiscal months.

“Dilution Reserve” shall mean, at any date, the product of (a) the excess (if positive) of (i) the applicable Dilution Ratio minus (ii) 5.0% multiplied by (b) the Eligible Receivables of the Borrower and the other Loan Parties on such date.

“Eligible Receivable” shall mean, as of any date of determination, an Account (or, in jurisdictions not subject to the UCC, an account or similar term as defined under local law) held by a Loan Party:

a)	that (i) is due and payable within 60 days of (I) with respect to any Billed Receivable, the date on which the invoice with respect thereto was generated and (II) with respect to any Unbilled Receivable, the earlier of (x) the date on which the invoice with respect thereto is generated and (y) the date on which the coal or other products that are the subject thereof were delivered to the applicable Account Debtor and (ii) is not (I) unpaid (in whole or in part) for more than sixty (60) days after its due date (which due date, if no due date is specified, shall be calculated as thirty (30) days from the relevant invoice date) or (II) owed by a Person unable to make payments on its obligations when due or a Person in or subject to bankruptcy, receivership or any similar insolvency proceedings;

b)	that is not a liability of an Excluded Obligor or an obligor with respect to which more than 25% of the aggregate outstanding balance of all Accounts owing by such obligor to the Borrower and its Subsidiaries are (x) more than sixty (60) days past its due date (which due date, if no due date is specified, shall be calculated as thirty (30) days from the relevant invoice date);

c)	does not arise under a contract or agreement that (a)(i) expressly prohibits the assignment of the receivable or Account arising under such contract or agreement (ii) expressly prohibits the assignment of such contract or agreement and does not expressly permit assignment of the receivable or Account arising under such contract or agreement, and (b) is governed by a jurisdiction the laws of which the Administrative Agent has not expressly determined invalidate express or implied anti-assignment provisions in such contract or agreement relating to the rights to payment thereunder;

d)	where the Accounts of the relevant Account Debtor held by the Loan Parties represent no more than 20% of the Eligible Receivables at such time (with any excess beyond such 20% being excluded from Eligible Receivables pursuant to this clause (d));

e)	that is denominated and payable in Dollars in the United States of America and is not represented by a note or other negotiable instrument or by chattel paper; provided, for the avoidance of doubt that an Account shall not be deemed to be represented by a negotiable instrument solely because it is supported by a letter of credit;

f)

with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Account or the contract or agreement therefor, (ii) asserting the bankruptcy or insolvency of an obligor thereunder; unless, in the case of a bankruptcy proceeding occurring under the Bankruptcy Code, the applicable Account holder has been designated as a “critical vendor” and the obligor thereunder has obtained (A) in the case of any Account originated pre-petition, a final court order approving the payment of the pre-petition claims of such Account holder on an administrative priority basis, (B) a standby letter of credit or similar type of financial instrument or arrangement that secures payment by the obligor or (C) in the case of any Account originated post-petition, (1) a final court order approving the payment of the post-petition claims of such Account holder on an administrative priority basis and (2) a debtor-in-possession financing facility, and management of the applicable Account holder reasonably believes that such financing will be available to pay the Account owing by such obligor, and, in any such case, such obligor has agreed post-petition to pay the Account owing by such obligor on a current basis in accordance with its terms, (iii) seeking payment of such Account or payment and performance of a contract or agreement therefor or (iv) seeking any determination or ruling that would reasonably be expected to materially and adversely affect the validity or enforceability of such Account or the contract or agreement therefor;

g)	that is not an Account (i) with respect to which the Borrower’s or applicable Subsidiary’s customer relationship with the obligor thereof arises as a result of an acquisition after the Effective Date or (ii) that was originated in accordance with standards established by another Person acquired by the Borrower or any Subsidiary after the Effective Date, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and then only for the period prior to any such approval;

h)	that does not represent partially performed or unperformed services, a “milestone” billing or “sale or return” goods and does not arise from a transaction for which any additional performance by the Borrower or any Subsidiary, or acceptance by or other act of the obligor thereunder, including any required submission of documentation, remains to be performed as a condition to any payments on such Account or the enforceability of such Account under applicable law;

i)	that is not the liability of an obligor that has any claim against or affecting the Borrower or the Subsidiaries or the property of the Borrower or the Subsidiaries which gives rise to a right of set-off against such Account, but limited solely to the amount of such set-off;

j)	that represents the genuine, legal, valid and binding obligation of the obligor thereunder enforceable by the holder thereof in accordance with its terms;

k)	that is entitled to be paid pursuant to the terms of the contract or agreement therefor and has not been paid in full or been compromised, adjusted, extended, reduced, satisfied, subordinated, rescinded or modified;

l)	that does not contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the contract or agreement therefor is in violation of any such law, rule or regulation;

m)	where under the terms of the related contract or agreement, the right to payment thereof (and any other interest in the Account) may be freely assigned, including as a result of compliance with applicable law (or with respect to which, the prohibition on the assignment of rights to payment are made fully ineffective under applicable law);

n)	(i) that is payable solely and directly to the Borrower or a Loan Party and not to any other Person (including any shipper of the goods that gave rise to such Account), and (ii) no portion of such Account does not constitute Collateral;

o)	with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Account or the contract or agreement therefor have been duly obtained, effected or given and are in full force and effect;

p)	that is created through the provision of goods or services by the Borrower or a Loan Party in the ordinary course of its business;

q)	is not an Account that was created on “cash on delivery” terms;

r)	that does not constitute a rebilled amount arising from a deduction taken by an obligor with respect to a previously arising Account;

s)	as to which the Borrower or a Loan Party has a first priority perfected ownership interest and in which the Administrative Agent has a first priority perfected security interest, in each case not subject to any Lien, right, claim, security interest or other interest of any other Person (other than the Lien of the Administrative Agent for the benefit of the Secured Parties and other Permitted Collateral Liens);

t)	no portion of such Account represents sales tax;

u)	that does not represent the balance owed by an obligor on an Account in respect of which the obligor has made partial payment (other than any partial payment that specifically is permitted under the terms of the contract or agreement relating to such Account or a related letter of credit);

v)	with respect to which no check, draft or other item of payment was previously received that was returned unpaid or otherwise;

w)	which is an Unbilled Receivable or a Billed Receivable; provided, that, in the event such Account is an Unbilled Receivable, (1) the obligor in respect thereof is not domiciled in, or organized under the laws of, any jurisdiction outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions) and (2) and the delivery of the related goods or services represented by such Unbilled Receivable did not occur more than 30 days prior to the date on which the eligibility of such Unbilled Receivable is being determined;

x)	where the obligor of which is not a Governmental Authority, unless (i) each transfer and pledge of such Account is in compliance with all assignment of claims statutes and regulations applicable to such Governmental Authority’s Accounts or such other agreements have been entered into which are satisfactory to the Administrative Agent in its sole discretion, (ii) such Governmental Authority is a Governmental Authority of the United States (including any Governmental Authority of a state or local government that is a political subdivision of the United States), and (iii) the Administrative Agent shall have received evidence, to its reasonable satisfaction, that such Governmental Authority does not have a right of set-off against the Account Debtor thereof or any of its Affiliates that can be exercised against such Account;

y)	(i) that is a liability of an obligor domiciled in, and organized under the laws of, the United States of America (including the District of Columbia but otherwise excluding its territories and possessions), (ii) that is a liability of an obligor domiciled in Canada or the United Kingdom, (iii) that is a Permitted Foreign Receivable, or (iv) that is an Account fully supported by a letter of credit reasonably acceptable to the Administrative Agent (where the benefit of such letter of credit has been assigned to the Administrative Agent as Collateral security in a manner reasonable acceptable to the Administrative Agent);

z)	the obligor of which has been instructed to make all payments with respect thereto only (A) by check or money order mailed to the Collection Account or (B) by wire transfer or moneygram directly to the Collection Account;

aa)	where, if arising under a primary or base contract or agreement executed on or after the Effective Date, the contract or agreement under which such Account arises provides either that all payments with respect to Accounts arising thereunder are to be made by remitting payment directly to a Collection Account;

bb)	that is not (i) subject to any Lien created under coal mining leases that provide for royalty payments to be made by the lessee to the lessor and create a security interest in favor of the lessor to secure payment of such royalty payments, unless the applicable security interest remains unperfected or (ii) an Account created under coal mining leases that provide for royalty payments to be made by the lessee to the lessor if such royalty claims have super-priority claim status in connection with the Cases;

cc)

that arises under a contract or agreement (i) that is expressly governed by the law of (A) a State of the United States, (B) England or (C) another jurisdiction requested by the Borrower and as to which the Administrative Agent is satisfied (based on representations of the Borrower or otherwise) that the application of such law does not adversely affect the interest of the Borrower or the Administrative Agent in Accounts arising under such contract or agreement, or the exercise or enforcement of the Borrower’s a Loan Party’s or the Administrative Agent’s rights and remedies in respect of such Accounts and related rights and (ii) pursuant to which, in the event that the Account Debtor under such contract or agreement is not domiciled in the United States, Canada or England, such contract or agreement provides that disputes arising under the contract or agreement shall be: (A) adjudicated in a court in England or a state or federal court in the United States; or (B) submitted to arbitration at a site in England, Switzerland or the United States; and

dd)	that complies with such other criteria and requirements that the Administrative Agent has determined, in consultation with the Borrower, in the Administrative Agent’s commercially reasonable judgment to be necessary, as set forth in a written notice from the Administrative Agent to the Borrower prior to such date of determination;

provided, notwithstanding the foregoing, (1) the aggregate amount of Unbilled Receivables included in the definition hereof shall not, at any time of determination, exceed the Unbilled Receivables Cap and (2) the aggregate amount of Permitted Foreign Receivables included in the definition hereof shall not, at any time of determination, exceed the Permitted Foreign Receivables Cap.

“Excess Availability” shall mean, at any time, (i) the Line Cap, minus (2) the Revolving Facility Credit Exposure at such time.

“Excluded Obligor” shall mean any obligor (a) that is a Subsidiary or Affiliate of the Borrower, or (b) that is designated as an Excluded Obligor, based on the Administrative Agent’s commercially reasonable credit judgment of such obligor, in consultation with the Borrower.

“Excess Term Funding Reserve” shall mean, at any time on or after the Revolving Facility Effective Date, an amount equal to the lesser of (x) $100 million and (y) the excess, if any, of (i) the aggregate principal amount of all Term Loans outstanding at such time over (ii) $200 million.

“Fees Carve-Out Reserve” shall mean, at any time a reserve in an amount equal to $[        ].

“Line Cap” shall mean, at any time, (a) the lesser of (A) (i) the Borrowing Base minus (ii) the Excess Term Funding Reserve and (B) the Revolving Facility Commitments in effect at such time; minus (b) the Availability Block; minus (c) the Fees Carve-Out Reserve; minus (d) all other Reserves.

“Permitted Foreign Receivable” shall mean any Account (or, in jurisdictions not subject to the UCC, an account or any similar term as defined under local law) (in each case, other than such a receivable supported by a letter of credit) that is a liability of an obligor that is (i) domiciled in Switzerland, Sweden, Singapore, Luxembourg, Germany or Austria or any other country that may be consented to by the Administrative Agent (in its sole discretion) from time to time and (ii) has a long term credit rating of at least “BB” from S&P or at least “Ba2” from Moody’s or, in the case of this clause (ii), is otherwise acceptable to the Administrative Agent.

“Permitted Foreign Receivables Cap” shall mean, as of any date of determination, an amount equal to the lesser of (i) $35,000,000 and (ii) the product of 0.175 and the aggregate amount of Revolving Facility Commitments as of such date of determination.

“Reserve” shall mean, at any time of determination and without duplication, (a) a reserve for the Other Secured Obligations, (b) any Dilution Reserves, (c) the Excess Term Funding Reserve and (d) such other reserves as determined from time to time in the reasonable discretion of the Administrative Agent.

“Unbilled Receivable” shall mean an Account (or, in jurisdictions not subject to the UCC, an account or similar term as defined under local law) in respect of which (a) the goods that are the subject thereof have been delivered at the place where title and risk of loss passes (as determined pursuant to the related contract or agreement) to the Account Debtor (or obligor) and (b) no invoice has been issued to such Account Debtor (or obligor).

“Unbilled Receivables Cap” shall mean, as of any date of determination, the lesser of (i) $45,000,000 and (ii) the product of 0.225 and the aggregate amount of the Revolving Facility Commitments as of such date of determination.

Schedule 3.04

Government Approvals

None.

Schedule 3.07(a)

Material Real Property

PART 1:	Material Leased Real Property

Separately delivered to Agent.

PART 2:	Material Owned Real Property

Separately delivered to Agent.

Schedule 3.07(c)

Certain Mining Rights

None.

Schedule 3.07(d)

Intellectual Property

None.

Schedule 3.07(e)

Condemnation Proceedings

None.

Schedule 3.07(f)

Certain Real Property Option Rights

None.

Schedule 3.07(g)

Restricted Subsidiaries

Restricted Subsidiary	Jurisdiction of Organization	Percentage Ownership by Borrower or Restricted Subsidiaries
Alpha American Coal Company, LLC	DE	100% - Alpha American Coal Holding, LLC

Thunder Mining Company II, Inc.	WV	100% - Elk Run Coal Company, Inc.

Alex Energy, Inc.	WV	100% - Elk Run Coal Company

Alpha American Coal Holding, LLC	DE	100% - Alpha Natural Resources, Inc.

Alpha Appalachia Holdings, Inc.	DE	100% - Alpha Natural Resources, Inc.

Alpha Appalachia Services, Inc.	WV	100% - Appalachia Coal Sales Company, Inc.

Alpha Coal Resources Company, LLC	DE	100% - Alpha American Coal Company, LLC

Alpha Coal Sales Co., LLC	DE	100% - Alpha Natural Resources, LLC

Alpha Coal West, Inc.	DE	100% - Alpha Natural Resources, Inc.

Alpha European Sales, Inc.	VA	100% - Appalachia Coal Sales Company, Inc.

Alpha India, LLC	DE	100% - Alpha Natural Resources International, LLC

Alpha Land and Reserves, LLC	DE	100% - Maxxum Carbon Resources, LLC

Alpha Midwest Holding Company	DE	100% - Alpha American Coal Company, LLC

Alpha Natural Resources, LLC	DE	100% - Alpha Natural Resources, Inc.

Alpha Natural Resources International, LLC	DE	100% - Alpha Natural Resources, LLC

Alpha Natural Resources Services, LLC	DE	99% - Alpha Natural Resources, LLC; and 1% - AMFIRE Holdings, LLC (1%)

Alpha PA Coal Terminal, LLC	DE	100% - Foundation PA Coal Company, LLC

Restricted Subsidiary	Jurisdiction of Organization	Percentage Ownership by Borrower or Restricted Subsidiaries
Alpha Shipping and Chartering, LLC	DE	100% - Alpha Natural Resources, LLC

Alpha Sub Eight, LLC	DE	100% - Alpha Natural Resources, LLC

Alpha Sub Eleven, Inc.	DE	100% - Alpha Natural Resources, LLC

Alpha Sub Nine, LLC	DE	100% - Alpha Natural Resources, LLC

Alpha Sub One, LLC	DE	100% - Alpha Natural Resources, LLC

Alpha Sub Ten, Inc.	DE	100% - Alpha Natural Resources, LLC

Alpha Sub Two, LLC	DE	100% - Alpha Natural Resources, LLC

Alpha Terminal Company, LLC	DE	100% - Alpha Natural Resources, LLC

Alpha Wyoming Land Company, LLC	DE	100% - Alpha Natural Resources, Inc.

AMFIRE, LLC	DE	100% - Maxxum Carbon Resources, LLC

AMFIRE Holdings, LLC	DE	100% - AMFIRE, LLC

AMFIRE Mining Company, LLC	DE	99% - AMFIRE, LLC 1%- AMFIRE WV, L.P.

Appalachia Coal Sales Company, Inc.	VA	100% - Appalachia Holding Company

Appalachia Holding Company	VA	100% - Alpha Appalachia Holdings, Inc.

Aracoma Coal Company, Inc.	WV	100% - Elk Run Coal Company, Inc.

Axiom Excavating and Grading Services, LLC	DE	100% - Alpha Natural Resources, LLC

Bandmill Coal Corporation	WV	100% - Elk Run Coal Company, Inc.

Bandytown Coal Company	WV	100% - Long Fork Coal Company

Barbara Holdings Inc.	DE	100% - Riverton Coal Production Inc.

Restricted Subsidiary	Jurisdiction of Organization	Percentage Ownership by Borrower or Restricted Subsidiaries
Barnabus Land Company	WV	100% - Rawl Sales & Processing Co.

Belfry Coal Corporation	WV	100% - Knox Creek Coal Corporation

Big Bear Mining Company	WV	100% - Elk Run Coal Company, Inc.

Black Castle Mining Company, Inc.	WV	100% - Elk Run Coal Company, Inc.

Black King Mine Development Co.	WV	100% - Elk Run Coal Company, Inc.

Black Mountain Cumberland Resources, Inc.	VA	100% - Appalachia Holding Company

Boone East Development Co.	WV	100% - Appalachia Coal Sales Company, Inc.

Brooks Run Mining Company, LLC	DE	1% - AMFIRE WV, L.P.; and 99% - AMFIRE, LLC

Coal Gas Recovery II, LLC	DE	100% - Pennsylvania Land Resources Holding Company, LLC

Pennsylvania Land Resources, LLC	DE	100% - Pennsylvania Land Resources Holding Company, LLC

Brooks Run South Mining, LLC	DE	100% - Alpha Natural Resources, LLC

Buchanan Energy Company, LLC	VA	100% - Premium Energy, LLC

Castle Gate Holding Company	DE	100% - Alpha Midwest Holding Company

Clear Fork Coal Company	WV	100% - Long Fork Coal Company

Crystal Fuels Company	WV	100% - Sycamore Fuels, Inc.

Cumberland Coal Resources, LP	DE	99% - Foundation PA Coal Company, LLC 1% - Pennsylvania Services Corporation

Dehue Coal Company	WV	100% - Long Fork Coal Company

Delbarton Mining Company	WV	100% - Elk Run Coal Company, Inc.

Delta Mine Holding Company	DE	100% - Alpha Midwest Holding Company

Restricted Subsidiary	Jurisdiction of Organization	Percentage Ownership by Borrower or Restricted Subsidiaries
DFDSTE Corp.	DE	100% - Alpha American Coal Company, LLC

Dickenson-Russell Coal Company, LLC	DE	100% - Esperanza Coal Co., LLC

Dickenson-Russell Land and Reserves, LLC	DE	100% - Esperanza Coal Co., LLC

DRIH Corporation	DE	100% - Sidney Coal Company, Inc.

Duchess Coal Company	WV	100% - Long Fork Coal Company

Eagle Energy, Inc.	WV	100% - Long Fork Coal Company

Elk Run Coal Company, Inc.	WV	100% - Appalachia Holding Company

Emerald Coal Resources, LP	DE	99% - Foundation PA Coal Company, LLC 1% - Pennsylvania Services Corporation

Enterprise Mining Company, LLC	DE	100% - AMFIRE, LLC

Esperanza Coal Co., LLC	DE	100% - Alpha Natural Resources, LLC

Foundation Mining, LLC	DE	99% - Foundation PA Coal Company, LLC; and 1% -Pennsylvania Services Corporation

Foundation PA Coal Company, LLC	DE	100% - Alpha American Coal Company, LLC

Foundation Royalty Company	DE	100% - Alpha American Coal Company, LLC

Freeport Mining, LLC	DE	99% - Foundation PA Coal Company, LLC; and 1% - Pennsylvania Services Corporation

Freeport Resources Company, LLC	DE	100% - Alpha American Coal Company, LLC

Goals Coal Company	WV	100% - Performance Coal Company

Gray Hawk Insurance Company	KY	100% - Appalachia Holding Company

Green Valley Coal Company	WV	100% - Elk Run Coal Company, Inc.

Greyeagle Coal Company	KY	100% - Sidney Coal Company, Inc.

Restricted Subsidiary	Jurisdiction of Organization	Percentage Ownership by Borrower or Restricted Subsidiaries
Harlan Reclamation Services LLC	VA	100% - Resource Development LLC

Herndon Processing Company, LLC	WV	100% - McDowell-Wyoming Coal Company, LLC

Highland Mining Company	WV	100% - Alex Energy, Inc.

Hopkins Creek Coal Company	KY	100% - Long Fork Coal Company

Independence Coal Company, Inc.	WV	100% - Elk Run Coal Company, Inc.

Jacks Branch Coal Company	WV	100% - Rawl Sales & Processing Co.

Jay Creek Holding, LLC	DE	100% - Alpha Natural Resources, LLC

Kanawha Energy Company	WV	100% - Elk Run Coal Company, Inc.

Kepler Processing Company, LLC	WV	100% - McDowell-Wyoming Coal Company, LLC,

Kingston Mining, Inc.	WV	100% - Riverton Coal Production Inc.

Kingwood Mining Company, LLC	DE	1% - AMFIRE WV, L.P.; and 99% - AMFIRE, LLC

Knox Creek Coal Corporation	VA	100% - Martin County Coal Corporation

Lauren Land Company	KY	100% - Appalachia Coal Sales Company, Inc.

Laxare, Inc.	WV	100% - Boone East Development Co.

Litwar Processing Company, LLC	WV	100% - McDowell-Wyoming Coal Company, LLC

Logan County Mine Services, Inc.	WV	100% - Sidney Coal Company, Inc.

Long Fork Coal Company	KY	100% - Appalachia Holding Company

Lynn Branch Coal Company, Inc.	WV	100% - Rawl Sales & Processing Co.

Maple Meadow Mining Company	DE	100% - Alpha American Coal Company, LLC

Restricted Subsidiary	Jurisdiction of Organization	Percentage Ownership by Borrower or Restricted Subsidiaries
Marfork Coal Company, Inc.	WV	100% - Elk Run Coal Company, Inc.

Martin County Coal Corporation	KY	100% - Appalachia Holding Company

Maxxim Rebuild Co., LLC	DE	100% - Alpha Natural Resources, LLC

Maxxim Shared Services, LLC	DE	100% - Alpha Natural Resources Services, LLC

Maxxum Carbon Resources, LLC	DE	100% - Alpha Natural Resources, LLC

McDowell-Wyoming Coal Company, LLC	DE	100% - Alpha Natural Resources, LLC

Mill Branch Coal Corporation	VA	100% - Black Mountain Cumberland Resources, Inc.

New Ridge Mining Company	KY	100% - Sidney Coal Company, Inc.

New River Energy Corporation	WV	100% - Appalachia Coal Sales Company, Inc.

Neweagle Industries, Inc.	VA	100% - Riverton Coal Production Inc.

Nicewonder Contracting, Inc.	WV	100% - Premium Energy, LLC

North Fork Coal Corporation	VA	100% - Black Mountain Cumberland Resources, Inc.

Omar Mining Company	WV	100% - Elk Run Coal Company, Inc.

Paramont Coal Company Virginia, LLC	DE	100% - Maxxum Carbon Resources, LLC

Paynter Branch Mining, Inc.	WV	100% - Riverton Coal Production Inc.

Peerless Eagle Coal Co.	WV	100% - Elk Run Coal Company, Inc.

Pennsylvania Land Holdings Company, LLC	DE	100% - Alpha American Coal Company, LLC

Pennsylvania Land Resources Holding Company, LLC	DE	100% - Pennsylvania Services Corporation

Pennsylvania Services Corporation	DE	100% - Alpha American Coal Company, LLC

Restricted Subsidiary	Jurisdiction of Organization	Percentage Ownership by Borrower or Restricted Subsidiaries
Performance Coal Company	WV	100% - Elk Run Coal Company, Inc.

Peter Cave Mining Company	KY	100% - Rawl Sales & Processing Co.

Pigeon Creek Processing Corporation	VA	100% - Black Mountain Cumberland Resources, Inc.

Pilgrim Mining Company, Inc.	KY	100% - Martin County Coal Corporation

Pioneer Fuel Corporation	WV	100% - Riverton Coal Production Inc.

Plateau Mining Corporation	DE	100% - Alpha American Coal Company, LLC

Power Mountain Coal Company	WV	100% - Elk Run Coal Company, Inc.

Premium Energy, LLC	DE	100% - Alpha Natural Resources, LLC

Rawl Sales & Processing Co.	WV	100% - Elk Run Coal Company, Inc.

Republic Energy, Inc.	WV	100% - Elk Run Coal Company, Inc.

Resource Development LLC	VA	100% - Black Mountain Cumberland Resources, Inc.

Resource Land Company LLC	VA	100% - Black Mountain Cumberland Resources, Inc.

River Processing Corporation	DE	100% - Alpha American Coal Company, LLC

Riverside Energy Company, LLC	WV	100% - AMFIRE, LLC

Riverton Coal Production Inc.	DE	100% - Alpha American Coal Holding, LLC

Road Fork Development Company, Inc.	KY	100% - Elk Run Coal Company, Inc.

Robinson-Phillips Coal Company	WV	100% - Long Fork Coal Company

Rockspring Development, Inc.	DE	100% - Neweagle Industries, Inc.

Rostraver Energy Company	PA	100% - Long Fork Coal Company

Restricted Subsidiary	Jurisdiction of Organization	Percentage Ownership by Borrower or Restricted Subsidiaries
Rum Creek Coal Sales, Inc.	WV	100% - Rawl Sales & Processing Co.

Russell Fork Coal Company	WV	100% - Long Fork Coal Company

Shannon-Pocahontas Coal Corporation	WV	100% - Long Fork Coal Company

Shannon-Pocahontas Mining Company	WV	80% - Shannon-Pocahontas Coal Corporation; and 20% - Omar Mining Company

Sidney Coal Company, Inc.	KY	100% - Appalachia Holding Company

Spartan Mining Company	WV	100% - Elk Run Coal Company, Inc.

Stirrat Coal Company	WV	100% - Elk Run Coal Company, Inc.

Sycamore Fuels, Inc.	WV	100% - Rawl Sales & Processing Co.

T. C. H. Coal Co.	KY	100% - Long Fork Coal Company

Tennessee Consolidated Coal Company	TN	100% - Martin County Coal Corporation

Trace Creek Coal Company	PA	100% - Long Fork Coal Company

Twin Star Mining, Inc.	WV	100% - Premium Energy, LLC

Wabash Mine Holding Company	DE	100% - Alpha Midwest Holding Company

Warrick Holding Company	DE	100% - Alpha Midwest Holding Company

West Kentucky Energy Company	KY	100% - Sidney Coal Company, Inc.

White Buck Coal Company	WV	100% - Sidney Coal Company, Inc.

Williams Mountain Coal Company	WV	100% - Long Fork Coal Company

Wyomac Coal Company, Inc.	WV	100% - Long Fork Coal Company

Schedule 3.07(h)

Subscriptions

None.

Schedule 3.08(a)

Litigation

[omitted]

Schedule 3.08(b)

Violations

None.

Schedule 3.12

Taxes

None.

Schedule 3.15

Environmental Matters

None.

Schedule 3.15(vii)

Underground Storage Tanks

None.

Schedule 3.19

Labor Matters

None.

Schedule 3.20

Insurance

[omitted]

Schedule 6.05

Permitted Dispositions

[omitted]